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APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

St. Jude Medical
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of 2016 Annual Meeting and

Proxy Statement

ST. JUDE MEDICAL, INC.

One St. Jude Medical Drive
St. Paul, Minnesota 55117

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	8:30 a.m. central time Wednesday, May 4, 2016
PLACE	Minnesota History Center 345 Kellogg Boulevard West St. Paul, Minnesota 55102
	(1)	To elect three members to our Board of Directors for terms ending in 2019.
	(2)	To approve the compensation of our named executive officers.
	(3)	To approve the St. Jude Medical, Inc. 2016 Stock Incentive Plan.
	(4)	To approve amendments to our Articles of Incorporation and Bylaws to declassify our Board of Directors.
	(5)	To approve amendments to our Bylaws to implement proxy access.
	(6)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.
	(7)	To act on a shareholder proposal regarding supermajority voting if properly presented at the meeting.
	(8)	To transact such other business as may properly come before the meeting.
RECORD DATE	Holders of St. Jude Medical, Inc. common stock of record at the close of business on March 7, 2016 are entitled to notice of and to vote at the meeting.
PROXY VOTING
It is important that your shares be represented at the meeting, regardless of the number of shares you hold. PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on the different ways to vote your shares are found on the enclosed proxy form. You should vote by proxy even if you plan to attend the meeting. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the accompanying proxy statement.

Jason Zellers Vice President, General Counsel & Corporate Secretary

March 22, 2016

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St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, MN 55117

Proxy Statement for Annual Meeting of Shareholders
to be held on May 4, 2016

GENERAL INFORMATION ABOUT THE MEETING

       We are providing these proxy materials in connection with the solicitation by the Board of Directors of St. Jude Medical, Inc. ("St. Jude Medical," the "Company," "we" or "us") of proxies to be voted at our 2016 Annual Meeting of Shareholders and at any reconvening of this meeting following any adjournment thereof.

       You are cordially invited to attend the annual meeting on May 4, 2016, beginning at 8:30 a.m. central time. The meeting will be held at the Minnesota History Center, 345 Kellogg Boulevard West, St. Paul, Minnesota. The location is accessible to handicapped persons.

       Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials primarily over the internet. Accordingly, we have sent to most of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this proxy statement and our 2015 Annual Report on-line. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive one.

       Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 4, 2016: This Proxy Statement and Our 2015 Annual Report are Available at www.proxyvote.com.

       We are first making available this proxy statement and the forms of proxy and voting instructions on or about March 22, 2016 to holders of our common stock on March 7, 2016, the record date for the meeting.

Proxies and Voting Procedures

       Your vote is important. Because many shareholders cannot attend the annual meeting in person, it is necessary that a large number be represented by proxy. If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

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  Over the telephone by calling a toll-free number (if you received paper copies of our proxy materials)

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  Electronically, using the internet

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  By completing, signing and mailing the proxy card (if you received paper copies of our proxy materials)

       The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the Notice or on the enclosed proxy card. If you received paper copies of our proxy materials and wish to submit your proxy by mail, please return your signed proxy card to us before the meeting.

       If your shares are held in the name of a broker, bank or other nominee, then the broker, bank or other nominee is considered to be the shareholder of record with respect to those shares, and you must vote your shares in the manner prescribed by the broker, bank or other nominee. Your broker, bank or other nominee has provided a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares. If your shares are held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the broker, bank or other nominee to be able to vote at the meeting.

       You may revoke your proxy and change your vote at any time before your proxy is voted at the meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. If your shares are held in the name of a broker, bank or other nominee, contact your broker, bank or other nominee regarding how to revoke your proxy and change your vote.

       All shares entitled to vote at the meeting and represented by properly completed proxies received before the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you sign and return your proxy card or submit your proxy by telephone or internet and do not indicate how your shares should be voted on any particular matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Board of Directors on that matter, as set forth in this proxy statement.

       If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement was printed, the Company did not anticipate that any matters other than those set forth in the Notice of Annual Meeting of Shareholders would be raised at the meeting.

Shareholders Entitled to Vote

       Shareholders at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each matter properly brought before the meeting, and there is no cumulative voting.

       On the record date, March 7, 2016, there were 283,669,588 shares of common stock outstanding and, therefore, entitled to vote at the annual meeting.

Required Vote

       The presence, in person or by proxy, of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum at the meeting for the transaction of business.

       Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a broker, bank or other nominee holding shares for a beneficial owner is present in person or by proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the "NYSE"), brokers, banks and other nominees do not have discretionary authority to vote with respect to (i) the election of the Company's Directors, (ii) the advisory vote to approve the compensation of our named executive officers (the "Say on Pay Proposal"), (iii) the approval of the 2016 Stock Incentive Plan (the "Stock Incentive Plan Proposal"), (iv) the amendments to our Articles of Incorporation and Bylaws to declassify our Board of Directors (the "Declassification Proposal"), (v) the amendments to our Bylaws to implement proxy access (the "Proxy Access Proposal") and (vi) the shareholder proposal regarding supermajority voting (the "Shareholder Proposal").

       In an uncontested election (where, as at the annual meeting, the number of Director nominees does not exceed the number of Directors to be elected), our Articles of Incorporation provide that a Director is elected if the number of votes cast "for" a Director exceeds the number of votes cast "against" the election of that Director. To address a holdover provision in Minnesota law that allows a Director who has not been re-elected to remain in office until a successor is identified, our Principles of Corporate Governance require that any Director nominee who receives a greater number of votes "against" his or her election than votes "for" such election must promptly offer to tender his or her resignation following certification of the shareholder vote. The Governance and Nominating Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance and Nominating Committee's recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the Director's resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release. Any Director who offers to tender his or her resignation as described above will not participate in the Governance and Nominating Committee's recommendation or Board action regarding whether to accept the resignation offer.

       At any meeting for which the number of Director nominees exceeds the number of Directors to be elected, our Articles of Incorporation provide that Directors are elected by a plurality of the votes present and entitled to vote on the election of Directors. This means that if shareholders are electing three Directors, the three Director nominees receiving the highest number of votes will be elected.

       The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required to approve the Say on Pay Proposal, the Stock Incentive Plan Proposal, the Proxy Access Proposal and the Shareholder Proposal and to ratify the appointment of Ernst & Young LLP, our independent registered public accounting firm for 2016, provided that the total number of shares that voted in favor of each proposal constitutes more than 25% of our outstanding shares. The affirmative vote of at least 80% of the votes entitled to be cast by holders of all outstanding shares at the 2016 Annual Meeting of Shareholders is required to approve the Declassification Proposal.

       Abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the approval of such matter. Abstentions have no effect on the election of Directors and have the same effect as a vote "against" the other proposals. Broker "non-votes" on any matter will not be considered as present and entitled to vote for purposes of determining the approval of such matter.

Cost of Proxy Solicitation

       St. Jude Medical will pay the cost of soliciting proxies. We are soliciting proxies primarily by mail. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. These persons will not receive any additional compensation for providing this service.

       In accordance with the regulations of the SEC and the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

GOVERNANCE OF THE COMPANY

Board Leadership Structure

       The Board of Directors of St. Jude Medical is responsible for overseeing the business, property and affairs of the Company. Members of the Board are kept informed of the Company's business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its Committees.

       The Board is currently comprised of Mr. Daniel J. Starks, who has served as Executive Chairman of the Board since January 2016 and previously served as Chairman of the Board, President and Chief Executive Officer from 2004 to 2015; Mr. Michael T. Rousseau, who has served as Director, President and Chief Executive Officer since January 2016 and previously served as Chief Operating Officer since 2014 and held other positions of increasing responsibility with the Company since 1999; and eight independent Directors.

       St. Jude Medical's Board of Directors believes strongly in the value of an independent board of directors. Currently, 80% of the members of St. Jude Medical's Board of Directors are independent. All members of the key board committees – the Audit Committee, the Compensation Committee and the Governance and Nominating Committee – are independent. The Company has a Presiding Director who is an independent director with broad authority and responsibility as described below. The independent members of the Board of Directors also meet regularly without management, which meetings are chaired by the Presiding Director.

       The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the shareholders' interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an independent Director or a senior executive who serves on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces and are in the best position to evaluate the needs of the Company and how best to maximize the capabilities of the Directors and management to meet those needs.

       In January 2016, Mr. Starks retired as President and Chief Executive Officer of the Company and Mr. Rousseau was appointed to fill those positions and to serve on the Board of Directors. In connection with this transition, the Board determined that it was the best leadership structure at this time for the Company to separate the office of the Chairman of the Board from the office of the Chief Executive Officer. Mr. Starks, who had previously served as Chairman of the Board, was named Executive Chairman of the Board and remained an employee of the Company. As Executive Chairman, Mr. Starks will act as a strategic advisor to Mr. Rousseau, in addition to his governance and oversight responsibilities on the Board.

       The Board believes this leadership structure, together with the role of the Presiding Director, is currently in the best interest of St. Jude Medical and its shareholders. The role given to the Presiding Director helps ensure a strong independent and active Board while Mr. Starks' leadership as Executive Chairman enables St. Jude Medical and the Board to continue to benefit from Mr. Starks' skills and expertise, including his extensive knowledge of the Company and the medical device industry, and his experience successfully navigating St. Jude Medical through changing market dynamics. In addition, Mr. Rousseau will be able to focus on his new responsibilities as President and Chief Executive Officer while the Executive Chairman and the Presiding Director focus on managing the affairs of the Board of Directors.

       Mr. John W. Brown has served as Presiding Director since 2006. The Presiding Director plays an important role in the Board's governance structure. The Presiding Director works closely with the Executive Chairman, the Chief Executive Officer, and the other Directors, as appropriate, to set and approve the agenda for Board and Governance and Nominating Committee meetings, to ensure that there is an appropriate flow of information to the Board and to make sure that management properly and adequately addresses matters of interest to the Board. The Executive Chairman conducts the actual Board meetings, and the Presiding Director organizes and presides over all executive sessions of the non-management, independent Directors. The other principal responsibilities of the Presiding Director include:

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  Counseling the Executive Chairman and Chief Executive Officer on issues of interest or concern to the independent Directors;

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  Evaluating, along with the members of the Board, the Chief Executive Officer's performance, and meeting with the Chief Executive Officer to discuss the Board's evaluation;

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  Recommending to the Executive Chairman the retention of any consultants that report directly to the Board; and

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  Advising the Executive Chairman and the Chief Executive Officer concerning the independent Directors' views as to the quantity, quality and timeliness of the flow of information from management that is necessary for the independent Directors to effectively and responsibly perform their duties.

       The Presiding Director also serves as Chairman of the Governance and Nominating Committee, the principal Board committee charged with responsibility for the Board's governance structure. In this dual role, the Presiding Director facilitates the ability of non-management Directors to fulfill their responsibilities and provides a structure for communicating any concerns the non-management Directors may have directly to the Company's executive management.

       The Board is comprised of qualified and experienced leaders with the ability to act independently in providing oversight to the Company. Of the eight independent Directors serving on the Board, five are currently serving or have served as chief executive officers of other companies. Of the three independent Directors who have not served as a chief executive officer of a company, one Director served as chief financial officer of a multi-billion dollar manufacturer of specialty medical technology products, one served as chief marketing officer for one of the largest pharmaceutical companies in the world and one has held a number of leadership positions in two of the largest information technology companies in the world. Accordingly, we believe that all of our Directors have demonstrated seasoned leadership in large enterprises and are familiar with board processes. For additional information about the backgrounds and qualifications of the Directors, see "Director Qualifications" on page 8 of this proxy statement.

Board's Role in Risk Oversight

       The Board takes an active role in risk oversight of the Company both as a full Board and through its Committees. Through detailed reviews, discussions and presentations by executive management and other business leaders, the Board reviews and advises with respect to the Company's business strategies and financial plans, with attention and focus on the risks to achievement of these strategies and plans. Such risks include those inherent in the Company's businesses as well as the risks from external sources such as competitors, the economy and credit markets, and regulatory and legislative developments. In addition, leaders of the Company's key functional areas (e.g., IT, Legal and Regulatory) regularly update the Board on risks in their areas.

       At least annually, management provides a report to the Board identifying the principal risks facing the Company and its subsidiaries. Management identifies and prioritizes these risks and also evaluates the Company's preparedness to respond to the most significant of these risks, if realized. The risks and risk mitigation plans are then reported to and reviewed with the Board. This report is intended to assist the Board in its evaluation of the Company's risk management practices and to promote a culture that actively identifies and manages risk. The Company also assesses significant strategic and operational risks as part of its operating and strategic plans that it presents to the Board on an annual basis. More in-depth information and discussion of particular risk areas may be provided upon request of the Board.

       Each year management also conducts an assessment of financial risks to the Company and reports its findings to the Audit Committee, which in turn provides a summary to the full Board. The financial risk assessment process is facilitated by St. Jude Medical's Global Internal Audit team. Members of the Internal Audit team interview key department and functional leaders from a global cross-section of the Company to identify and evaluate financial risks and the steps being taken to mitigate the risks. Identified risks are prioritized based on the potential exposure to the business, measured as a function of the severity and likelihood of occurrence. At least annually, there is also an evaluation of management's preparedness to respond to the most significant risks, if realized. The risk profiles and current and future mitigating actions are discussed and refined during subsequent discussions with senior management. A summary of the results of the financial risk assessment process and risk mitigation activities is presented to the Audit Committee, provided to the full Board and discussed by the Board.

       The Audit Committee meets regularly with Company management with regard to the Company's financial risk management processes, controls and capabilities and with the Company's Chief Internal Auditor with regard to significant control matters. The Audit Committee also oversees and reviews with management the liquidity of the Company and its subsidiaries, the Company's funding needs and other finance matters. In addition, the Audit Committee reviews the Company's procedures regarding the receipt, retention and treatment of complaints regarding accounting controls or audit matters.

       The Compensation Committee oversees the Company's executive compensation arrangements, including the identification and management of risks that may arise from the Company's executive compensation policies and practices. For a discussion of the Compensation Committee's assessment of the risks arising from the Company's executive compensation practices and policies, see "Compensation Risk Analysis" on page 38.

       The Governance and Nominating Committee has oversight of corporate governance, including establishing practices and procedures that promote good governance and thus mitigate governance risk, and is also responsible for reviewing the performance of the Board, its Committees and their members.

Meeting Attendance, Executive Sessions, and Performance Evaluations

       During 2015, the Board held seven meetings. Each Director attended at least 75% of all meetings of the Board and of the Committees on which the Director served.

       The independent members of the Board also meet at scheduled executive sessions at least twice each year. These sessions are chaired by the Presiding Director, who is the Chairman of the Governance and Nominating Committee.

       The Board and each Committee conducts an annual self-assessment to evaluate its effectiveness and identify potential risks in its governance structure and processes as well as areas for potential improvement.

Principles of Corporate Governance

       The Company's Principles of Corporate Governance are available on the Company's website at www.sjm.com.

Code of Business Conduct

       The Company has adopted a Code of Business Conduct for its Board, principal executive officer, principal financial officer, principal accounting officer, corporate controller and all other employees. The Code of Business Conduct is available on the Company's website at www.sjm.com.

Communications with Directors

       Any interested party wishing to communicate with one or more Directors may do so by sending a letter addressed to the Director or Directors at:

  c/o Corporate Secretary
  St. Jude Medical, Inc.
  One St. Jude Medical Drive
  St. Paul, MN 55117

       The Corporate Secretary of St. Jude Medical will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the Corporate Secretary's opinion, deal with the functions of the Board or its Committees or that the Corporate Secretary otherwise determines require the attention of any member, group or Committee of the Board of Directors. Board members may at any time obtain a list or copies of any such correspondence addressed to the Board.

Director Nomination Process

       The Governance and Nominating Committee identifies and nominates appropriate candidates for the Board of Directors. The Governance and Nominating Committee works closely with the Board to develop selection criteria and identify candidates. The Committee considers suggestions from many sources, including other Directors, search firms and shareholders, for possible candidates for Directors. The Governance and Nominating Committee considers all candidates in the same manner, regardless of the source that proposed them.

       Any shareholder wishing to recommend that a person be appointed to the Board of Directors or that management nominate a person for election to the Board of Directors may submit such a recommendation to:

  Governance and Nominating Committee
  c/o Corporate Secretary
  St. Jude Medical, Inc.
  One St. Jude Medical Drive
  St. Paul, MN 55117

       Our Bylaws require, among other things, that a shareholder submit such nomination to the Governance and Nominating Committee not less than 50 days nor more than 75 days prior to the annual meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given to shareholders, not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made).

       The Governance and Nominating Committee will review all nominees to the Board of Directors, which includes an assessment of a nominee's judgment, experience, independence and such other factors as the Governance and Nominating Committee concludes are pertinent in light of the Board's needs.

       Once candidates are identified, they are evaluated through a series of interviews with members of the Governance and Nominating Committee, several other Directors and members of management, including the Company's General Counsel. Candidates are also asked to complete a Director questionnaire used by the Company.

Director Attendance at Annual Shareholder Meeting

       All of the Company's then current Directors attended the 2015 Annual Meeting of Shareholders. The Company reimburses a Director's travel expenses for attending the annual shareholder meeting, but attendance by non-management Directors is not required. A meeting of the Board of Directors will be held in conjunction with the 2016 Annual Meeting of Shareholders in order to facilitate attendance by Directors at the meeting.

Director Independence and Audit Committee Financial Literacy and Expertise

       The Board undertakes an annual review of Director independence. As part of that process, in February of each year, the Board reviews all transactions and relationships between each Director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the responses of the Directors to questions regarding employment, business, familial and other relationships with the Company and its management. At the conclusion of each of the 2015 and 2016 Director independence reviews, the Board affirmatively determined that each of the Directors, except Mr. Starks and Mr. Rousseau, are independent under the Company's Principles of Corporate Governance and Bylaws and the NYSE listing standards and have no material relationships with the Company other than their positions on the Board of Directors.

       The Board also determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Mr. Devenuti and Mr. Rocca each qualifies as an "audit committee financial expert" within the meaning of the rules of the SEC.

Director Qualifications

       The Board of Directors believes that its membership should reflect the diversity of experience, skills, geography, gender and ethnicity required to meet its corporate governance, oversight and advisory functions in a way that is in the best interest of the Company's shareholders. This includes ensuring that the Board has the expertise required to fulfill all of its legal, regulatory and NYSE requirements, including the requirements for each of its Committees.

       In identifying appropriate candidates to serve as a Director, the Board gives particular weight to individuals with experience as a chief executive officer. The Board believes that individuals with chief executive officer experience are best able to mentor, advise, evaluate, direct and decide when it is appropriate to replace the Company's Chief Executive Officer, all of which are critical Board responsibilities. The Board also places great weight on large-company experience when evaluating Director candidates. Such experience enables a Director to offer insights to help the Company navigate the many issues that arise as it continues its growth. The Board has not aimed to be comprised of individuals with niche expertise, such that other members of the Board would defer to that member when issues arise within their expertise. Rather, the Board believes that the overall business acumen and experience of each Director, working together with the rest of the Board, better serves the Company and its shareholders.

       Each of our Directors possesses the necessary business acumen and experience, and also has particular attributes and areas of expertise that are of value to the Company and that, taken together, provide the strength of a well-rounded Board. The following describes the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our Directors should serve as a Director of the Company.

       Mr. Brown has a unique background and skills that qualify him not only to serve on the Board, but also to act as Presiding Director. Mr. Brown served as the Chief Executive Officer of Stryker Corporation from 1977 to 2004 and as Chairman from 1980 until his retirement in 2009. During his tenure as head of Stryker, Mr. Brown turned a small medical instruments company with annual sales of $17 million and 400 employees into a global orthopedics medical device manufacturer that at the time of his retirement had annual sales of approximately $6.7 billion and over 18,000 employees. Between 1979 and 2007, Stryker increased annual per share earnings by at least 20 percent every year but two. From these experiences, Mr. Brown brings a particularly strong understanding of the challenges and opportunities for building and managing a global medical device company. He brings a visionary yet disciplined approach to the Company and provides invaluable leadership to the Board.

       Mr. Devenuti is the former President of EMC Corporation's Information Intelligence Group ("IIG Division"), where he oversaw all aspects of the IIG Division's operations, including worldwide sales and services, channel strategy, product development, marketing, strategic business and financial initiatives, technical support and the Total Customer Experience program. Before this role, Mr. Devenuti served as Senior Vice President and Chief Operating Officer of the CMA Division of EMC Corporation. Before joining EMC, Mr. Devenuti held a variety of senior positions at Microsoft Corporation. As a result of his leadership roles with Microsoft and EMC, Mr. Devenuti has extensive general business experience and, in particular, experience with high growth companies in a high growth industry. In addition, Mr. Devenuti possesses a deep expertise in information technologies and in creating and managing organizations to achieve operational excellence. This expertise has been particularly useful to the Company as it has grown and needed to expand its systems and infrastructure and build a more scalable business. Mr. Devenuti's expertise in information technology has also aided the Board and the Company in evaluating issues surrounding cybersecurity risk. Mr. Devenuti qualifies as an audit committee financial expert under applicable rules of the SEC, providing the Board with a financially seasoned member of the Audit Committee.

       Mr. Dvorak has served as the President and Chief Executive Officer and a member of the Board of Directors of Zimmer Biomet Holdings, Inc. since May 2007. Zimmer is a global leader in the design, development, manufacture and marketing of orthopedic reconstructive, spinal and trauma devices, biologics, dental implants and related surgical products and also provides other healthcare related services. Prior to that, Mr. Dvorak served as Group President, Global Businesses and Chief Legal Officer of Zimmer starting in December 2005. From October 2003 to December 2005, he served as Executive Vice President, Corporate Services, Chief Counsel and Secretary, as well as Chief Compliance Officer, of Zimmer. Mr. Dvorak currently serves on the Board of the Advanced Medical Technology Association (AdvaMed), a trade association that represents the medical device industry, and was Chairman of the Board of AdvaMed from 2012 to 2014. The Board nominated Mr. Dvorak to serve as a Director in 2015 because of the extensive operational, managerial and strategic knowledge and experience he brings to bear from serving in several executive positions, including Chief Executive Officer, at a major publicly-traded medical device company. Mr. Dvorak also has significant health policy experience due to his participation as a Board member (and past Chairman) of AdvaMed.

       Mr. Essig is currently the Chairman of the Board of Directors of Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants, a position he has held since January 2012. Before such role, Mr. Essig served as Integra's Chief Executive Officer and a member of its Board of Directors from December 1997 until January 2012. During this time, Mr. Essig transitioned the business into a global surgical products company, growing revenues from $15 million to more than $830 million during his 14 year tenure. Before joining Integra, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a managing director. He is currently a managing partner of Prettybook Partners, an executive in residence at Cardinal Partners, a venture capital firm, a venture partner at Wellington Partners Advisory AG, a venture capital firm, and a senior advisor to Water Street Healthcare Partners and TowerBrook Capital Partners, investment management firms. Mr. Essig currently serves on the Board of Directors of Owens & Minor, Inc., a distributor of medical and surgical supplies and is the Chairman of the Board of Directors of Breg, Inc., a provider of spine and joint braces, and Lead Director of SeaSpine Holdings Corporation, a provider of spine hardware and orthobiologics. Mr. Essig has also served on the Board of Directors of Zimmer Holdings, Inc., a designer and manufacturer of medical devices, Vital Signs, Inc., a manufacturer of healthcare consumables and AdvaMed, a trade association that represents the medical device industry. In addition to his demonstrated seasoned leadership and experience as a chief executive officer, Mr. Essig brings a broad strategic perspective in the medical device industry that is valued by the Board and the Company.

       Ms. Hill has an accomplished record with extensive experience in the managed healthcare industry. Ms. Hill is currently an Operating Partner of NexPhase Capital, a private equity firm, where she focuses on healthcare-related investments and providing strategic and operating support for NexPhase's healthcare portfolio companies. Ms. Hill also serves as a member of the Board of Directors of Omega Healthcare Investors, Inc., a Maryland real estate investment trust, and Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants. She previously served as Chief Executive Officer and a member of the Board of Directors of ValueOptions, Inc., a managed behavioral health company from March 2006 to September 2010. Previously, Ms. Hill served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company, and President and a member of the Board of Directors of Express Scripts, a Fortune 100 pharmacy benefits management company. Ms. Hill brings deep management experience and insight both generally and specific to the healthcare industry. In addition, Ms. Hill's expertise in understanding and evaluating benefits and compensation issues has proven to be of great value to the Board.

       Mr. Rocca was selected to serve on the Board because of the global financial expertise he attained through various senior financial and leadership positions at large multinational public companies. He served as Chief Financial Officer at Mallinckrodt, Inc., a $2.7 billion manufacturer of specialty medical technology products, from 1994 until his retirement in 2000. Before joining Mallinckrodt, from 1966 to 1994, Mr. Rocca worked at Honeywell, Inc., where he served in a variety of finance roles, including Vice President of Finance for Honeywell Europe in Brussels, Belgium and Vice President and Corporate Treasurer. Given Mr. Rocca's extensive management and financial experience, including serving as the current Chairman of the Audit Committee of Hyatt Hotels Corporation and having served as the Chairman of the Audit Committee of Lawson Software, Inc., he is uniquely qualified to serve as Chairman of the Company's Audit Committee. Mr. Rocca's considerable management and financial knowledge and experience make him a highly valued member of the Board.

       Mr. Rousseau has served as a member of the Board of Directors and as President and Chief Executive Officer since January 2016. Mr. Rousseau joined St. Jude Medical in 1999 as Senior Vice President, Cardiac Rhythm Management (CRM) Global Marketing, and later that year, CRM marketing and sales were combined under his leadership. In January 2008, he was promoted to Group President and assumed responsibility for the Company's four product divisions. He was named Chief Operating Officer in 2014, overseeing global sales, marketing, technology development, operations, supply chain and quality functions. Mr. Rousseau has helped to drive strategic transformation across virtually every area of the Company. He was the architect of St. Jude Medical's recent, significant integration of four product divisions into centralized global functions with a shared global vision, mission and growth strategy based on accelerating innovation. During this time and under Mr. Rousseau's leadership, St. Jude Medical has achieved significant cost-savings and operational efficiencies. Mr. Rousseau brings to the Board extensive industry, company and operational experience acquired from his many years of service in a wide range of leadership positions at St. Jude Medical. He has a thorough knowledge of the Company's markets, technology areas, geographies and competition, which enables him to provide meaningful input and guidance to the Board and the Company.

       Mr. Starks has served as a member of the Board of Directors since 1996 and served as Chairman of the Board, President and Chief Executive Officer from 2004 through 2015. In January 2016 he was appointed as Executive Chairman. Before joining the Company, Mr. Starks was President and Chief Executive Officer of Daig Corporation, a manufacturer of specialty cardiovascular devices that was acquired by St. Jude Medical in 1996. In 1998, Mr. Starks was named Chief Executive Officer and President of the Company's Cardiac Rhythm Management business and in 2001 was named President and Chief Operating Officer of the Company. Under Mr. Starks' leadership, the Company has grown from $2.3 billion in revenue in 2004 to $5.5 billion in 2015 and experienced one of its most profitable (on an adjusted earnings per share basis) fiscal years on record in 2015. Mr. Starks brings to the Board of Directors over 30 years of experience in the medical device industry and a thorough knowledge of St. Jude Medical's business, strategy, people, operations and financial position. Mr. Starks also provides recognized executive leadership and vision and a global network of customer, industry and key stakeholder relationships.

       Mr. Widensohler's successful track record as a founder and manager of global medical device companies, together with his extensive international experience, provide the Board and the Company unique insights as we continue to grow our global operations. Since 1992, Mr. Widensohler has been Proprietor, Chief Executive Officer and President of KRAUTH Medical Group, a leading European medical distribution and service company that served various European markets. In 2012, KRAUTH medical sold its medical device distribution and service business and now focuses on investing in healthcare start-up companies. In 1996, Mr. Widensohler also co-founded Invatec SpA, an Italian medical device company that specializes in interventional cardiology and peripheral vascular products, which was acquired by Medtronic, Inc. in 2010. Mr. Widensohler joined Medtronic following the acquisition and served as Vice President, Global Sales for the acquired business until 2012 to assist with the integration of Invatec into Medtronic. Mr. Widensohler also serves on the Board of Directors of LDR Holding Corporation, a global medical device company, and as an Advisory Board Member of TowerBrook Capital Partners L.P., an investment management firm. He also serves as Deputy Chairman of BVMed, the German Health Industry Manufacturers Association. Mr. Widensohler previously served as a Director of St. Jude Medical from 2001 to 2010 and was, following the recommendation of our Chairman and the Company's Governance and Nominating Committee, unanimously appointed by the Board as a Director in July 2013. With over 32 years of global industry experience, and his familiarity and history with the Company, Mr. Widensohler serves as a valuable member of the Board.

       Ms. Yarno has a 29-year history of demonstrated leadership in global operations, marketing and human resources in the pharmaceutical industry. From September 2010 through February 2012, Ms. Yarno was the Chief Marketing Officer of HemoShear LLC, a biotechnology research company and leading developer of human cell-based surrogate systems for discovery and assessment of new drug compounds. Before this role, she served as Chief Marketing Officer of Merck & Co., Inc., a pharmaceutical company. She also has held a series of other executive positions at Merck, including General Manager of U.S. Human Health, Executive Vice President of Worldwide Human Health Marketing and Senior Vice President of Human Resources. Additionally, Ms. Yarno served as the Vice President of the Women's Health Care Franchise at Johnson & Johnson, the world's largest healthcare company. Ms. Yarno currently serves on the Board of Directors of Medivation, Inc., a biopharmaceutical company, and Aratana Therapeutics, Inc., a pet therapeutics company. Ms. Yarno was selected by the Board because of her management and business acumen and experience with large enterprises in the healthcare industry.

Committees of the Board of Directors

       The Board of Directors has three standing Committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. During 2015, the Audit Committee met nine times, the Compensation Committee met six times and the Governance and Nominating Committee met three times. Membership on each committee is set forth in the following table:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee

John W. Brown			Chair

Richard R. Devenuti	•

David C. Dvorak			•

Stuart M. Essig		Chair	•

Barbara B. Hill		•

Michael A. Rocca	Chair

Stefan K. Widensohler	•

Wendy L. Yarno		•	•

       Each Committee of the Board has a separate written charter, which is available on the Company's website at www.sjm.com.

       Each member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee is independent under the Company's Principles of Corporate Governance and Bylaws and the NYSE listing standards. Each member of the Audit Committee is also independent under the rules of the SEC.

       The duties of the Audit Committee are described in its report below.

       The Compensation Committee is responsible for establishing and administering compensation programs for the Company's executive officers and considering matters relating to employee benefits provided by the Company. The Compensation Committee is also responsible for making recommendations to the Board regarding Director compensation.

       The Governance and Nominating Committee is responsible for recommending good governance practices. The Governance and Nominating Committee evaluates the qualifications of and nominates candidates for positions on the Board. The procedures for shareholders to recommend Directors can be found on page 7. In addition, the Governance and Nominating Committee facilitates an annual evaluation by Board members of Board and individual Director performance and provides feedback to the entire Board.

Report of the Audit Committee

       The Audit Committee reviews the Company's consolidated financial statements, financial reporting process and internal controls over financial reporting on behalf of the Board of Directors. The Directors who serve on the Audit Committee are all independent under the Company's Principles of Corporate Governance and Bylaws, the NYSE listing standards and the rules of the SEC.

       The Board has adopted a written charter that describes the functions the Audit Committee is to perform. Each year, we review the actions required to be taken by the Audit Committee under the charter, confirm that those actions have been taken, and report the same to the Board. The current Audit Committee charter is available on the Company's website at www.sjm.com.

       Management has the primary responsibility for the Company's consolidated financial statements and the overall reporting process, including the Company's system of internal controls over financial reporting.

       The Audit Committee meets with management periodically to consider, among other things, the adequacy of the Company's financial disclosures and internal controls over financial reporting. We discuss these matters with the Company's independent registered public accounting firm, Ernst & Young LLP, and with the appropriate financial personnel from the Company, including the Company's internal auditor. We also conduct an annual assessment of financial risks to the Company, as more specifically described on page 5.

       We also appoint the independent registered public accounting firm, and approve the performance of, and fees associated with, any audit and non-audit services provided to the Company. We periodically review the performance of the independent registered public accounting firm and its independence from the Company. We regularly meet privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee.

       We have received the written disclosures and annual independence communication from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") regarding the independent registered public accounting firm's independence communications with the Audit Committee, and have discussed with Ernst & Young LLP its independence. We have also considered the permissibility of non-audit services and their bearing on the independence of Ernst & Young LLP. In addition, we discussed with Ernst & Young LLP all matters required under PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Rule 2-07, Communications with Audit Committees. Ernst & Young LLP has served as the Company's auditor since 1976.

       The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discusses with us any issues they believe should be raised. The independent registered public accounting firm also audits the Company's internal controls over financial reporting and expresses an opinion as to whether the Company maintained effective internal controls over financial reporting.

       Each year, we review the Company's audited consolidated financial statements and meet with both management and the independent registered public accounting firm to discuss the consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with United States generally accepted accounting principles. We also considered the report of the independent registered public accounting firm relating to the Company's consolidated financial statements.

       We also reviewed management's assessment of the effectiveness of the Company's internal controls over financial reporting. Management has represented to us that the Company's internal controls over financial reporting were effective as of January 2, 2016. We also considered the report of the independent registered public accounting firm relating to the Company's internal controls over financial reporting.

       Based on our review and discussions described above, we recommended to the Board that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2016, filed with the Securities and Exchange Commission.

  Michael A. Rocca, Chairman
  Richard R. Devenuti
  Stefan K. Widensohler

Compensation of Directors

       The Company targets compensation for service on the Board of Directors and its committees at the 50th percentile of the market as defined by an analysis of the primary peer companies identified on page 32. The Compensation Committee engages an outside consultant for assistance in determining the levels and components of compensation that are consistent with this objective. See discussion on page 27. The Chairman of the Board reviews the data and analyses provided by the Company's outside consultant and then makes recommendations to the Compensation Committee regarding Director compensation. The Compensation Committee, in turn, reviews the data and analyses provided by the Company's outside consultant and the Chairman's recommendations and makes its own recommendations to the Board regarding Director compensation. The Board of Directors then approves Board and Committee compensation based on the recommendations of the Compensation Committee. Each year, the compensation levels approved by the Board become effective at the Company's annual meeting of shareholders and remain in effect until the annual meeting of shareholders held in the following year.

       For the period commencing on May 7, 2015, the date of the 2015 Annual Meeting of Shareholders, and ending on May 3, 2016, the day before the 2016 Annual Meeting of Shareholders, each non-employee Director receives compensation as set forth in the table below:

Annual Retainer	$100,000

Compensation Committee Chair	$15,000

Audit Committee Chair	$20,000

Governance & Nominating Committee Chair*	$15,000

Presiding Director	$25,000

*
The Governance and Nominating Committee Chair does not receive a retainer if he or she is also the Presiding Director.

       The Company believes the compensation paid to our non-employee Directors is aligned with the 50thpercentile of the Company's primary peer group and reflects the responsibilities and potential liabilities for committee chairs and directors generally. Directors who are Company employees are not compensated for their services as Directors.

       In May of each year, non-employee Directors who are serving at that time may elect to receive the annual retainer fee payable over the following 12 months either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. Restricted stock is valued at the closing market price of our common stock on the date of grant, which is the first business day in June after a Director's election to receive restricted stock in lieu of half or all of the Director's retainer. The restriction on the stock lapses on the six-month anniversary of the grant date. Holders of restricted stock are entitled to all rights of a shareholder, including the right to receive cash dividends and vote their shares.

       In May 2015, Mr. Brown and Mr. Widensohler elected to receive their entire annual retainer in the form of restricted stock and Mr. Devenuti, Mr. Essig, Ms. Hill, Mr. Rocca and Ms. Yarno elected to receive their entire annual retainer in cash. Mr. Dvorak, who was appointed as a Director in August

2015, did not have an opportunity to elect to receive his annual retainer in the form of restricted stock and, accordingly, receives his annual retainer in cash.

       Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business and for such expenses for the Director's partner when attending the annual strategic planning meeting.

       Each non-employee Director who is elected, re-elected or serving an unexpired term as a Director at any annual meeting of shareholders will receive, as of the date of such meeting, restricted stock that is valued at the closing market price of our common stock on such date. Each year the Compensation Committee reviews external market data and makes a recommendation to the Board of Directors regarding the annual grant of restricted stock. All such shares of restricted stock fully vest on the six-month anniversary of the grant date. Non-employee Directors appointed between annual shareholder meetings are granted a pro-rata portion of shares of restricted stock on the same terms and conditions as the restricted stock described above. At the 2015 Annual Meeting of Shareholders, each non-employee Director received a restricted stock grant of 2,382 shares. Mr. Dvorak, who was appointed as a Director in August 2015, received a prorated grant of 1,921 shares of restricted stock. No additional shares were granted to non-employee Directors in 2015.

       Each Director may receive reimbursement for one physical examination every 12 months subject to an annual maximum of $1,600. Board members may also participate in our charitable contribution matching program under which eligible charitable contributions are matched by the Company up to a maximum of $1,000 each year.

       Under the process described above, the Board will approve compensation for its Directors for the twelve-month period commencing on May 4, 2016 at its next regularly-scheduled meeting (to be held immediately before the 2016 Annual Meeting of Shareholders).

Director Compensation Table

       The following table sets forth information regarding the compensation of the Company's non-employee (outside) Directors for the last fiscal year.

Name	Annual Retainer Fees Paid in Cash or Restricted Stock ($)(1)		Restricted Stock Awards ($)(2)	All Other Compensation ($)	Total ($)

John W. Brown	120,000	(3)	169,956	-0-	289,956
Richard R. Devenuti	58,333	(4)	169,956	-0-	228,289
David C. Dvorak	40,860	(5)	139,772	-0-	180,632
Stuart M. Essig	109,000	(6)	169,956	1,000(7)	279,956
Barbara B. Hill	100,000	(8)	169,956	-0-	269,956
Michael A. Rocca	120,000	(9)	169,956	-0-	289,956
Stefan K. Widensohler	100,000	(10)	169,956	-0-	269,956
Wendy L. Yarno	100,000	(11)	169,956	-0-	269,956

Footnotes

(1)
Each non-employee Director may elect to receive their annual retainer fee either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. Any cash portion of the annual retainer is paid monthly over 12 months. Any portion of the annual retainer paid in restricted stock is granted on the first business day in June based on the closing market price of St. Jude Medical common stock on the date of grant.

(2)
On May 6, 2015, each non-employee Director was awarded 2,382 shares of restricted stock with a value of $169,965. Mr. Dvorak, who was appointed as a Director in August 2015, received a prorated grant of 1,921 shares of restricted stock. The amounts in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") and are based on the fair value of the shares of restricted stock as of the date of grant.

(3)
For the period of May 1, 2014 through May 6, 2015, Mr. Brown elected to receive his entire annual retainer in the form of restricted stock, which was paid in its entirety in June 2014. For the period of May 7, 2015 through May 3, 2016, Mr. Brown elected to receive his entire annual retainer of $100,000 in the form of restricted stock, which was paid in its entirety in June 2015. Mr. Brown also received $20,000 in fiscal year 2015 in respect of his service as Presiding Director, which he elected to receive as cash.

(4)
For the period of May 1, 2014 through May 6, 2015, Mr. Devenuti elected to receive his entire annual retainer in the form of restricted stock, which was paid in its entirety in June 2014. For the period of May 7, 2015 through May 3, 2016, Mr. Devenuti elected to receive his entire annual retainer in cash. Accordingly, Mr. Devenuti's annual retainer payments for fiscal year 2015 are the monthly cash payments from June 1, 2015 through December 31, 2015.

(5)
Mr. Dvorak, who was appointed as a Director in August 2015, did not have an opportunity to elect the form of his annual retainer and, accordingly, received it in the form of cash for the period of August 4, 2015 through December 31, 2015.

(6)
For the periods of May 1, 2014 through May 6, 2015 and May 7, 2015 through May 3, 2016, Mr. Essig elected to receive his annual retainer in the form of cash, $100,000 of which was paid in fiscal year 2015. Mr. Essig also received $9,000 in fiscal year 2015 in respect of his service as Compensation Committee Chair, which he elected to receive as cash.

(7)
This amount represents a $1,000 company match for a charitable contribution.

(8)
For the periods of May 1, 2014 through May 6, 2015 and May 7, 2015 through May 3, 2016, Ms. Hill elected to receive her annual retainer in the form of cash, $100,000 of which was paid in fiscal year 2015.

(9)
For the periods of May 1, 2014 through May 6, 2015 and May 7, 2015 through May 3, 2016, Mr. Rocca elected to receive his annual retainer in the form of cash, $100,000 of which was paid in fiscal year 2015. Mr. Rocca also received $20,000 in fiscal year 2015 in respect of his service as Audit Committee Chair, which he elected to receive as cash.

(10)
For the period of May 1, 2014 through May 6, 2015, Mr. Widensohler elected to receive his entire annual retainer in the form of restricted stock, which was paid in its entirety in June 2014. For the period of May 7, 2015 through May 3, 2016, Mr. Widensohler elected to receive his entire annual retainer of $100,000 in the form of restricted stock, which was paid in its entirety in June 2015.

(11)
For the periods of May 1, 2014 through May 6, 2015 and May 7, 2015 through May 3, 2016, Ms. Yarno elected to receive her annual retainer in the form of cash, $100,000 of which was paid in fiscal year 2015.

Compensation Committee Interlocks and Insider Participation

       During 2015, Stuart M. Essig (chair), Barbara B. Hill and Wendy L. Yarno served as members of the Compensation Committee. None of these individuals has ever served as an officer or employee of St. Jude Medical or any of our subsidiaries or has any relationships with St. Jude Medical or any of our subsidiaries requiring disclosure under "Related Person Transactions" below. The members of the Compensation Committee have no interlocking relationships requiring disclosure under the rules of the SEC.

Related Person Transactions

       Our Board of Directors has adopted a written policy and procedures for related person transactions (collectively referred to as the "Policy"). Under the Policy, all related person transactions must be approved or ratified by the Company's Governance and Nominating Committee. For purposes of the Policy, related person transactions generally include any transaction:

  •
  to which the Company is a participant;

  •
  for which the amount involved in any calendar year is expected to exceed $120,000; and

  •
  in which a related person is expected to have a direct or indirect material interest.

       Despite otherwise falling within this definition, the following transactions have been determined by the Board not to be related person transactions subject to the Policy:

  •
  employment arrangements with management or compensation paid to Directors, in their capacity as Directors, that are otherwise approved by the Board or the Committee;

  •
  transactions for which the related person's interest is solely due to their status as a shareholder; or

  •
  any transaction with another company if the related person's only relationship with that company is as an employee (other than an executive officer), director or beneficial owner of less than 1% of that company's shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company's total annual revenues.

       A related person under the Policy is:

  •
  someone who is or was an executive officer, Director or nominee for election as a Director of the Company since the beginning of the last fiscal year;

  •
  a person or group who is a beneficial owner of more than 5% of the Company's voting securities; or

  •
  an immediate family member of any of the foregoing.

       Each officer and Director has an affirmative obligation to inform the Company of any transactions in which he or she or a member of his or her immediate family may have a material interest and which may reasonably be expected to be a related person transaction. Management of the Company is also required to inform the Company of any potential related person transactions of which management becomes aware in the course of business development activities.

       Our General Counsel is responsible for determining whether a particular transaction is a related person transaction. If so, the Governance and Nominating Committee reviews the transaction to determine whether to approve or ratify the transaction and whether to impose any conditions on the approval or ratification.

       In determining whether to approve or ratify a particular transaction, the Governance and Nominating Committee will take into account any factors that it deems relevant, which may include, among other things:

  •
  the material terms of the transaction;

  •
  the expected and potential impact of the transaction on the Company's results of operations, financial position and cash flows;

  •
  whether the terms of the transaction are no less favorable to the Company than if the other party did not have an affiliation with a related person;

  •
  the availability of, and terms to obtain, other sources of comparable products or services, where applicable; and

  •
  the identity of the related person and the impact of the transaction on the related person's independence due to the expected and potential financial interest of the related person in the transaction.

       Under the Policy, related persons are required to refrain from directly or indirectly participating in the negotiation of any transactions that may reasonably be expected to be related person transactions, or managing any existing related person transactions. In addition, no Director of the Company may engage in the approval under the Policy of a related person transaction in which he or she, or a member of his or her immediate family, has a material interest, except to the extent of providing to the Governance and Nominating Committee all material information requested concerning the related person transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our Directors and executive officers to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Based on a review of the Section 16(a) reports filed by our Directors and executive officers in 2015 and on written representations by the Directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our Directors and executive officers during 2015 were satisfied, except that one Form 5 relating to one transaction involving indirectly owned shares was filed late on behalf of Jason Zellers.

PROPOSAL TO ELECT DIRECTORS

       Our Articles of Incorporation and Bylaws provide that the Board of Directors be divided into three classes of Directors as nearly equal in number as possible. The members of each class are elected to serve three-year terms with the terms of office for each class expiring at successive annual meetings.

       At this year's annual meeting, the terms of Stuart M. Essig, Barbara B. Hill and Michael A. Rocca will expire. Mr. Essig, Ms. Hill and Mr. Rocca have been nominated for re-election to the Board for a three-year term ending in 2019. If elected, they will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected.

       The principal occupation and other information about each of the Director nominees and each Director whose term of office will continue after the annual meeting are provided below.

       The Board of Directors recommends a vote FOR the election of Mr. Essig, Ms. Hill and Mr. Rocca as Directors. Proxies will be voted FOR the election of the nominees unless otherwise specified.

Nominees for Terms Expiring in 2019

Stuart M. Essig, Director of St. Jude Medical since March 1999. Chairman of the Board of Directors of Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants, since January 2012. Director on the Integra Board of Directors since December 1997. Chief Executive Officer of Integra from December 1997 to January 2012. Currently a managing partner of Prettybook Partners since January 2012, a venture partner at Wellington Partners Advisory AG (a venture capital firm) since March 2013, a senior advisor to TowerBrook Capital Partners (an investment management firm) since January 2012 and Water Street Healthcare Partners (an investment management firm) since July 2015. Director of Owens & Minor, Inc. since October 2013 and SeaSpine Holdings Corporation since July 2015. Age: 54

Barbara B. Hill, Director of St. Jude Medical since December 2007. Operating Partner of NexPhase Capital, a private equity firm, since March 2011. President, Chief Executive Officer and Director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company, from March 2006 to September 2010. Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company, from August 2004 to March 2006. President and Director of Express Scripts, Inc., a pharmacy benefits management company, from April 2002 to October 2003. Director of Omega Healthcare Investors, Inc. since April 2013 and Integra LifeSciences Holdings Corporation since May 2013. Age: 63

Michael A. Rocca, Director of St. Jude Medical since March 2004. Retired in 2000 from Mallinckrodt, Inc., a pharmaceutical and medical device manufacturer, where he was Senior Vice President and Chief Financial Officer from 1994 to 2000. Director of Hyatt Hotels Corporation since March 2008. Director of Lawson Software, Inc. from February 2003 to July 2011. Age: 71

Directors Whose Terms Expire in 2017

Richard R. Devenuti, Director of St. Jude Medical since October 2001. President, Information Intelligence Group, a Division of EMC Corporation, a developer and provider of information infrastructure technology and solutions, from October 2010 to March 2015. Senior Vice President and Chief Operating Officer of the Information Intelligence Group from July 2008 to October 2010. Senior Vice President of Worldwide Services and IT of Microsoft Corporation, a software company, from December 2003 until January 2007. From March 1999 to December 2003, Vice President and Chief Information Officer of Microsoft Corporation. Director of Convergys Corporation since August 2009. Age: 58

Stefan K. Widensohler, Director of St. Jude Medical since July 2013. Previously served as a Director of St. Jude Medical from 2001 to 2010. Since 1992, President and Chief Executive Officer of KRAUTH Medical Group, which before 2012 was a European distributor of medical and surgical devices and services, and which now invests in healthcare start-up companies. Executive Vice President, Global Sales and Marketing of Invatec SpA, an Italian medical device company specializing in cardiology and peripheral vascular products, from 1996 to 2010 and Vice President, Global Sales after its acquisition by Medtronic, Inc. from 2010 to 2012. Director of LDR Holdings Corporation, a global medical device company, since May 2006. Age: 56

Wendy L. Yarno, Director of St. Jude Medical since February 2002. Chief Marketing Officer of HemoShear LLC, a biotechnology research company, from September 2010 to February 2012. From 2006 to 2008, Chief Marketing Officer for Merck & Co., Inc., a pharmaceutical company. From 2005 to 2006, General Manager, Business Unit, Merck & Co., Inc. From 2002 to 2005, Executive VP, Worldwide Human Health, Merck & Co., Inc. Director of Medivation, Inc., since April 2013, Aratana Therapeutics, Inc., since October 2013 and Durata Therapeutics, Inc. from August 2014 to October 2014. Age: 61

Directors Whose Terms Expire in 2018

John W. Brown, Director of St. Jude Medical since August 2005. Chairman of the Board of Stryker Corporation, an orthopedic device company, from 1997 through December 2009. Chief Executive Officer of Stryker Corporation from 1977 through 2004. Chairman Emeritus of Stryker Corporation. Age: 81

David C. Dvorak, Director of St. Jude Medical since August 2015. President and Chief Executive Officer and member of the Board of Directors of Zimmer Biomet Holdings, Inc., a medical device company, since May 2007. Group President, Global Businesses and Chief Legal Officer of Zimmer from December 2005 through May 2007. Executive Vice President, Corporate Services, Chief Counsel and Secretary, as well as Chief Compliance Officer, of Zimmer from October 2003 through December 2005. Member of the Board of Directors (and past Chairman, 2012-2014) of AdvaMed. Age: 52

Michael T. Rousseau, Director of St. Jude Medical since January 2016. President and Chief Executive Officer of St. Jude Medical since January 2016. Chief Operating Officer of St. Jude Medical from January 2014 through December 2015. Group President of St. Jude Medical from January 2008 through December 2013. President, U.S. Division of St. Jude Medical from July 2001 through December 2007. Age: 60

Daniel J. Starks, Director of St. Jude Medical since April 1996. Executive Chairman of St. Jude Medical since January 2016. Chairman, President and Chief Executive Officer of St. Jude Medical from May 2004 through December 2015. President and Chief Operating Officer of St. Jude Medical from January 2001 to May 2004. From April 1998 to January 2001, President and Chief Executive Officer of the Cardiac Rhythm Management Division of St. Jude Medical. Previously, Chief Executive Officer and President, Daig Corporation. Age: 61

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS AND CERTAIN BENEFICIAL OWNERS

       The following table presents information regarding the beneficial ownership of our common stock as of March 1, 2016 by (a) each of our Directors, Director nominees and executive officers appearing in the Summary Compensation Table on page 39, (b) all of our Directors and executive officers as a group and (c) each person known to the Company to be the beneficial owner of more than 5% of our common stock. Unless otherwise noted, these persons have sole voting and dispositive power with respect to the shares owned by them, and none of the shares beneficially owned by our Directors, Director nominees and executive officers are subject to a pledge.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Common Shares Held March 1, 2016		Vested Stock Options, and RSUs, Restricted Stock and Stock Options that are expected to vest within 60 days of March 1, 2016	Total Beneficial Ownership		Percent of Class

John W. Brown	202,617		-0-	202,617		*
Richard R. Devenuti	30,830		56,750	87,580		*
David C. Dvorak	1,921		-0-	1,921
Stuart M. Essig	36,289		56,750	93,039		*
Barbara B. Hill	29,185		47,950	77,135		*
Michael A. Rocca	21,209		56,750	77,959		*
Michael T. Rousseau	31,484		1,030,468	1,061,592		*
Daniel J. Starks	6,128,215		2,427,787	8,556,002	(1)	3.0%
Stefan K. Widensohler	31,288		12,250	43,538		*
Wendy L. Yarno	26,562		47,950	74,512		*
Eric S. Fain	79,954		810,169	890,123		*
Denis M. Gestin	27,775		147,228	175,003
Donald J. Zurbay	19,284		186,878	206,162		*
Directors and Executive Officers as a Group (24 persons)	6,962,555		6,669,701	13,632,256		4.8%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	26,473,600	(2)	-0-	26,473,600		9.3%
Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	22,169,113	(3)	-0-	22,169,113		7.8%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	19,949,346	(4)	-0-	19,949,346		7.0%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	16,138,642	(5)	-0-	16,138,642		5.7%

Footnotes

*
Less than 1.0%

(1)
Includes 1.8 million shares pledged by Mr. Starks in support of a line of credit. The number of Company shares pledged to support this line of credit was reduced from 2.5 million shares pledged in 2011 to 2.0 million shares pledged in 2012 to 1.8 million shares pledged as of March 1, 2016, which currently represents only approximately 0.6% of the Company's outstanding common stock.

  The shares pledged by Mr. Starks represent a portion of the shares he has held for 30 years. Mr. Starks, the Company's largest individual shareholder, acquired these shares through open market purchases of common stock in Daig Corporation, a company St. Jude Medical acquired in May 1996 in a stock-for-stock merger, and he has continued to own these shares in light of his desire to maintain a significant alignment of his interests with those of our shareholders.

  As of March 1, 2016, Mr. Starks owns 6,128,215 shares of the Company's common stock and also holds RSUs that vest and stock options to purchase common shares exercisable within 60 days of March 1, 2016 totaling 2,427,787 shares, for a total beneficial ownership position of 8,556,002 shares. The Company believes Mr. Starks has substantial unencumbered financial resources that would likely prevent the disorderly disposition of his pledged shares.

(2)
This information is derived from a Schedule 13G/A filed on February 16, 2016 by Capital Research Global Investors ("CRGI"), which is deemed to be the beneficial owner of 26,473,600 shares of our common stock as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940. CRGI, a division of Capital Research and Management Company, disclaims beneficial ownership pursuant to Rule 13d-4 under the Exchange Act.

(3)
This information is derived from a Schedule 13G/A filed on February 12, 2016 by Massachusetts Financial Services Company ("MFS"), an investment adviser, which is deemed to be the beneficial owner of 22,169,113 shares of our common stock owned by MFS and/or certain other non-reporting entities. MFS has sole voting power over 19,545,163 shares and sole dispositive power over 22,169,113 shares.

(4)
This information is derived from a Schedule 13G/A filed on January 27, 2016 by BlackRock, Inc., a parent holding company ("BlackRock"), which is deemed to be the beneficial owner of 19,949,346 shares of our common stock owned by BlackRock and/or certain other non-reporting entities. BlackRock has sole voting power over 17,592,861 shares and sole dispositive power over 19,949,346 shares.

(5)
This information is derived from a Schedule 13G/A filed on February 10, 2016 by The Vanguard Group ("Vanguard"), which is deemed to be the beneficial owner of 16,138,642 shares of our common stock as a result of acting as an investment advisor in accordance with §240.13d-1(b)(1)(ii)(E). Vanguard has sole voting power over 524,196 shares, sole dispositive power over 15,579,269 shares and shared dispositive power over 559,373 shares.

EXECUTIVE COMPENSATION

Compensation Committee Report

       We have reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2016.

  Stuart M. Essig, Chairman
  Barbara B. Hill
  Wendy L. Yarno

Compensation Discussion and Analysis

  Executive Summary

       This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of the following executive officers (the "Named Executive Officers") for fiscal 2015:

• Daniel J. Starks	Chairman, President and Chief Executive Officer in 2015 and Executive Chairman in 2016
• Michael T. Rousseau	Chief Operating Officer in 2015 and President and Chief Executive Officer in 2016
• Eric S. Fain	Group President
• Denis M. Gestin	President, International Division
• Donald J. Zurbay	Vice President, Finance and Chief Financial Officer

  Compensation Philosophy and Principles

       The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for establishing and administering compensation programs for the Company's executive officers. To achieve our business objectives, the Committee seeks to ensure that our executive compensation programs reinforce our business strategy and align executives' interests with those of our shareholders. The goals of our compensation programs are to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive industry and to enhance shareholder value. The following principles were used in the design of the programs:

  •
  A substantial part of an executive officer's compensation should be incentive-based, tied to Company performance;

  •
  Compensation should reflect individual job responsibilities, qualifications and performance; and

  •
  Executive officers and employees should be encouraged to own St. Jude Medical stock.

       In line with our pay for performance philosophy, the total compensation received by the Named Executive Officers will be dependent on corporate and/or division level performance measured over the short and long term. As an executive's level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance. Our Named Executive Officers' total compensation is comprised of a mix of base salary, annual incentive compensation and equity awards consisting of stock options and restricted stock units. Our Named Executive Officer compensation program is weighted toward equity awards, and such officers are required to meet the Company's stock ownership guidelines. Changes in Company stock price have a direct effect on the amount of compensation executive officers realize and the value of the Company stock they own. If shareholder value declines, so does the compensation realized by our executive officers.

       We seek to ensure the long-term growth of the Company while at the same time delivering short-term results. Our executive compensation program for the Named Executive Officers supports these initiatives by way of an annual cash incentive plan based solely on Company-wide and division financial objectives; stock options, which have value only through future appreciation in stock price; and restricted stock units, which foster retention and provide an alignment with shareholder value creation.

       The Committee and the Board believe that the skill and motivation of our employees, and especially our executive leaders, are essential to the Company's performance and creation of shareholder value. St. Jude Medical operates in a fast-paced, ever-evolving industry in which there is a high level of competition for market share and talent. In order to attract and retain the necessary talent, we manage total direct compensation – base salary, annual cash incentive target and long-term incentive awards – with reference generally to the external market and other relevant factors (as determined through the process described beginning on page 29). We believe our compensation program motivates performance that differentiates us from our competitors and does not encourage excessive risk-taking, as discussed further under "Compensation Risk Analysis" below. We will continue to provide a compensation program that we believe is effective, serves shareholder interests and is worthy of shareholder support.

  2015 Say on Pay Results

       At the Company's 2015 Annual Meeting, the Company's shareholders had the opportunity to cast a non-binding advisory vote on the compensation of the Named Executive Officers. Approximately 95% of the shares voted at the meeting approved the Named Executive Officers' compensation. The Committee welcomed this feedback and, while shareholders overwhelmingly supported the compensation programs for our Named Executive Officers, the Committee continuously evaluates and implements changes to improve its compensation practices as described below. The Company intends to continue its practice of linking Company performance with executive compensation decisions.

  Continuous Improvement

       The Company continues to assess its executive compensation programs and practices and periodically makes changes based on competitive market and governance considerations. Recent changes include:

  •
  In December 2015, the Committee recommended and the Board approved amendments to the Company's change in control severance agreements in order to remove the tax gross-up provision under Section 280G of the Internal Revenue Code. Such amendments were entered into with each of the Named Executive Officers who were party to a change in control severance agreement entered into prior to December 2012. Change in control severance agreements that were entered into during or after December 2012 do not contain a tax gross-up provision.

  •
  In December 2014, the Committee recommended and the Board adopted modifications to the Company's stock incentive plans to (i) expressly prohibit the cash buyout of "underwater" stock options and (ii) establish a minimum three-year vesting period for stock options, stock appreciation rights, restricted stock and restricted stock units (other than in the case of performance-based awards, which may not vest over a period of less than one year). The

    St. Jude Medical, Inc. 2016 Stock Incentive Plan that shareholders are being asked to approve at the 2016 Annual Meeting contains these same provisions.

  •
  In December 2014, the Committee recommended and the Board adopted an anti-pledging policy prohibiting Directors and executive officers from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. The anti-pledging policy applies on a prospective basis from the time of its adoption and exempts shares of Company stock pledged prior to its adoption, which includes the shares pledged by Mr. Starks, as detailed in footnote (1) of the Share Ownership of Management and Directors and Certain Beneficial Owners table on page 21.

  •
  Beginning in December 2012, the Company modified its equity award agreements so that they now contain (i) a "double trigger" change in control provision such that vesting is accelerated if the executive officer is involuntarily terminated, other than for cause, or leaves for good reason following a change in control and (ii) a provision that requires the executive officer to return or repay certain amounts under the equity award agreement if they breach the non-competition or non-solicitation provisions of the agreement.

  •
  Effective beginning in 2012, the Company implemented a compensation recoupment or "clawback" policy that requires the repayment of annual incentive awards in certain circumstances.

  •
  In December 2011, the Committee adopted an anti-hedging policy prohibiting all Directors and executive officers from engaging in the purchase or sale of financial instruments based on the Company's securities that are designed to hedge or offset any decrease in the market value of the Company's securities.

  Fiscal 2015 Performance

       2015 reflected positive momentum in several key areas of focus for the Company, with strong performance in our atrial fibrillation and neuromodulation product categories in particular. With the acquisition of Thoratec Corporation in October 2015, the largest and one of the most strategic acquisitions in the Company's history, we continued to build on our key growth strategy of surrounding heart failure with therapies enabling patient care from early symptoms to advanced stages.

       Atrial fibrillation product sales increased 13 percent in 2015 on a constant currency basis, driven by continued adoption of our FlexAbility™ and TactiCath™ ablation catheters.* Due to the successful launch of these products in 2015, we gained market share in the U.S. ablation catheter market and also experienced an increase in sales of our other atrial fibrillation products.

       Neuromodulation experienced 14 percent sales growth on a constant currency basis, driven by our Burst technology offering in Europe as well as the Protégé™ Spinal Cord Stimulation System with updgradeable features in the U.S.* We have transformed our neuromodulation business and are now positioned to establish St. Jude Medical as a global technology leader in this growing market, with one of the most comprehensive product portfolios on the market that has the ability to treat chronic pain patients throughout the care continuum.

*
A reconciliation of 2015 sales and constant currency sales growth and adjusted earnings per share is included in Appendix D, Reconciliation of Non-GAAP Financial Measures

       Cardiovascular product sales increased six percent in 2015 on a constant currency basis.* Cardiovascular sales growth was primarily driven by the successful launch of all sizes of the Portico™ Transcatheter Aortic Valve Implantation System in Europe as well as strong contributions from the AMPLATZER™ Amulet™ Left Atrial Appendage Occluder in Europe and our Optical Coherence Tomography product portfolio.

       Our Cardiac Rhythm Management business experienced challenges in 2015, with sales decreasing three percent on a constant currency basis.* Global results were impacted negatively by lower sales in the U.S., principally due to our product gap in the MRI conditional category of products, though this decline was partially offset by solid results in countries where MRI conditional products are offered and continued adoption of our MultiPoint Pacing™ technology in Europe.

       Finally, with the acquisition of Thoratec, we augmented our heart failure strategy with the market leading portfolio of mechanical circulatory support devices capable of treating the full range of clinical needs for patients suffering from advanced heart failure. Coupled with our cardiac re-synchronization therapy products and unique CardioMEMS™ technology, the only FDA-approved remote hemodynamic monitoring device on the market, we are now positioned to be the global leader in device-based heart failure management.

       For the full year 2015 net sales were $5.541 billion, compared with $5.622 billion in 2014, while adjusted earnings per share in 2015 were $3.94, compared with $4.17 in 2014. Foreign currency translations had a significant negative effect on our 2015 results, representing an estimated impact of $413 million on net sales and $0.68 on adjusted earnings per share. Adjusting for this negative foreign currency impact, 2015 net sales increased six percent and adjusted earnings per share increased eleven percent over the prior year.* Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2015 financial results.

  Fiscal 2015 Pay Implications

       Our fiscal year 2015 corporate performance was a key factor in the compensation decisions and outcomes for the fiscal year. In December 2014, the Board of Directors approved an operating plan that reflected our expectations for Company performance and included goals for Company-wide sales, adjusted earnings per share and division sales and adjusted operating earnings achievement. These goals served as targets for our Management Incentive Compensation Plan ("MICP"). The Committee determined that these goals provided appropriate incentives for continued execution of our growth and performance strategy. In 2015, overall Company sales and adjusted earnings per share were slightly below targeted levels identified in the MICP.

       Sales and adjusted earnings per share performance for 2015 equaled 97% of the MICP target. Division sales performance ranged from 96% to 97% of the MICP target and adjusted division operating profit performance ranged from 92% to 96% of the MICP target The payouts associated with these levels of performance are determined by a scale on which 100% achievement of a performance target results in a payment at 100% of target level bonus. To increase the incentive to achieve or over-achieve target, performance below target results in a payout that declines steeply from 100% payout at target to no payout for performance below 90% of target, while performance above target results in a scale that pays up to 200% of the individual's target-level bonus for performance at 120% of target. Fiscal 2015 performance resulted in MICP awards for our Named Executive Officers that ranged from 96.85% to 97% of target-level bonuses. It is important to note that MICP awards are based solely on financial performance measures and do not allow for a financial performance shortfall to be offset by the overachievement of qualitative measures. Please

*
A reconciliation of 2015 sales and constant currency sales growth and adjusted earnings per share is included in Appendix D, Reconciliation of Non-GAAP Financial Measures.

see "Fiscal 2015 Annual Incentive Awards" on page 35 for more detailed annual incentive award information for our Named Executive Officers.

       Long-term incentive awards make up a significant portion of each of the Named Executive Officer's compensation. In December 2015, the Named Executive Officers, other than Mr. Starks, received a combination of stock options and restricted stock units. Both award vehicles result in long-term incentive compensation being highly correlated to the Company's stock price performance. Stock options only have value if the stock price appreciates, and the value of restricted stock units will rise and fall in direct correlation to the Company's stock price. Mr. Starks did not receive a long-term incentive award in December 2015 in light of his imminent retirement from the position of President and Chief Executive Officer and transition to the role of Executive Chairman in January 2016. Mr. Rousseau's long-term incentive award granted in December 2015 was made with consideration given to his assumption of the Chief Executive Officer role in January 2016.

       Our executives' base salaries were reviewed before the start of fiscal 2015. Based on the financial performance of the Company and benchmark data available at the time, we granted average salary increases of 4.2% to our Named Executive Officers. Please see "Fiscal 2015 Base Salaries" on page 33 for more detailed base salary information for our Named Executive Officers.

  Use of Consultants and Other Advisors

       The Committee has retained Pay Governance to assist the Committee with its responsibilities related to the Company's executive and Board of Director compensation programs. Pay Governance's responsibilities to the Committee included providing:

  •
  Competitive market data and advice related to the Chief Executive Officer's compensation level and incentive program;

  •
  A review of Company compensation levels, performance and incentive program design (including performance objectives);

  •
  Information on executive compensation trends and implications for the Company; and

  •
  Competitive market data and advice on outside Director compensation.

       As part of the Company's evaluation of Pay Governance, the Committee considered the following independence factors related to Pay Governance: (i) that no other services were provided to us by Pay Governance in 2015, (ii) the fees paid by the Company as a percentage of Pay Governance's total revenue, (iii) policies and procedures of Pay Governance that are designed to prevent conflicts of interest, (iv) any business or personal relationships between Pay Governance's advisor for the Company and a member of the Committee, (v) any business or personal relationship of Pay Governance or its senior advisor for the Company and a Company executive and (vi) any Company stock owned by the senior advisor of Pay Governance. The Committee discussed these considerations and concluded that the work performed by Pay Governance and its senior advisor involved in the engagement did not raise any conflict of interest and that both are independent under the Committee's charter and applicable SEC and NYSE listed company rules.

  Overview of Components of Named Executive Officer Compensation Program

       The tabular and narrative disclosures below describe the objectives of each of the four major components of our Named Executive Officer compensation program and explain how the amount of each component was determined by the Committee for 2015. For a discussion of the specific actions and awards for fiscal 2015 for each component, see "Overview of Fiscal 2015 Compensation," "Fiscal 2015 Base Salaries," "Fiscal 2015 Annual Incentive Awards," "Fiscal 2015 Long-Term Incentive Awards" and "Fiscal 2015 Other Benefits" below.

Component	Objective	How Determined
Base Salary	Competitive base salaries are necessary to attract and retain high caliber candidates and serve as the fixed component of our compensation.

•

Consideration given to the 25th to 75th percentiles of the market data with the 50th percentile serving as the primary reference point along with the factors listed under "Determination of Targeted Compensation Levels" below.

Annual Incentive Awards	Serves to focus executives on the delivery of annual performance results related to sales and profitability.

•

For target bonus award opportunity percentages: consideration given to the 25th to 75th percentiles of the market data with the 50th percentile serving as the primary reference point along with the factors listed under "Determination of Targeted Compensation Levels" below as well as trends and internal equity among positions within the Company with similar responsibilities.

•

For establishing performance goals: consideration of prior year performance, current market conditions and peer company performance. Goals are established to promote growth and profitability that exceed the previous year's performance and are at or above the historical performance of key competitors. Existing market conditions are taken into account to ensure that goals have a reasonable probability of being achieved.

•

For actual bonus payouts: achievement of predetermined performance measures established under the Company's plan.

Long-Term Incentive Awards (Equity Awards)	Link executive compensation to long-term shareholder return and provide a retention feature as a result of awards vesting over time.

•

Consideration given to total direct compensation data ranging from the 25th to 75th percentile, with 50th percentile serving as the primary reference point.

•

For the purpose of determining award levels, the value of the stock is based on the fair market value on the date of grant.

Other Benefits	Ensure a competitive total compensation package by offering benefits provided at peer companies.

•

The health and retirement benefits provided to the Named Executive Officers are the same as the benefits provided to all employees.

•

The Management Savings Plan is consistent with the deferred compensation plans offered by peer group companies and general industry companies. U.S. employees with income over $150,000 are eligible to participate in this program.

       Additional information regarding annual and long-term incentive awards follows.

       Annual Incentive Awards.    All annual incentive awards paid to the Named Executive Officers are awarded and paid under the MICP and are based on the achievement of predetermined, objective performance goals as established under the Company's annual operating plan. Each objective is assigned a relative weighting for each Named Executive Officer.

       Under the MICP, target award opportunities, weightings and associated performance objectives must be determined and approved by the Committee or Board of Directors no later than 90 days after the beginning of the fiscal year. Typically, target award opportunities, weightings and associated performance objectives for a particular fiscal year are approved in the December preceding the start of that fiscal year. At that time, the Committee may identify items that will be excluded from the calculation of incentive payments, such as the impact of foreign exchange rates, transaction costs and accretive or dilutive effect of merger and acquisition activity and other specified items.

       Upon completion of each fiscal year, the Committee determines and certifies in writing the payout levels associated with Company-wide and division performance results, and incentive awards are typically paid in February. The Committee has no discretion under the MICP to increase any executive's incentive payout that would be due upon the attainment of performance objectives, or otherwise modify performance objectives associated with the performance period. However, the Committee may, in its discretion, reduce or eliminate individual incentive payouts for a performance period. The Committee did not exercise this discretion related to MICP awards for 2015.

       The Committee has adopted a policy regarding the recovery of performance-based compensation payable under our MICP from executive officers under certain circumstances. The "claw-back" policy provides that executive officers will be required to reimburse the Company for any annual MICP payment subject to the policy received in the three-year period preceding the date on which the Company is required to prepare an accounting restatement that was due to material noncompliance under any financial reporting requirements. The amount of reimbursement will be the excess, if any, of the amount actually paid to an executive officer over the amount that should have been paid based upon the restated results.

       Long-Term Incentive Awards.    In 2015, long-term incentive compensation was provided to the Named Executive Officers, other than Mr. Starks, through awards granted under the Company's shareholder-approved 2007 Stock Incentive Plan. Mr. Starks did not receive a long-term incentive award in 2015 in light of his imminent retirement from the position of President and Chief Executive Officer and transition to the role of Executive Chairman in 2016.

       The Committee annually reviews the potential dilutive effect of equity award programs from both a share and economic basis as compared to the primary peer group companies. In its 2015 review, the Company found that it was aligned with mid-market levels across these measures.

       The Named Executive Officers receive annual equity awards in the form of stock options (approximately 67% of total Named Executive Officer long-term incentive value) and restricted stock units (approximately 33% of total Named Executive Officer long-term incentive value). The Company believes this mix of stock options and restricted stock units is appropriate and consistent with its objective of directly aligning management compensation with the delivery of shareholder value, while at the same time balancing the amount of compensation that may be perceived as encouraging risk-taking behavior and providing a strong retention component. Stock options have value only to the extent that the price of the Company's stock on the date of exercise exceeds the exercise price, which is equal to the closing market price of our common stock on the date of grant, and the value of restricted stock units is directly correlated to the price of our common stock. To encourage a longer-term perspective and retain our employees, restricted stock units generally vest 25% per year over a four-year period and any unvested awards are forfeited at the time of termination. Similarly, stock options cannot be exercised immediately, and generally become exercisable over a four-year period. Neither restricted stock units nor stock options provide holders with any of the rights of a shareholder until shares are issued on exercise or vesting. Equity awards are generally made in December of each year on a date coinciding with a regularly scheduled Board of Directors meeting.

       In certain cases, equity awards may be granted to new hires upon commencement of employment with the Company or to existing employees upon promotion to a higher-level position or significant overachievement of a business goal. In those cases the grant date is determined to be the fifth day of the month following the later of the month of commencement of employment or written approval of the grant. If the fifth day of the month is within seven days before an earnings release, the grant date is the third business day following the earnings release. In fiscal 2015, no such grants were made to any Named Executive Officer.

  Determination of Targeted Compensation Levels

       In December of each year, the Committee establishes base salaries, annual incentive targets and long-term incentive awards. The annual incentive targets and base salaries are effective for the next fiscal year and the long-term incentive awards are effective the day they are approved but are intended to be compensation for the next year and beyond.

       Since May 2013, the Company has established target levels of pay for total direct compensation – base salaries, annual incentive targets and long-term incentive awards – between the 25th and 75th percentile of market data, using the 50th percentile of market data as the primary reference point. In establishing total direct compensation, additional consideration was given to the following factors listed below:

  •
  Actual executive role as compared to the most similar external comparator descriptions;

  •
  Individual executive's experience and past performance;

  •
  Ability of the position to impact key business initiatives;

  •
  Our assessment of the risk of losing the executive to competitors;

  •
  Internal equity and consistency;

  •
  Advancement potential; and

  •
  Succession planning considerations.

No pre-assigned weighting is given to these factors. The Committee determined the amount of long-term incentive awards granted to the Named Executive Officers in December 2015, which is reported in the Summary Compensation Table as 2015 compensation, using the 50th percentile of market data as the primary reference point.

       The Committee considers "standard performers" to be those executives whose areas of responsibility consistently meet or exceed annual performance targets and who provide leadership that is consistent with the Company's core values and is aligned with the Company's overall long-term growth strategy. Executives who are considered to be standard performers and for whom there is substantially similar external market comparator data typically have their total direct compensation targeted to the 50th percentile of the market data. Because we also believe that our compensation program needs to have the flexibility to deal with a variety of circumstances (e.g., retaining high performers, developing new executives, accommodating year-over-year anomalies in market data, and also managing poor performance), total direct compensation may generally be managed between the 25th and 75th percentile of the market data for certain executives, as described below.

       If an executive's position has greater responsibility than the external market comparator, the executive's performance consistently exceeds objectives, the executive possesses a skill set that is critical to a key business objective or the executive is in line for a key leadership position, the executive's total direct compensation may be targeted above the 50th percentile of the external market. We believe this is in the best interest of the Company in light of the costs associated with replacing key executives and the potential impact to key business initiatives. If an executive has not fully met performance objectives, has duties and responsibilities which are less than those of the closest external comparator, or is new to his or her position and has not had the opportunity to demonstrate a consistent level of performance, the executive's total direct compensation may be targeted below the 50th percentile.

       The Committee makes recommendations to the Board of Directors regarding the compensation to be paid to the Chief Executive Officer of the Company. When making such recommendations, the Committee considered the results of the review by the Board of the Chief Executive Officer's performance against specific objectives established at the beginning of each year. The results of this assessment were taken into account in determining how compensation levels should be aligned with the primary market reference point. The 50th percentile of peer group data was the primary reference point used in establishing the Chief Executive Officer's 2015 base salary and bonus target. The Chief Executive Officer attends Committee meetings but is not present for the discussions when his own compensation is determined. As noted above, the Committee did not recommend a long-term incentive award for Mr. Starks in connection with the December 2015 equity grant cycle in light of his imminent retirement from the position of President and Chief Executive Officer and transition to the role of Executive Chairman in January 2016. Similarly, Mr. Rousseau's long-term incentive award was made with consideration given to his assuming the role of Chief Executive Officer in January 2016.

       The Committee determines, and reports to the Board of Directors, the compensation to be paid to Named Executive Officers other than the Chief Executive Officer. When evaluating the compensation levels of the other Named Executive Officers, the Committee considers recommendations of the Chief Executive Officer. These recommendations are presented to the Committee each year along with a written assessment for each executive officer addressing performance against the past year's financial objectives and overall leadership effectiveness.

       In determining compensation levels for the Named Executive Officers, the Committee also reviews current and historical compensation levels (targeted and actually paid) for each executive, including the current value of any outstanding equity awards. While historical compensation levels are considered when establishing future compensation targets, the primary objective is to establish market-competitive programs that are highly aligned with future Company performance goals and shareholder value creation. This results in executive compensation being highly correlated to annual financial performance and long-term stock price performance. Excluding Mr. Starks who did not receive any long-term incentive awards for 2015 in light of his imminent retirement as President and Chief Executive Officer, on average, 85% of targeted total compensation (base salary, annual incentive and long-term incentive) for the Named Executive Officers in fiscal 2015 was tied to Company-wide and/or division performance and at-risk insofar as annual incentive awards and the value of stock awards may be reduced or eliminated depending on Company-wide and division performance.

  Fiscal 2015 Market Data

       We evaluate the compensation paid to the Named Executive Officers in relation to the programs offered by a primary peer group of other medical product and healthcare companies. If the data sample is not large enough, data from an expanded peer group and/or other data sources may be used. Companies are selected based on similarities of business characteristics and overall company size. Organizational size is measured using revenue and market capitalization, and the primary peer group is developed so that the median annual revenue and market capitalization of the companies within the primary peer group approximates the annual revenue and market capitalization of the Company. The primary and expanded peer groups are reviewed by the Committee each year. If necessary, changes may be made to the peer group in order to achieve the objectives stated above or as a result of merger and acquisition activity that may have impacted peer companies.

       The following table represents the primary and expanded peer groups used for making decisions related to 2015 base salaries and annual incentive targets and December 2015 long-term incentive awards.

Company	Peer Group

Medtronic, plc	Primary
Baxter International, Inc.	Primary
Thermo-Fisher Scientific, Inc.	Primary
Stryker Corporation	Primary
Boston Scientific Corporation	Primary
Becton Dickenson and Company	Primary
Zimmer Biomet Holdings, Inc.	Primary
Hospira, Inc.	Primary
Covidien, plc*	Primary
Varian Medical Systems, Inc.	Primary
CR Bard, Inc.	Primary
Edwards Lifesciences Corporation	Primary
Forest Laboratories, Inc.*	Expanded
Gilead Sciences, Inc.	Expanded
Agilent Technologies, Inc.	Primary
Allergan, plc*	Primary
Biogen, Inc.	Expanded
Bio-Rad Laboratories, Inc.	Expanded
PerkinElmer, Inc.	Expanded
Carefusion Corporation*	Primary
DENTSPLY International, Inc.	Expanded
Intuitive Surgical, Inc.	Expanded
Actavis plc	Expanded

*
Allergan, plc, Carefusion Corporation, Covidien, plc and Forest Laboratories, Inc. data were not used in connection with December 2015 long-term incentive awards due to their acquisition by other companies.

       When a relevant data sample is available from the primary peer group it is used to determine market compensation levels for the Named Executive Officers. If a relevant sample is not available from the primary peer group, the data is supplemented with data from an expanded peer group or salary survey data. The primary peer group data was used for each Named Executive Officer for each component of our compensation program in 2015, except that expanded peer group data was also used in setting the base salary and annual incentive target for Mr. Fain.

  Overview of Fiscal 2015 Compensation

       Pay Mix.    The chart below illustrates the mix of base salaries, target annual incentive awards and long-term incentive awards for our Named Executive Officers as a group, other than Mr. Starks, in fiscal 2015. Mr. Starks is excluded from the chart as he did not receive a long-term incentive award in connection with the Company's December 2015 equity grant cycle in light of his imminent retirement from the position of President and Chief Executive Officer and transition to the role of Executive Chairman in January 2016.

       As reflected in the above chart, for fiscal 2015, on average approximately 85% of the total compensation awarded to the Named Executive Officers, other than Mr. Starks, was in the form of annual incentive or equity compensation and therefore linked to Company performance.

  Fiscal 2015 Base Salaries

       The amount of annualized base salary and year-over-year increase for each of our Named Executive Officers for fiscal year 2015 is set forth in the following table.

	Base Salary
Name	Fiscal Year 2014(1) ($)	Fiscal Year 2015(1) ($)	Percent Increase in Fiscal Year 2015 (%)
Daniel J. Starks	1,076,865	1,110,000	3.1
Michael T. Rousseau	775,000	800,000	3.2
Eric S. Fain	700,000	721,000	3.0
Denis M. Gestin	619,356	637,942	3.0(2)
Donald J. Zurbay	460,000	500,000	8.7(3)

Footnote

(1)
Fiscal years reflect the annualized base salary rate.

(2)
The percentage increase in fiscal year 2015 base salary for Mr. Gestin has been calculated using his base salary as expressed in Euros (not U.S. Dollars). Mr. Gestin's base salary for 2015 and 2014 was Euro 583,500 and Euro 566,500, respectively, representing an increase of 3.0%. The base salary amounts were converted to U.S. Dollars using the exchange rate of $1.00 to 0.91466 Euro, the exchange rate in effect on the last business day of fiscal year 2015.

(3)
Mr. Zurbay's increase was based on the Committee's desire to better align his salary with the external market.

       In determining 2015 base salary rates, consideration was given to each of the factors listed under "Determination of Targeted Compensation Levels" and the market data described under "Fiscal 2015 Market Data".

  Fiscal 2015 Annual Incentive Awards

       For 2015, targeted annual incentive opportunities for our Named Executive Officers under the MICP ranged from 75% to 135% of base salary. The actual incentive payout for each performance objective could range from 0% to 200% of target depending upon the extent to which the performance objective was achieved. Incentive payments are not made if actual performance is less than 90% of targeted levels.

       For fiscal 2015, annual incentive payments made to the Named Executive Officers under the MICP were based on the Company's level of achievement of Company-wide annual sales revenue and earnings per share objectives, as well as division profitability and sales objectives for Mr. Gestin, as established under the Company's annual operating plan. When calculating fiscal year 2015 earnings per share for determining achievement of performance measures under the MICP, we included the accretive impact of the Company's repurchase of approximately 7.5 million shares during such year.

       Historically, Company-wide performance objectives for the MICP have been set so they require meaningful growth over the previous year's revenue and profitability results. For example, in December 2014, the Board approved our 2015 operating plan and the Company-wide revenue and earnings per share targets of $5.823 billion and $4.13 (excluding the impact of certain charges, acquisitions and foreign currency translation), respectively, which were included within the operating plan. When the Board approved the operating plan, the 2015 revenue and earnings per share targets reflected increases of approximately 6% (on a constant-currency basis) and 4%, respectively, over the revenue and adjusted earnings per share that we expected, at that time, to achieve for the full year 2014.

       These considerations result in Company-wide goals that are consistent in their difficulty to achieve and probability for success. Performance objectives are set at a level that we believe is aggressive enough to inspire top performance but reasonable enough to be realistically achievable. Goals are established to challenge executives to maximize year-over-year growth in sales and profitability but are at the same time intended to be reasonable in that they can be achieved by the efficient execution of operating plans. Additional goals are dependent solely on the financial performance of the Company and its divisions and do not include subjective individual performance goals.

       Information regarding the weightings of the performance measures and the potential and actual payouts of the fiscal 2015 annual incentive awards pursuant to the MICP is set forth below.

 Fiscal 2015 Annual Incentive Award Payouts

	Performance Measures		Potential Payout		Actual Payout
Name	Measure	Weighting	Target Payout as a % of Eligible Earnings	Target Payout Level	% of Target	Payout Amount	% of Eligible Earnings
Daniel J. Starks	EPS	75%	101.25%	$1,123,875	97.00%	$1,090,159	98.21%
	Company Sales	25%	33.75%	$374,625	97.00%	$363,386	32.74%

		100%	135.00%	$1,498,500	97.00%	$1,453,545	130.95%
Michael T. Rousseau	EPS	75%	75.00%	$600,000	97.00%	$582,000	72.75%
	Company Sales	25%	25.00%	$200,000	97.00%	$194,000	24.25%

		100%	100.00%	$800,000	97.00%	$776,000	97.00%
Eric S. Fain	EPS	75%	60.00%	$432,600	97.00%	$419,622	58.20%
	Company Sales	25%	20.00%	$144,200	97.00%	$139,874	19.40%

		100%	80.00%	$576,800	97.00%	$559,496	77.60%
Denis M. Gestin*	EPS	35%	26.25%	$167,460	97.00%	$162,436	25.46%
	Division Sales	50%	37.50%	$239,228	97.00%	$232,051	36.37%
	Division Operating Profit	15%	11.25%	$71,768	96.00%	$68,898	10.80%

		100%	75%	$478,456	96.85%	$463,385	72.64%
Donald J. Zurbay	EPS	75%	60.00%	$300,000	97.00%	$291,000	58.20%
	Company Sales	25%	20.00%	$100,000	97.00%	$97,000	19.40%

		100%	80.00%	$400,000	97.00%	$388,000	77.60%

*
Mr. Gestin is paid in Euros, but for the purpose of this proxy statement, all amounts have been converted to U.S. Dollars using the exchange rate of $1.00 to 0.91466 Euro, the exchange rate in effect on the last business day of fiscal year 2015.

  Fiscal 2015 Long-Term Incentive Awards

       The equity awards granted to the Named Executive Officers during fiscal 2015 were determined as described under "Determination of Targeted Compensation Levels" above. Grant value recommendations are made to the Committee in advance of the date they are actually approved. The number of shares required to deliver the recommended value is determined using the fair value of the Company's stock on the date of grant. The number of shares subject to each option award granted to the Named Executive Officers during fiscal year 2015, as well as the grant date fair values of these awards, is shown in the Grants of Plan-Based Awards for Fiscal 2015 table on page 40.

  Fiscal 2015 Other Benefits

       The table below provides information regarding other benefits provided to the Named Executive Officers.

Other Benefits	Description
Health and Welfare Benefits

•

Health Benefits: Health care, dental, vision and disability benefits that are available to all exempt employees.

•

Life Insurance: Life insurance with a death benefit equal to twice the employee's annual salary, commission and bonus, up to a maximum death benefit of $1,250,000, which is available to each salaried employee with a salary, commission and bonus exceeding $150,000. As of December 31, 2006, Mr. Starks declined coverage under this program and therefore does not receive a life insurance benefit from the Company.

•

Physical Examination: Reimbursement for one physical examination every 12 months up to a maximum of $1,600 per exam.

Retirement Benefits

•

401(k) Plan: Company matches 100% of the first 3% of compensation contributed by employees.

•

Management Savings Plan: Plan provides matching payments for each employee whose annual salary, commission and bonus exceed the IRS qualified plan limit.

•

Employee Stock Purchase Plan: Allows employees to purchase stock at a discount to the market price.

       The other benefits described above, including the 401(k) plan, the Management Savings Plan and Employee Stock Purchase Plan, do not factor into decisions related to other elements of compensation for the Named Executive Officers other than to support the Company's overall strategy to attract and retain executive talent.

       Because Mr. Gestin is not based in the United States, in 2015 he was not eligible to participate in the benefit programs discussed above other than the Employee Stock Purchase Plan, but rather participated in health, welfare and retirement programs provided to all employees at the Company's Brussels, Belgium location. These benefits include disability insurance, hospitalization insurance and life insurance equal to two times of the employee's annual base salary plus an additional 50% of such employee's annual base salary per each dependent child. Additionally, Belgian employees participate in a retirement plan that for 2015 provided a contribution equal to 3% of the social security ceiling plus 11% of the difference between the social security ceiling and the employee's base salary. Consistent with European practice, Mr. Gestin was provided an automobile by the Company in 2015. The Company believes these programs are necessary in order to compete for talent and that it is appropriate to provide Mr. Gestin benefits consistent with normal practice in his country of residence.

  Change in Control Severance Agreements

       The Company has entered into change in control severance agreements (the "CIC Severance Agreements") with each of the Named Executive Officers. Each CIC Severance Agreement provides a benefit to the Named Executive Officer in the event that he is involuntarily terminated, other than for cause, following a change in control. A benefit is also provided if the Named Executive Officer terminates his employment for good reason in the three years following a change in control. The Company has selected this "double trigger" approach because it protects the Named Executive Officer from the possibility of a termination of his employment following a change in control while at the same time providing for payment only if such a termination of employment actually occurs. The CIC Severance Agreements apply solely to change in control related terminations. The Named Executive Officers are not provided any benefit under the CIC Severance Agreements in the event of termination not related to a change in control.

       In the event of a qualifying termination, each Named Executive Officer is provided with a lump sum payment equal to 2.9 times his annual base salary, target annual incentive and certain other compensation paid to the Named Executive Officer during the 12 months before the termination. In addition, for a period of three years, the Named Executive Officer is entitled to receive, at the Company's expense, health, accident, disability and life insurance benefits substantially similar to those provided immediately before termination. The Company will also reimburse the Named Executive Officer for any legal fees and expenses incurred by the Named Executive Officer as a result of the termination of his employment, including costs incurred in contesting or disputing the termination or seeking to obtain or enforce any right under the CIC Severance Agreement.

       The Committee reviewed the CIC Severance Agreements in December 2012 and determined to reduce the benefits for any executive officer hired after December 2012 by eliminating the provision of cash gross-up payments to cover any excise tax under Section 280G of the Internal Revenue Code. In December 2015, the Committee again reviewed the CIC Severance Agreements and determined to eliminate the tax gross-up provision for executive officers hired prior to December 2012. The Company has since entered into amendments eliminating such tax gross-up provision with each Named Executive Officer who is a party to a CIC Severance Agreement entered into prior to December 2012.

       The Company believes that providing change in control benefits should eliminate or reduce the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. The Company also believes these arrangements are necessary in order to retain key executives during the transition period following a change in control and allow them to focus on Company-related matters rather than seeking new employment opportunities. The CIC Severance Agreements are discussed in greater detail on page 43. The CIC Severance Agreements do not factor into decisions related to other elements of compensation other than to support the overall strategy of attracting and retaining executive talent.

  Executive Severance Plan

       In December 2015, and in connection with the above-described amendment to the CIC Severance Agreements, the Committee recommended and the Board approved the St. Jude Medical, Inc. Executive Severance Plan (the "Severance Plan"). The Severance Plan is intended to provide severance benefits to certain executive officers of the Company and its affiliates, including the Named Executive Officers, in the event of the termination of their employment under certain circumstances not involving a change in control of the Company. Following involuntary termination without cause (other than for death or disability), the executive officer will be entitled to a severance benefit equal to the applicable severance multiplier times the sum of (i) the executive officer's annual base salary in effect when the termination occurs and (ii) the target bonus under the executive officer's applicable annual bonus plan for the fiscal year in which the termination occurs. The executive officers covered by the Severance Plan and their respective severance multiplier are the Chief Executive Officer (2.0x), the other Named Executive Officers (1.5x) and all other Section 16 officers (1.0x).

       An executive officer is not entitled to receive any benefits under the Severance Plan if such executive officer has received or will receive any benefits from the Company under a CIC Severance Agreement for the same termination of employment. The Severance Plan is discussed in greater detail on page 44. The Severance Plan does not factor into decisions related to other elements of compensation and is intended to provide stable conditions of employment for executive officers consistent with market practices in order to enhance the Company's ability to attract and retain highly qualified personnel.

  Stock Ownership Guidelines

       The Company maintains stock ownership guidelines, which set stock ownership targets that all executive officers and Directors are expected to achieve, with the intent of aligning the interests of management and shareholders and fostering a long-term orientation. Targeted stock ownership levels range from six times base salary for the Chief Executive Officer (increased in 2013 from three times base salary) to two times base salary for each of the other Named Executive Officers. Stock ownership guidelines for Directors are set at five times the annual retainer for Directors, or $500,000. Ownership levels are expected to be reached within five years after the date of first promotion to the applicable management level or to the Board, as applicable.

       Ownership levels are determined by including stock acquired through open market purchases, option exercises or Employee Stock Purchase Plan purchases, shares obtained in lieu of earned compensation, shares earned under restricted stock and restricted stock unit grants and the "in the money" value of vested stock options. Each Director and those Named Executive Officers who have been executive officers of the Company for at least five years are in compliance with the Company's stock ownership guidelines.

  Anti-Hedging Policy and Anti-Pledging Policy

       The Company maintains an anti-hedging policy prohibiting all Directors and executive officers from engaging in the purchase or sale of financial instruments (including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds or other derivative securities) based on the Company's securities that are designed to hedge or offset any decrease in the market value of the Company's securities. The policy is premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations, it is nonetheless considered inappropriate for any Director or executive officer to engage in short-term or speculative transactions in our securities that may be viewed as reducing their incentive to improve our performance or inconsistent with the objectives of our shareholders in general. The Company also maintains an anti-pledging policy prohibiting Directors and executive officers from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. The anti-pledging policy applies on a prospective basis from the time of its adoption and exempts shares of Company stock pledged prior to its adoption, which includes the shares pledged by Mr. Starks. Mr. Starks has reduced the number of pledged shares over time, as detailed in footnote (1) of the Share Ownership of Management and Directors and Certain Beneficial Owners table on page 21.

  Tax Implications of Executive Compensation

       Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to certain of its executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation, provided it is paid pursuant to a plan that has been approved by shareholders, the performance goals are objective and determined by a committee of the board of directors which is comprised solely of two or more outside directors and the compensation is paid only after the committee certifies that the performance goals and any other material terms were in fact satisfied.

       Other than restricted stock units, all awards to the Named Executive Officers made for fiscal 2015 under the Company's annual and long-term incentive plans are intended to qualify as performance-based compensation under Section 162(m) and, therefore, are excluded from the $1,000,000 cap on compensation for deductibility purposes.

       It is the Committee's intention to use incentive compensation as a substantial component of the Company's executive compensation program and to attempt to structure incentive compensation so that the Company will not lose deductions under Section 162(m). While the Committee intends to continue to provide compensation opportunities to its executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation.

Compensation Risk Analysis

       In August 2015 the Company's compensation consultant, Pay Governance, analyzed, reviewed and discussed with the Company's Compensation Committee whether the Company's executive compensation practices and policies encourage excessive risk-taking. The Compensation Committee and Pay Governance concluded that such practices and policies, taking into account any risk-mitigating provisions and controls (e.g., stock ownership guidelines, the elements of long-term incentive compensation and basing annual incentive compensation on reasonable and objective performance targets), do not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. In 2015, we continued our practice of delivering a portion of the Named Executive Officer's long-term equity incentive compensation in the form of restricted stock units in order to balance the risk profile of the executive compensation portfolio. Effective beginning in 2012, the Company also implemented a compensation recoupment or "clawback" policy that requires the repayment of MICP awards in certain circumstances. Management applied similar criteria in assessing whether other compensation practices and policies encourage excessive risk-taking and concluded that they do not. Based on the foregoing, the Company determined that the risks arising from the Company's compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

       The following table shows the cash and non-cash compensation for the last three fiscal years awarded to or earned by the individuals who served as our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during fiscal year 2015. These five individuals are collectively referred to as the "Named Executive Officers".

Name and Principal Position	Year		Salary ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compen- sation ($)		Total ($)

Daniel J. Starks(5)	2015	(6)	1,110,000		-0-	-0-	1,453,545	10,950	(7)	2,574,495
Chairman, President and	2014		1,097,574	(8)	2,530,539	5,061,571	1,470,612	10,800		10,171,096
Chief Executive Officer	2013		1,045,500		2,303,385	4,854,634	1,430,244	36,650		9,670,413
Michael T. Rousseau(5)	2015	(6)	800,000		2,283,144	4,566,665	776,000	12,432	(9)	8,438,241
Chief Operating Officer	2014		788,288	(8)	1,134,846	2,269,849	782,376	12,337		4,987,696
	2013		730,000		1,063,201	2,240,903	832,200	36,132		4,902,436
Eric S. Fain	2015		721,000		683,243	1,366,617	559,496	17,682	(10)	3,348,038
Group President	2014		708,462	(8)	646,312	1,292,975	562,519	12,837		3,223,104
	2013		615,000		606,933	1,279,511	518,814	31,632		3,051,890
Denis M. Gestin(11)	2015		637,942		598,700	1,197,452	463,385	196,102	(12)	3,093,581
President, International Division	2014		688,637		585,522	1,171,093	498,401	180,942		3,124,596
	2013		752,400		606,933	1,279,511	567,122	186,385		3,392,350
Donald J. Zurbay	2015		500,000		666,482	1,333,318	388,000	12,432		2,900,232
Vice President, Finance and	2014		468,846	(8)	599,891	1,199,978	348,997	12,337	(9)	2,630,049
Chief Financial Officer	2013		430,000		557,503	1,175,174	318,630	29,382		2,510,689

Footnotes

(1)
Includes amounts deferred at the discretion of the executive officer pursuant to our 401(k) plan and our Management Savings Plan.

(2)
The amounts in this column are computed in accordance with FASB ASC Topic 718 and are based on the grant date fair value of the restricted stock unit awards (the Company's closing stock price on the date of grant multiplied by the number of shares subject to the award).

(3)
The amounts in this column are computed in accordance with FASB ASC Topic 718 and are based on the grant date fair value of the stock option awards as estimated using the Black-Scholes option pricing model. The assumptions used to estimate fair value are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2016.

(4)
We award bonuses to the Named Executive Officers solely based on our achievement of certain performance targets. Accordingly, bonus amounts are reported in the Non-Equity Incentive Plan Compensation column. The amounts in this column relate to awards under the MICP and are described under the heading "Compensation Discussion and Analysis" above.

(5)
Mr. Starks retired from the position of President and Chief Executive Officer at the end of fiscal 2015 and transitioned to the role of Executive Chairman in fiscal 2016. Mr. Rousseau was appointed to the position of President and Chief Executive Officer commencing fiscal 2016.

(6)
Mr. Starks did not receive equity awards in connection with the Company's December 2015 equity grant cycle in light of his imminent retirement from the position of President and Chief Executive Officer and transition to the role of Executive Chairman in 2016. Mr. Rousseau's December 2015 equity awards were made with consideration given to his assumption of the role of President and Chief Executive Officer in 2016.

(7)
Consists of retirement plan contributions of $10,950. The Company purchases life insurance for salaried employees generally providing a death benefit equal to the lesser of $500,000 or twice the annual salary, commission and bonus of such salaried employees. For employees whose annual salary, commission and bonus exceeds $150,000 and who participate in the Management Savings Plan, the Company purchases supplemental life insurance providing a death benefit equal to the lesser of $1,250,000 or twice the annual salary, commission and supplemental bonus of such salaried employees. As of December 31, 2006, Mr. Starks declined coverage under this program and therefore no longer receives a life insurance benefit from the Company.

(8)
Salary amount reflects the Company's 53 week fiscal year in 2014.

(9)
Consists of retirement plan contributions of $10,950 and the incremental cost of life insurance premiums paid by the Company for coverage in excess of that purchased by the Company for salaried employees generally.

(10)
Consists of retirement plan contributions of $10,950, the incremental cost of life insurance premiums paid by the Company for coverage in excess of that purchased by the Company for salaried employees generally, and $5,250 for a patent award payment to Mr. Fain.

(11)
2015 amounts paid to Mr. Gestin in Euros were converted to U.S. dollars using the exchange rate of $1.00 to 0.91466 Euro in effect on the last business day of fiscal year 2015. 2014 amounts paid to Mr. Gestin in Euros were converted to U.S. dollars using the exchange rate of $1.00 to 0.82264 Euro in effect on the last business day of fiscal year 2014. 2013 amounts paid to Mr. Gestin in Euros were converted to U.S. dollars using the exchange rate of $1.00 to 0.73099 Euro in effect on the last business day of fiscal year 2013.

(12)
Consists of statutory vacation pay of $72,780 that is required to be paid annually pursuant to Belgium law, retirement plan contributions of $95,121 and the cost of a company automobile of $28,201.

Grants of Plan-Based Awards for Fiscal 2015

       The following table summarizes the 2015 grants of equity and non-equity incentive plan-based awards to the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Restricted Stock Units (#)(2)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(2)(4)
							Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Daniel J. Starks(6)		899,100	1,498,500	2,997,000
	12/07/15				-0-	-0-	—	-0-
Michael T. Rousseau(6)		480,000	800,000	1,600,000
	12/07/15				37,052	348,888	61.62	6,849,809
Eric S. Fain		346,080	576,800	1,153,600
	12/07/15				11,088	104,408	61.62	2,049,860
Denis Gestin		287,074	478,456	956,913
	12/07/15				9,716	91,484	61.62	1,796,152
Donald J. Zurbay		240,000	400,000	800,000
	12/07/15				10,816	101,864	61.62	1,999,800

Footnotes

(1)
Actual amounts paid under the MICP based on our 2015 performance are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. The performance objectives and target opportunities for awards under the MICP for each year are typically set at the Board of Directors and Compensation Committee meetings held in the December preceding the year for which performance is to be measured. For example, in December 2014, the Board of Directors and Compensation Committee set the performance targets for fiscal year 2015. The performance targets are described in "Compensation Discussion and Analysis" above.

(2)
All grants made to the Named Executive Officers were made under the St. Jude Medical, Inc. 2007 Stock Incentive Plan.

(3)
These restricted stock units vest 25% on each December 17 in 2016, 2017, 2018 and 2019, subject to acceleration of vesting if the executive is involuntarily terminated, other than for cause, or leaves for good reason following a change in control.

(4)
These options vest 25% on each December 17 in 2016, 2017, 2018 and 2019, subject to acceleration of vesting if the executive is involuntarily terminated, other than for cause, or leaves for good reason following a change in control.

(5)
The grant date fair value of restricted stock units is based on the Company's closing stock price on the date of grant multiplied by the number of shares subject to the award. The assumptions used to estimate the grant date fair value of stock options are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2016.

(6)
Mr. Starks did not receive equity awards in connection with the Company's December 2015 equity grant cycle in light of his imminent retirement from the position of President and Chief Executive Officer and transition to the role of Executive Chairman in 2016. Mr. Rousseau's December 2015 equity awards were made with consideration given to his assumption of the role of President and Chief Executive Officer in 2016.

Outstanding Equity Awards at 2015 Fiscal Year-End

       The following table sets forth the outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2015.

		Option Awards
						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)
Name	Grant Date			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Daniel J. Starks	12/15/2008	500,000	-0-	30.58	12/15/2016
	12/14/2009	450,000	-0-	38.59	12/14/2017
	12/14/2010	480,000	-0-	41.65	12/14/2018
	12/12/2011	360,000	-0-	34.96	12/12/2019
	12/10/2012	183,756	91,878	35.27	12/10/2020
	12/10/2013	80,773	161,547	59.41	12/10/2021
	12/08/2014	-0-	241,821	69.08	12/08/2022
	12/10/2012					10,108	624,371
	12/10/2013					19,386	1,197,473
	12/08/2014					27,474	1,697,069
Michael T. Rousseau	12/15/2008	50,000	-0-	30.58	12/15/2016
	12/14/2009	182,000	-0-	38.59	12/14/2017
	12/14/2010	204,000	-0-	41.65	12/14/2018
	12/12/2011	300,000	-0-	34.96	12/12/2019
	12/10/2012	183,750	61,250	35.27	12/10/2020
	12/10/2013	74,570	74,570	59.41	12/10/2021
	12/08/2014	36,148	108,444	69.08	12/08/2022
	12/07/2015	-0-	348,888	61.62	12/07/2023
	12/10/2012					8,000	494,160
	12/10/2013					8,948	552,718
	12/08/2014					12,321	761,068
	12/07/2015					37,052	2,288,702
Eric S. Fain	12/15/2008	150,000	-0-	30.58	12/15/2016
	12/14/2009	140,000	-0-	38.59	12/14/2017
	12/14/2010	144,500	-0-	41.65	12/14/2018
	12/12/2011	200,000	-0-	34.96	12/12/2019
	12/10/2012	112,500	37,500	35.27	12/10/2020
	12/10/2013	42,578	42,578	59.41	12/10/2021
	12/08/2014	20,591	61,773	69.08	12/08/2022
	12/07/2015	-0-	104,408	61.62	12/07/2023
	12/10/2012					4,000	247,080
	12/10/2013					5,108	315,521
	12/08/2014					7,017	433,440
	12/07/2015					11,088	684,906
Denis M. Gestin	12/12/2011	50,000	-0-	34.96	12/12/2019
	12/10/2012	36,000	36,000	35.27	12/10/2020
	12/10/2013	42,578	42,578	59.41	12/10/2021
	12/08/2014	18,650	55,950	69.08	12/08/2022
	12/07/2015	-0-	91,484	61.62	12/07/2023
	12/10/2012					4,500	277,965
	12/10/2013					5,108	315,521
	12/08/2014					6,357	392,672
	12/07/2015					9,716	600,157
Donald J. Zurbay	12/14/2010	30,000	-0-	41.65	12/14/2018
	12/12/2011	42,664	-0-	34.96	12/12/2019
	12/10/2012	55,998	18,666	35.27	12/10/2020
	12/10/2013	39,106	39,106	59.41	12/10/2021
	12/08/2014	19,110	57,330	69.08	12/08/2022
	12/07/2015	-0-	101,684	61.62	12/07/2023
	08/30/2012					875	54,049
	12/10/2012					2,333	144,109
	12/10/2013					4,692	289,825
	12/08/2014					6,513	402,308
	12/07/2015					10,816	668,104

Footnotes

(1)
Except for the options granted on December 15, 2008, December 14, 2009 and December 14, 2010, which vested 25% on each of the first four anniversary dates of the date of grant, these options vest 25% per year on each December 17 following the one-year anniversary of the date of grant, subject to acceleration of vesting upon a change in control under certain circumstances.

(2)
Except for the restricted stock units granted on August 30, 2012, which vest 25% on each of the first four anniversary dates of the date of grant, these restricted stock units vest 25% per year on each December 17 following the one-year anniversary of the date of grant, subject to acceleration of vesting upon a change in control under certain circumstances.

(3)
Determined by multiplying the Company's closing stock price ($61.77) on the last business day of fiscal year 2015 by the number of shares subject to the award.

Option Exercises and Stock Vested During Fiscal 2015

       The following table summarizes information with respect to stock option awards exercised and restricted stock units vested during fiscal year 2015 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Daniel J. Starks	320,000	9,195,278	28,959	1,768,237
Michael T. Rousseau	0	0	16,581	1,012,436
Eric S. Fain	47,000	1,564,579	8,893	543,007
Denis M. Gestin	148,500	4,577,616	9,173	560,103
Donald J. Zurbay	0	0	9,110	566,372

Footnotes

(1)
Calculated by multiplying the number of shares acquired on exercise by the difference between the market price per share of our common stock at exercise and the exercise price per share.

(2)
Calculated by multiplying the number of shares acquired on vesting by the closing market price on the date of vesting.

Nonqualified Deferred Compensation

       The following table shows the executive contributions and Company contributions in fiscal year 2015 and earnings and account balances for the Named Executive Officers other than Mr. Gestin in the St. Jude Medical Management Savings Plan (the "MSP"), an unfunded, unsecured non-qualified deferred compensation plan. The MSP allows participants to defer up to 80% of their base pay and up to 100% of MICP bonus and other bonus and commission compensation. The Company makes matching contributions of 100% of deferrals up to 3% of the first $100,000 of compensation above the Internal Revenue Code limit ($265,000 in 2015). Deferred amounts and Company contributions are held in an irrevocable trust, which remains subject to the claims of the Company's creditors. Company contributions vest 20% for each calendar year of a participant's service. Deferred amounts and Company contributions in each participant's account are credited with the net returns of the investment funds in which such contributions are deemed to be invested. Participants may select among several deemed investment options made available by the Company, and participants may change their deemed investment elections at any time. The following investment funds were available under the MSP in fiscal 2015: Vanguard Institutional Index I, Columbia Acorn R4, Morgan Stanley Institutional Mid Cap Growth I, Vanguard Target Retirement Income Inv, Vanguard Target Retirement 2010 Inv, Vanguard Target Retirement 2015 Inv, Vanguard Target Retirement 2020 Inv, Vanguard Target Retirement 2025 Inv, Vanguard Target Retirement 2030 Inv, Vanguard Target Retirement 2035 Inv, Vanguard Target Retirement 2040 Inv, Vanguard Target Retirement 2045 Inv, Vanguard Target Retirement 2050 Inv, JPMorgan Prime Money Market, American Century Short Duration Inflation Protection Bond Instl, Vanguard Total Bond Bond Market Index Instl, PIMCO Total Return Instl, Janus Balanced I, Invesco Diversified Dividend R5, JPMorgan Large Cap Growth R6, JPMorgan Mid Cap Value Instl, Fidelity Spartan Extended Market Index Inv, American Century Small Cap Value Instl, Fidelity Spartan International Index Inv, Harbor International Instl, Vanguard Institutional Index Instl Plus, Janus Enterprise I, Vanguard Target Retirement Income Instl, Vanguard Target Retirement 2010 Instl, Vanguard Target Retirement 2015 Instl, Vanguard Target Retirement 2020 Instl, Vanguard Target Retirement 2025 Instl, Vanguard Target Retirement 2030 Instl, Vanguard Target Retirement 2035 Instl, Vanguard Target Retirement 2040 Instl, Vanguard Target Retirement

2045 Instl, Vanguard Target Retirement 2050 Instl, Vanguard Target Retirement 2055 Instl and Vanguard Target Retirement 2060 Instl.

       The returns on these investment funds for the calendar year ended December 31, 2015 ranged from –5.78% to 7.94%, with a median return of –2.47%.

       Participants may elect, before the beginning of each year, to have all amounts deferred and Company contributions for that year distributed on a date during employment, provided that the selected distribution date occurs at least two years after the end of the year in which the withdrawn amounts were initially deferred into the MSP. Participants may also elect at that time to receive the amount in installments over a period of up to 15 years upon separation from service, provided their account balance and length of service exceed certain minimums; otherwise payment is made in a single lump sum. If no early distribution election is made, participants will receive a distribution of their account in the MSP upon separation from service with the Company. To the extent necessary to comply with Section 409A of the Internal Revenue Code, payments made to Named Executive Officers on account of their separation from service may be delayed six months following their separation from service.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)

Daniel J. Starks	11,100	3,000	24,002	-0-	1,403,794
Michael T. Rousseau	1,389,195	3,000	(42,769)	-0-	17,330,457
Eric S. Fain	184,604	3,000	(10,123)	-0-	2,235,866
Denis Gestin(5)	-0-	-0-	-0-	-0-	-0-
Donald J. Zurbay	5,000	3,000	(4,223)	-0-	373,250

Footnotes

(1)
All of these amounts are included in the amounts reported under the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table on page 39.

(2)
All of these amounts are included in the amounts reported under the "All Other Compensation" column of the Summary Compensation Table on page 39.

(3)
The amounts reported in this column represent the change during the last fiscal year in the value of the underlying mutual funds in which the Named Executive Officers' deferred amounts were deemed to be invested. None of these amounts are reflected in the Summary Compensation Table for the last completed fiscal year.

(4)
Includes the following amounts that were previously reported as compensation to the Named Executive Officers in the Summary Compensation Table for previous years: Mr. Starks, $844,470; Mr. Rousseau, $10,882,324; Mr. Fain, $1,208,318 and Mr. Zurbay, $270,169.

(5)
As a Belgium resident, Mr. Gestin is not eligible to participate in the MSP.

Employment Agreements

       The Company has no written employment agreements with the Named Executive Officers. The compensation arrangement for each of the Named Executive Officers is described under "Compensation Discussion and Analysis" above.

Change in Control Severance Agreements

       The Company has entered into change in control severance agreements (the "CIC Severance Agreements") with each of the Named Executive Officers. The CIC Severance Agreements provide for certain payments and other benefits if, following a Change in Control, the Company terminates the Named Executive Officer's employment without Cause or the Named Executive Officer terminates his employment for Good Reason. Such payments and benefits include: (1) severance pay equal to 2.9 times the sum of the Named Executive Officer's annual salary, target bonus and certain other compensation paid to the Named Executive Officer during the 12 months before the termination; (2) three years of health, life, accident and disability insurance substantially similar to that in effect at the time of termination; and (3) the payment of legal fees and expenses relating to the termination. Under the CIC Severance Agreements, "Cause" is defined as a conviction for felony criminal conduct; "Good Reason" is defined to include a change in the Named Executive Officer's responsibility or status, a reduction in salary or benefits or a mandatory relocation; and "Change in Control" is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% or more of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Company's Board of Directors or another event the majority of the Continuing Directors determines to be a change in control.

       The Committee reviewed the CIC Severance Agreements in December 2012 and determined to reduce the benefits for any executive officer hired after December 2012 by eliminating the provision of cash gross-up payments to cover any excise tax under Section 280G of the Internal Revenue Code. In December 2015, the Committee again reviewed the CIC Severance Agreements and determined to eliminate the tax gross-up provision for executive officers hired prior to December 2012. The Company has since entered into amendments eliminating such tax gross-up provision with each Named Executive Officer who is a party to a CIC Severance Agreement entered into prior to December 2012.

Executive Severance Plan

       In December 2015, and in connection with the above-described amendment to the CIC Severance Agreements, the Committee recommended and the Board approved the St. Jude Medical, Inc. Executive Severance Plan (the "Severance Plan"). The Severance Plan is intended to provide severance benefits to certain executive officers of the Company and its affiliates, including the Named Executive Officers, in the event of the termination of their employment under certain circumstances not involving a change in control of the Company. Following involuntary termination without Cause (other than for death or disability), the executive officer will be entitled to a severance benefit equal to the applicable severance multiplier times the sum of (i) the executive officer's annual base salary in effect when the termination occurs and (ii) the target bonus under the executive officer's applicable annual bonus plan for the fiscal year in which the termination occurs. The executive officers covered by the Severance Plan and their respective severance multiplier are the Chief Executive Officer (2.0x), the other Named Executive Officers (1.5x) and all other Section 16 officers (1.0x). "Cause" is defined as (i) the willful and continued failure by the executive officer substantially to perform the executive officer's duties and obligations, (ii) the willful engaging by the executive officer in misconduct which is materially injurious to the Company or any of its affiliates, monetarily or otherwise or (iii) the conviction of the executive officer by a court of competent jurisdiction for felony criminal conduct.

       To receive benefits under the Severance Plan, an executive officer must sign a comprehensive release of claims. In addition, each executive officer agrees under the Severance Plan not to disparage the Company and its affiliates and, for a period of one year following termination (i) not to compete with the Company or its affiliates, (ii) not to solicit employees of the Company or its affiliates, (iii) to consult with the Company regarding the business and affairs of the Company for up to four hours per month and (iv) to cooperate with the Company in connection with certain legal proceedings. If the executive officer breaches the separation agreement in any material respect, the executive officer may be required to repay the severance benefits provided to the executive officer. The executive officer is not entitled to receive any benefits under the Severance Plan if the executive officer has received or will receive any benefits from the Company under a CIC Severance Agreement for the same termination of employment.

Potential Payments Upon Termination or Change in Control

       As described above, the Named Executive Officers do not have employment agreements with the Company but are participants in the Executive Severance Plan and are party to CIC Severance Agreements. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a Named Executive Officer's employment had terminated under various circumstances on January 2, 2016, given the Named Executive Officer's compensation and service levels as of such date and, if applicable, based on the Company's closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) plan, disability benefits and accrued vacation pay. Because it is unlikely that any of the Named Executive Officers would be affected by a layoff, the information below does not reflect benefits that may be available in such situations under Company plans and arrangements.

       Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price and the executive's age.

  Equity Awards

       If a Named Executive Officer terminates employment due to death or disability, any exercisable stock options would remain exercisable for one year following the date of death or disability, subject to the earlier expiration of the option term. All unexercisable stock options would immediately be cancelled and all unvested restricted stock and restricted stock units would immediately be forfeited.

  Deferred Compensation

       The last column of the Nonqualified Deferred Compensation Table on page 43 reports each Named Executive Officer's aggregate balance at January 2, 2016 under the MSP. The Named Executive Officers are entitled to receive the amount in their deferred compensation account in the event of termination of employment, death or at a date during employment elected by the Named Executive Officer, subject to any claims of creditors in the event of a Company insolvency. Until distribution, the account balances continue to be credited with increases or decreases reflecting changes in the value of the deemed investment funds in which each Named Executive Officer has elected the deferred compensation to be allocated.

  Life Insurance Benefits

       The Company purchases life insurance for salaried employees generally providing a death benefit equal to the lesser of $500,000 or twice the annual salary, commission and bonus of such salaried employees. For employees whose annual salary, commission and bonus exceeds $150,000 and who participate in the MSP, the Company purchases supplemental life insurance providing a death benefit equal to the lesser of $1,250,000 or twice the annual salary, commission and supplemental bonus of such salaried employees. If a Named Executive Officer had died on January 2, 2016, their survivors would have received $1,250,000 under this arrangement, except for Mr. Starks, who declined this benefit, and Mr. Gestin, who would have been entitled to receive $2,232,797 pursuant to the life insurance plan offered to our employees in Belgium.

  Severance Payments – If No Change in Control

       The table below sets forth the severance payments under the Severance Plan to each Named Executive Officer in the event his employment were to have been terminated without Cause (as defined under the Severance Plan) on the last day of fiscal year 2015 other than for death or disability in a situation not involving a change in control.

Named Executive Officer	Severance Payment ($)

Daniel J. Starks	5,217,000
Michael T. Rousseau	2,400,000
Eric S. Fain	1,946,700
Denis Gestin	1,116,398
Donald J. Zurbay	1,350,000

  Severance Payments – Following a Change in Control

       In the event that a Change in Control of the Company (as defined under the CIC Severance Agreements) had occurred on the last day of fiscal year 2015, no severance payments would have been due to the Named Executive Officers unless they were also terminated without Cause or they terminated their employment for Good Reason (as those terms are defined under the CIC Severance Agreements). The table below sets forth the severance payments to each of the Named Executive Officers in the event a Change in Control had occurred on January 2, 2016 and there had been such a termination. The table also sets forth the "in the money" value of options and the value of any restricted stock units for which vesting would have accelerated on that date, assuming that a Change in Control of the Company (as defined under the applicable agreements governing such awards) had occurred on such date and the Named Executive Officers had been terminated without Cause or they terminated their employment for Good Reason (as those terms are defined under the applicable agreements).

Termination Following a Change in Control

	Cash Payments(1)		Equity Awards for Which Vesting Would Have Accelerated(2)

Named Executive Officer	Salary and Bonus Related Payments ($)	Healthcare Benefits ($)	"In the Money" Value of Options ($)	Value of Restricted Stock Units ($)	Total ($)

Daniel J. Starks	7,564,650	49,766	2,816,017	3,518,867	13,949,300

Michael T. Rousseau	4,640,000	54,671	1,851,443	4,096,648	10,642,762

Eric S. Fain	3,763,620	41,567	1,109,895	1,680,947	6,596,029

Denis Gestin	3,237,555	59,599	1,068,207	1,586,315	5,951,676

Donald J. Zurbay	2,610,000	54,671	602,219	1,558,395	4,825,285

Footnotes

(1)
The salary and bonus and related payments would have been made in lump sums, and the health care benefits would have been provided over three years following termination.

(2)
Calculated using the closing price of our common stock on December 31, 2015, the last business day of fiscal year 2015. Equity awards granted during and after December 2012 are subject to a "double trigger" change in control provision such that vesting is accelerated only if the executive officer is involuntarily terminated, other than for cause, or leaves for good reason following a change in control.

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

       Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote to approve the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement. The Company asks that you support the compensation of our Named Executive Officers as disclosed in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. The Company currently conducts annual advisory votes on executive compensation, and the Company expects to conduct the next advisory vote at our 2017 Annual Meeting of Shareholders.

       The Company has in the past obtained approval from shareholders for the most significant incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans include our MICP and our stock incentive plans and make up a majority of the pay that the Company provides to Named Executive Officers. Thus, shareholders have already had a voice in the largest part of our executive compensation program.

       Our executive compensation program must be viewed in light of our performance. St. Jude Medical has had a long-standing tradition of delivering results for our shareholders, customers and the patients they serve, and the communities in which we operate. We are one of the largest 500 companies in the United States (based on revenue) with facilities in more than 40 countries throughout the world, and we generate approximately half of our net sales outside of the United States. We believe our executive compensation program has played a material role in attracting and retaining a highly experienced, successful team to manage the Company in the highly competitive and evolving markets in which we operate. In 2015:

  •
  the Company's net sales were $5.541 billion, representing, on a constant-currency basis, a 6% increase over the prior year;(1)

  •
  adjusted earnings per share were $3.94, an increase of 11% over the prior year on a constant currency basis; and(1)

  •
  the Company increased its annual dividend to $1.16 per share, representing an increase of $.0.08 or over 7% from the prior year.

       2015 was a year of positive momentum for the Company in our key growth areas of atrial fibrillation, heart failure and neuromodulation, where we made strong progress in our strategy to surround these disease states with innovative therapies. With the acquisition of Thoratec Corporation in October 2015, we completed the largest and one of the most strategic acquisitions in the Company's history. Our integration efforts are on track, with the Thoratec business having delivered strong fourth quarter results. In 2016 we expect to strengthen our focus on these key areas, which will drive our growth as we continue to enhance our ability to provide a comprehensive portfolio of innovative technologies to patients around the world and deliver on the expectations of our stakeholders.

(1)
A reconciliation of 2015 sales and constant currency sales growth and adjusted earnings per share is included in Appendix D, Reconciliation of Non-GAAP Financial Measures.

       We believe that our executive compensation program is structured in the best manner possible to support the Company and its business objectives. It has been designed to implement certain core compensation principles, which include:

  •
  alignment of management's interests with our shareholders' interests to support long-term value creation, including, by way of example, through equity compensation programs and share ownership guidelines;

  •
  pay for performance, demonstrated by linking bonuses paid under our MICP to key financial metrics; and

  •
  linking compensation to market levels of compensation adopted by our competitors.

       In the course of establishing the compensation programs and awarding compensation for fiscal 2015, our Compensation Committee reviewed the Company's business expectations, and ultimately, performance, for fiscal 2015, and data and analyses regarding median market compensation. In addition, the Compensation Committee received advice and counsel on the program from its independent compensation consultant. The Committee determined that performance-based incentives were best able to motivate our Named Executive Officers to achieve short-term and long-term business goals.

       The Company believes that our executive compensation program is worthy of your support for the following reasons:

  •
  Our compensation programs are substantially tied to achievement of our key business objectives, which are designed to further the success of the Company and our shareholders.

  •
  In making compensation decisions, the Committee reviews external market data generally between the 25th and 75th percentile with the 50th percentile serving as the primary reference point along with other factors listed under "Determination of Targeted Compensation Levels" on page 29.

  •
  Our incentive plans are transparent and are based solely on financial performance objectives related to revenue and profitability.

  •
  Our compensation program for executive officers delivers a large part of potential total compensation in equity. If the value we deliver to our shareholders declines, so does the compensation realized by our executives.

  •
  We maintain a high-quality corporate governance framework.

  •
  We closely monitor the compensation programs and pay levels of executives at companies of similar size and complexity so that we can ensure that our compensation programs are within the range of market practices.

  •
  We continue to implement best practices in our compensation programs. In 2015 we amended the change in controls severance agreements with our Named Executive Officers to remove the tax gross-up provision. These changes are in addition to other best practices we have implemented in recent years as listed under "Continuous Improvement" on page 24.

       We believe that the information we have provided above and within the "Executive Compensation" section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management's interests are aligned with our shareholders' interests to support long-term value creation. Accordingly, we are asking our shareholders to vote FOR the following resolution at the annual meeting:

    "RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement for the 2016 Annual Meeting of Shareholders."

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Named Executive Officers as set forth in this proxy statement. Proxies will be voted FOR adoption of this resolution unless otherwise specified.

PROPOSAL TO APPROVE THE ST. JUDE MEDICAL, INC. 2016 STOCK INCENTIVE PLAN

       On February 19, 2016, the Board of Directors adopted, subject to shareholder approval, the St. Jude Medical, Inc. 2016 Stock Incentive Plan (the "2016 Stock Plan"). The purpose of the 2016 Stock Plan is to promote the interests of St. Jude Medical and our shareholders by aiding us in attracting and retaining employees, officers, consultants, advisors and non-employee Directors who we expect will contribute to our success and to enable these individuals to participate in our long-term success and growth by giving them a proprietary interest in St. Jude Medical.

  Reasons for Approval

       We currently provide stock-based compensation to employees, officers and non-employee Directors under the St. Jude Medical, Inc. 2007 Stock Incentive Plan, as amended and restated (the "2007 Stock Plan"). The 2007 Stock Plan will expire by its terms on May 15, 2017 and no more awards may be granted thereunder following the expiration date. The 2016 Stock Plan will allow for the continued use of stock-based compensation beyond May 15, 2017.

       The Board of Directors believes that stock-based compensation has been, and will continue to be, a very important factor in attracting, retaining and motivating highly qualified officers, employees and non-employee directors who can contribute significantly to the management, growth and profitability of our business. Additionally, the Board believes that stock-based compensation aligns the interests of our management and non-employee Directors with the interests of our shareholders. The availability of stock-based compensation not only increases employees' focus on the creation of shareholder value, but also enhances employee retention and generally provides increased motivation for our employees to contribute to the future success of St. Jude Medical.

       As of March 1, 2016, 7,605,781 shares remained available for future awards under the 2007 Stock Plan (including up to 3,380,347 shares of restricted stock, restricted stock units or other full-value awards). In addition, a total of 904,388 shares remained available for future awards under the St. Jude Medical, Inc. 1997 Stock Option Plan, the St. Jude Medical, Inc. 2000 Stock Plan and the St. Jude Medical, Inc. 2002 Stock Plan. Upon shareholder approval of the 2016 Stock Plan, no further awards will be granted under any of these prior plans. The Company does not grant stock-based awards under any other plan.

       We issue shares of common stock to employees under the St. Jude Medical, Inc. 2007 Employee Stock Purchase Plan, which is considered to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. As of March 1, 2016, approximately 4,612,330 shares remained available for future awards under the 2007 Employee Stock Purchase Plan.

       A copy of the 2016 Stock Plan is attached as Appendix A to this proxy statement. The following summary of the material terms of the 2016 Stock Plan is qualified in its entirety by reference to the full text of the 2016 Stock Plan.

       Shareholder approval of the 2016 Stock Plan is necessary in order for the Company to satisfy the shareholder approval requirements of the New York Stock Exchange. In addition, the Board of Directors is requesting this vote by the shareholders to approve the 2016 Stock Plan to satisfy the shareholder approval requirements of Section 162(m) of the Internal Revenue Code. In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year generally is not deductible. However, compensation that qualifies as "performance-based" under Section 162(m) does not count against the $1 million deduction limitation. One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the material terms of the plan under which compensation may be paid be disclosed to and approved by our shareholders. For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the 2016 Stock Plan is discussed below.

       Section 162(m) also requires that shareholders approve the material terms under which the performance-based compensation is to be paid under a plan at least every five years if (as is the case under the 2007 Stock Plan) the plan's administrative committee has authority to change the specific targets under the shareholder approved performance goals. Our shareholders last approved the material terms of the 2007 Stock Plan at our 2011 Annual Meeting. If our shareholders do not approve the 2016 Stock Plan, the 2007 Stock Plan will remain in full effect according to its terms, and we will be able to continue to make awards under the 2007 Stock Plan, subject to the existing authorized share limits, until its expiration on May 15, 2017, provided that any future grants that are conditioned on the achievement of one or more performance goals will not be deemed performance-based compensation exempt from Section 162(m) limitations.

  Administration

       The Compensation Committee administers the 2016 Stock Plan and has full power and authority to determine when and to whom awards are granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2016 Stock Plan. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the 2016 Stock Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. Subject to the provisions of the 2016 Stock Plan discussed below, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has authority to interpret the 2016 Stock Plan and establish rules and regulations for the administration of the 2016 Stock Plan.

       The Compensation Committee may delegate its powers under the 2016 Stock Plan to one or more Directors (including a Director who is also one of our officers), except that the Compensation Committee may not delegate its powers to grant awards to executive officers or Directors who are subject to Section 16 of the Exchange Act, or in a way that would violate Section 162(m) of the Internal Revenue Code, applicable exchange rules or applicable corporate law. The Board of Directors may also exercise the powers of the Compensation Committee at any time, so long as its actions would not violate Rule 16b-3 or Section 162(m) of the Internal Revenue Code. However, only the Compensation Committee, or another committee of the Board comprised of independent directors, may grant awards to non-employee Directors.

  Eligible Participants

       Any employee, officer, consultant, advisor or non-employee Director providing services to us or any of our affiliates, who is selected by the Compensation Committee or its delegate, is eligible to receive an award under the 2016 Stock Plan. As of March 1, 2016, approximately 11,000 employees, officers and Directors would have been eligible as a class to be selected by the Compensation Committee to receive awards under the 2016 Stock Plan. As a frame of reference, approximately 1,700 employees and officers received awards under the 2007 Stock Plan in connection with the Company's December 2015 grant cycle.

  Shares Available for Awards

       The maximum number of shares of our common stock that may be issued under all stock-based awards made under the 2016 Stock Plan is 27,000,000. No shares subject to any outstanding awards under the 2007 Stock Plan or any prior plan that are forfeited, cancelled or reacquired by the Company shall become available for re-issuance under the 2016 Stock Plan. Likewise, upon shareholder approval of the 2016 Stock Plan, no further awards will be granted under any of these prior plans. No person may be granted under the 2016 Stock Plan options or stock appreciation rights for more than 750,000 shares in the aggregate in any calendar year. No person may be granted performance awards denominated in shares for more than 250,000 shares in the aggregate in any calendar year. The maximum amount payable pursuant to all performance awards denominated in cash to any participant in the aggregate in any calendar year is $9,000,000 in value.

       No non-employee Director may be granted awards denominated in shares for a value of more than $500,000 in the aggregate in any calendar year. However, this limit does not apply to any award made pursuant to any election by the Director to receive an award in lieu of all or a portion of annual and committee retainers and meeting fees.

       The Compensation Committee will adjust the number of shares and share limits described above in the case of any dividend (other than a regular cash dividend) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2016 Stock Plan.

  Types of Awards and Terms and Conditions

       The 2016 Stock Plan permits the granting of:

    •
    stock options (including both incentive and non-qualified stock options);

    •
    stock appreciation rights ("SARs");

    •
    restricted stock and restricted stock units;

    •
    dividend equivalents;

    •
    performance awards of cash or stock;

    •
    stock awards; and

    •
    other stock-based awards.

       Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2016 Stock Plan or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock, other securities, other awards or other property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of our common stock on the date of grant of such option or SAR except if the award is in substitution for an award previously granted by an entity acquired by or merged with us. Determinations of fair market value under the 2016 Stock Plan are made in accordance with methods and procedures established by the Compensation Committee. The term of awards may not be longer than 10 years from the date of grant, except that the term of each option and SAR may not be longer than 8 years from the date of grant. No options or SARs may become fully exercisable, and no restricted stock or restricted stock units may become fully vested, in less than three years from the date of grant (or, in the case of exercise or vesting upon the attainment of performance goals or other performance-based objectives, less than one year measured from the commencement of the period over which performance is evaluated), except that, a maximum of 5% of the aggregate number of shares available for issuance under the 2016 Stock Plan may be issued as options, SARs, restricted stock or restricted stock units that do not comply with the applicable three-year or one-year minimum exercise or vesting requirements. Awards will be adjusted by the Compensation Committee in the case of a dividend (other than a regular cash dividend) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2016 Stock Plan.

       Stock Options.    The holder of an option is entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in shares of our common stock, other securities, other awards or other property having a fair market value on the exercise date equal to the exercise price.

       Stock Appreciation Rights.    The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee.

       Restricted Stock and Restricted Stock Units.    The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. If the participant's employment or service terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless an award agreement provides otherwise or the Compensation Committee determines that it would be in our best interest to waive the remaining restrictions.

       Dividend Equivalents.    The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of our common stock, other securities, other awards or other property) equivalent to the amount of cash dividends paid by us to our shareholders, with respect to the number of shares determined by the Compensation Committee. Dividend equivalents will be subject to other terms and conditions determined by the Compensation Committee, but the Compensation Committee may not grant dividend equivalents in connection with grants of options, SARs, or other awards the value of which is based solely on an increase in the value of the shares after the date of grant of such award. In addition, no dividend or dividend equivalent payments will be made to a participant with respect to any performance award or other award subject to performance-based vesting conditions prior to the date on which all conditions or restrictions relating to such award have been satisfied, waived or lapsed

       Performance Awards.    In addition to options and SARs, the Compensation Committee may grant awards under the 2016 Stock Plan that are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the Compensation Committee in compliance with Section 162(m) of the Internal Revenue Code. The Compensation Committee must establish the performance goals and the performance period and determine the amounts of the performance awards and any other terms for each participant in accordance with the requirements of Section 162(m) of the Internal Revenue Code.

       Performance goals must be based solely on one or more of the following business criteria, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or pro forma assets, net assets, equity, investment, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. The measure of performance may be set by reference to an absolute entity or business unit standard or a relative comparison to a group of entities, or other external measures. To the extent consistent with Section 162(m) of the Internal Revenue Code, the Compensation Committee may, when it establishes performance criteria, also specify excludable charges or other items related to an event or occurrence which the Committee determines should appropriately be excluded, including:

    •
    asset write-downs, litigation or claim judgments or settlements, reorganizations, the impact of acquisitions and divestitures, restructurings, discontinued operations, early extinguishment of debt, extraordinary items and other unusual or non-recurring items;

    •
    foreign exchange gains and losses or an event either not directly related to our operations or not within the reasonable control of our management; or

    •
    the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles (or other accounting principles which may then be in effect).

       Under the 2016 Stock Plan, the Compensation Committee is required to certify that the applicable performance goals have been met prior to payment of any performance awards to participants to the extent required by Section 162(m) of the Internal Revenue Code.

       Stock Awards.    The Compensation Committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the Compensation Committee and the limitations in the 2016 Stock Plan.

       Other Stock-Based Awards.    The Compensation Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock, subject to terms and conditions determined by the Compensation Committee and the limitations in the 2016 Stock Plan. No such award may contain a purchase right or an option-like exercise feature.

  Counting Shares

       If an award entitles the holder to receive or purchase shares of our common stock, the shares covered by such award or to which the award relates are counted against the aggregate number of shares available for awards under the 2016 Stock Plan, except that with respect to any awards other than options, SARs, or other awards the value of which is based solely on an increase in the value of the shares after the date of grant of such award ("Full Value Awards"), the number of shares available for awards is reduced by 3.5 shares for each share covered by such award or to which such award relates.

       Awards that do not entitle the holder to receive or purchase shares are not counted against the aggregate number of shares available for awards under the 2016 Stock Plan.

       Shares issued under awards granted in substitution for awards previously granted by an entity that is acquired by or merged with us shall not be counted against the aggregate number of shares available for awards under the 2016 Stock Plan.

       If any shares covered by an award or to which an award relates are not purchased or are forfeited or are reacquired by us or if an award otherwise terminates or is cancelled without delivery of any shares, then the number of shares counted pursuant to the 2016 Stock Plan with respect to such award, to the extent of any such forfeiture, reacquisition, termination or cancellation, are again available for granting awards under the 2016 Stock Plan.

       The following shares are not available again for granting awards under the 2016 Stock Plan:

    •
    any shares which would have been issued upon any exercise of an option but for the fact that the exercise price was paid by a "net exercise" or any shares tendered in payment of the exercise price of an option;

    •
    any shares withheld by us or shares tendered to satisfy any tax withholding obligation with respect to an option or SAR;

    •
    shares covered by a stock-settled SAR issued under the 2016 Stock Plan that are not issued in connection with settlement in shares upon exercise; or

    •
    shares that are repurchased by us using option exercise proceeds.

       Shares that are withheld by us or tendered in connection with the satisfaction of tax obligations relating to a Full Value Award are again available for granting awards under the 2016 Stock Plan.

  Duration, Termination and Amendment

       Unless discontinued or terminated by the Board of Directors, the 2016 Stock Plan will expire on May 4, 2026. No awards may be made after that date, and no performance award may be granted after the first shareholder meeting to occur in the fifth year following the year in which shareholders last approved (or re-approved) the performance goals under the 2016 Stock Plan. The Board of Directors may amend, alter, suspend, discontinue or terminate the 2016 Stock Plan at any time, although shareholder approval must be obtained for any amendment to the 2016 Stock Plan that would increase the number of shares of our common stock available under the 2016 Stock Plan, increase the award limits under the 2016 Stock Plan, permit awards of options or SARs at a price less than fair market value, permit cash buyouts or repricing of options or SARs, cause Section 162(m) of the Internal Revenue Code to become unavailable with respect to the 2016 Stock Plan, or reduce the minimum vesting requirements contrary to the terms of the 2016 Stock Plan for options, SARs, or restricted stock and restricted stock units. Shareholder approval is also required for any action that requires shareholder approval under the rules and regulations of the SEC, the NYSE or any other securities exchange that are applicable to us.

  Prohibition on Repricing Awards

       Without the approval of our shareholders, the Compensation Committee will not reprice, adjust or amend the exercise price of any options or the grant price of any SARs previously awarded, whether through amendment, cancellation and replacement grant of any type of award, cash buyout or any other means, except in connection with a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2016 Stock Plan.

  Clawback and Recoupment

       All awards granted under the 2016 Stock Plan are subject to recovery or other penalties pursuant to any Company clawback policy, as may be adopted or amended from time to time, or any applicable law, rule or regulation or applicable stock exchange rule.

  Change in Control

       No award agreement granted under the 2016 Stock Plan will provide for accelerated exercisability of any award or the lapse of restrictions relating to any award in connection with a change in control event other than a "Change in Control" defined as follows: (i) the acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or any of its affiliates, or any employee benefit plan of the Company and/or one or more of its affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company's then outstanding voting securities in a transaction or series of transactions; or (ii) individuals who, as of the date of grant of an award, constitute the Board (generally the "Directors" and as of the date of grant, the "Continuing Directors") cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the date of grant whose nomination for election was approved in advance by a vote of at least three-quarters of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be deemed to be a Continuing Director; or (iii) the consummation of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

  Transferability of Awards

       Awards under the 2016 Stock Plan may be transferred by will or by the laws of descent and distribution. No award or any right thereunder (other than any fully vested and unrestricted shares thereunder) may be pledged, alienated, attached or otherwise encumbered.

  Federal Income Tax Consequences

       Grant of Options and SARs.    The grant of a stock option (either an incentive stock option or a non-qualified stock option) or SAR is not expected to result in any taxable income for the recipient.

       Exercise of Incentive Stock Options.    No taxable income is realized by the optionee upon the exercise of an incentive stock option. If stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such award holder within two years after the date of grant or within one year after the transfer of such shares to such award holder, then (1) upon the sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to a deduction for federal income tax purposes.

       If the stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (2) we will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by us.

       Exercise of Non-Qualified Stock Options and SARs.    Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.

       The tax consequence upon a disposition of shares acquired through the exercise of a non-qualified stock option or SAR will depend on how long the shares have been held. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under a non-qualified stock option or SAR.

       Restricted Stock.    Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture. However, an award holder who makes an 83(b) election within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long-term or short-term capital gain or loss generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made an 83(b) election as described above, the holding period commences on the date of such election, and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the forfeiture restrictions on the shares). Dividends, if any, that are paid or accrued while the restricted stock is subject to a substantial risk of forfeiture will also be taxed as ordinary income. We will generally be entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.

       Restricted Stock Units, Performance Awards and Dividend Equivalents.    Recipients of grants of restricted stock units, performance awards or dividend equivalents (collectively, "deferred awards") will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. Dividend equivalents received with respect to any deferred award will also be taxed as ordinary income. Cash or shares to be received pursuant to a deferred award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. We will generally be entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, participant's tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

       Other Stock Grants.    As to other grants of shares of our common stock made under the 2016 Stock Plan not subject to a substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the date of receipt) over (b) the amount (if any) paid for the shares by the holder of the award. We generally will be entitled at that time to an income tax deduction for the same amount.

       Income Tax Deduction.    Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the 2016 Stock Plan are "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2016 Stock Plan.

       Special Rules for Executive Officers and Directors Subject to Section 16 of the Exchange Act.    Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, shares received through exercise or payout of a non-qualified option, an incentive stock option (for purposes of the AMT only), an SAR or a restricted stock unit, and any shares of restricted stock that vest, may be treated as restricted property for purposes of Section 83 of the Internal Revenue Code if the recipient has had a non-exempt acquisition of shares of the Company's common stock within the six months prior to the exercise, payout or vesting. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period (unless a special election is made by the recipient pursuant to Section 83(b) of the Internal Revenue Code to recognize income as of the date the shares are received).

       Delivery of Shares for Tax Obligation.    Under the 2016 Stock Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to us to satisfy federal, state, local or foreign tax obligations.

       Section 409A of the Internal Revenue Code.    The 2016 Stock Plan contains provisions intended to prevent adverse tax consequences under Section 409A of the Internal Revenue Code to holders of awards granted under the 2007 Stock Plan.

  New Plan Benefits

       No awards will be made under the 2016 Stock Plan that are subject to shareholder approval of the 2016 Stock Plan prior to the date of the 2016 Annual Meeting of Shareholders, except for the annual grant of restricted stock awards to non-employee Directors who are elected or serving an unexpired term at the 2016 Annual Meeting as described under "Compensation of Directors" on page 13. The number and types of awards that will be granted under the 2016 Stock Plan in the future are not determinable, as the Compensation Committee will make these determinations in its sole discretion. The closing price of a share of our common stock, as reported on the NYSE on March 7, 2016, was $55.58.

  Equity Compensation Plan Information

       The following table summarizes information regarding our equity compensation plans in effect as of January 2, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Stock plans approved by shareholders(2)	16,833,115	$48.22	8,860,682
St. Jude Medical, Inc. 2007 Employee Stock Purchase Plan approved by shareholders	—	—	4,612,330
All equity compensation plans approved by shareholders	16,833,115	$48.22	13,473,012
Equity compensation plans not approved by shareholders	—	—	—
Total	16,833,115	$48.22	13,473,012

Footnotes

(1)
The shares available for future issuance as of January 2, 2016 included 107,439 shares available for restricted stock grants under the St. Jude Medical, Inc. 2000 Stock Plan; and, if all remaining shares authorized for issuance under the 2007 Stock Plan were allocated to full value awards such that no additional stock options could be granted under the 2007 Stock Plan, up to 3,309,201 shares available for full value awards under the 2007 Stock Plan.

(2)
Includes the St. Jude Medical, Inc. 1997 Stock Option Plan the St. Jude Medical, Inc. 2000 Stock Plan, the St. Jude Medical, Inc. 2002 Stock Plan, the St. Jude Medical, Inc. 2006 Stock Plan, and the 2007 Stock Plan.

The Board of Directors recommends a vote FOR approval of the Company's 2016 Stock Incentive Plan. Proxies will be voted FOR approval of the proposal unless otherwise specified.

AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND BYLAWS TO DECLASSIFY OUR BOARD OF DIRECTORS

       Our Board of Directors is currently divided into three classes, and members of each class are elected to serve for staggered three-year terms. Included in the proxy statement for our 2011 Annual Meeting of Shareholders was a shareholder proposal requesting that our Board of Directors declassify our Board and establish annual elections of our Directors. Our Board of Directors did not oppose the proposal and made no voting recommendation to shareholders regarding the proposal. The Board stated that if shareholders approved the shareholder proposal, the Board would present for a vote of shareholders at the 2012 Annual Meeting of Shareholders an amendment to our Articles of Incorporation to declassify the Board. The shareholder proposal to declassify the Board was approved by shareholders, receiving approximately 94% of the votes cast on the proposal. Accordingly, the Company presented a proposal at our 2012 Annual Meeting of Shareholders to amend our Articles of Incorporation to declassify the Board. This proposal failed to meet the requisite shareholder vote required to pass and the Company subsequently resubmitted the proposal for shareholder consideration at the 2013, 2014 and 2015 Annual Meetings of Shareholders. This proposal again failed to meet the requisite shareholder vote required to pass at each of the 2013, 2014 and 2015 Annual Meetings of Shareholders, and the Company is now resubmitting the same proposal for shareholder consideration at the 2016 Annual Meeting of Shareholders.

       Our Articles of Incorporation (Article IX, Sections 2 and 8) and Bylaws (Article II, Section 2(b)) contain provisions regarding the classification of the Board of Directors and the filling of Director vacancies. In light of the shareholder approval at our 2011 Annual Meeting of Shareholders to declassify the Board, the Board of Directors has approved amendments to these provisions in the Articles of Incorporation and Bylaws to declassify the Board, subject to shareholder approval at the 2016 Annual Meeting of Shareholders, and is recommending such amendments to our shareholders.

       If adopted, the amendments would become effective immediately following the 2016 Annual Meeting of Shareholders. Therefore, Directors elected at the 2017 annual meeting and thereafter would be elected to one-year terms. In accordance with the shareholder proposal that was approved by the shareholders in 2011, the declassification of the Board would be phased in so that it does not affect the unexpired term of any Director elected before the 2017 annual meeting. Therefore, the Directors elected at the 2016 annual meeting will be elected to three-year terms, expiring at the 2019 annual meeting. The terms of the Directors elected at the 2015 annual meeting will expire at the 2018 annual meeting, and the terms of the Directors elected at the 2014 annual meeting will expire at the 2017 annual meeting. From and after the 2019 annual meeting, all Directors would stand for election annually. Any Director chosen as a result of a newly created directorship or to fill a vacancy on the Board of Directors would hold office until the next annual meeting of shareholders. The amendments would also eliminate the supermajority vote required to alter, amend or repeal these provisions in the future.

       Under the terms of the Articles of Incorporation and Bylaws, the proposed amendments must be adopted by the affirmative vote of at least 80% of the votes entitled to be cast by holders of all outstanding shares of common stock at the 2016 Annual Meeting of Shareholders. If the amendments are not adopted by shareholders, the Board of Directors will remain classified.

       The proposed amendments to our Articles of Incorporation and Bylaws are set forth in Appendix B to this proxy statement.

The Board of Directors recommends a vote FOR the proposal to amend our Articles of
Incorporation and Bylaws to declassify our Board. Proxies will be voted FOR approval of the proposal unless otherwise specified.

AMENDMENTS TO OUR BYLAWS TO IMPLEMENT PROXY ACCESS

       We are asking shareholders to approve "proxy access" amendments to the Company's Bylaws. Proxy access allows eligible shareholders to include their own nominees for director in our proxy materials, along with the Board-nominated candidates. A non-binding shareholder proposal requesting that we implement a proxy access right received the support of a majority of our shareholders who cast votes at our 2015 Annual Meeting of Shareholders. After considering the views expressed by shareholders, the Board approved bylaw amendments to implement a proxy access right, subject to shareholder approval, consistent with the request in the 2015 shareholder proposal. The bylaw amendments will not become effective unless approved by the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting.

       A summary of the proposed bylaw amendments is set forth below. The following summary of the proposed bylaw amendments is qualified in its entirety by reference to the text of the proposed amendments, which is set forth in Appendix C of this proxy statement.

  Shareholders Eligibility to Nominate

       The proposed amendment would permit any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of the Company's outstanding common stock for at least the previous three years to include a specified number of director nominees in the Company's proxy materials for its annual meeting of shareholders.

  Calculation of Qualifying Ownership

       In order to ensure that the interests of shareholders seeking to include director nominees in the Company's proxy materials are aligned with those of other shareholders, a nominating shareholder would be considered to own only the shares for which the shareholder possesses the full voting and investment rights and the full economic interest (including the opportunity for profit and risk of loss). Under this provision, borrowed or hedged shares would not count as "owned" shares.

  Number of Shareholder-Nominated Candidates

       The maximum number of shareholder-nominated candidates would be equal to 25% of the directors in office on the last day on which a shareholder nomination may be made. If the 25% calculation does not result in a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 25%. Based on our current Board size of ten directors, the maximum number of shareholder-nominated candidates that we would be required to include in our proxy materials for an annual meeting is two. Shareholder-nominated candidates that are either later withdrawn or that the Board determines to include in the proxy materials as Board-nominated candidates, and any director in office as of the nomination deadline who was previously included in the Company's proxy materials as a shareholder-nominated candidate and whose term extends past the current election for which the Company is soliciting proxies, will in each case be counted against the 25% maximum.

       If the Board decides to reduce the size of the Board after the nomination deadline due to a vacancy, the 25% calculation will be applied to the reduced size of the Board, with the potential result that a shareholder-nominated candidate may be disqualified. If the Company receives a notice that a shareholder intends to nominate for election one or more nominees in a contested election, no shareholder nominees will be included in the Company's proxy materials.

  Procedure for Selecting Candidates in the Event the Number of Nominees Exceeds 25%

       Nominating shareholders that submit more than one nominee are required to provide a ranking of their proposed nominees. If the number of shareholder-nominated candidates exceeds 25%, the highest ranking qualified individual from the list proposed by each nominating shareholder or group, beginning with the nominating shareholder or group with the largest qualifying ownership and proceeding through the list of nominating shareholders or groups in descending order of qualifying ownership, will be selected for inclusion in the proxy materials until the maximum number is reached.

  Nominating Procedure

       In order to provide adequate time to assess shareholder-nominated candidates, requests to include shareholder-nominated candidates in the Company's proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that the Company issued its proxy statement for the previous year's annual meeting of shareholders.

  Information Required of All Nominating Shareholders

       Each shareholder seeking to include a director nominee in the Company's proxy materials is required to provide certain information, including:

  •
  Proof of qualifying stock ownership as of the date of the submission and the record date for the annual meeting,

  •
  A description of any arrangement with respect to the nomination between the shareholder and any other person,

  •
  A description of any compensatory arrangements with any person other than the Company in connection with the shareholder nominee's candidacy for director or service as a director,

  •
  A description of any derivative interest in the Company's common stock that has been entered into by or on behalf of the shareholder,

  •
  The shareholder's notice on Schedule 14N required to be filed with the SEC,

  •
  The written consent of the shareholder nominee to being named in the proxy statement and serving as a director, if elected, and

  •
  The information required by the advance notice provision of the Company's Bylaws.

       Nominating shareholders are also required to make certain representations and agreements, including:

  •
  Lack of intent to change or influence control of the Company,

  •
  Intent to maintain qualifying ownership through the meeting date,

  •
  Refraining from nominating any person for election to the Board other than its shareholder nominees submitted through the proxy access process,

  •
  Only participating in the solicitation of their nominees or Board nominees,

  •
  Not distributing any form of proxy for the annual meeting other than the form distributed by the Company,

  •
  Complying with applicable laws and regulations, including proxy solicitation rules,

  •
  Promptly providing to the Company any solicitation or other communication with the Company's shareholders relating to the annual meeting, one or more of the directors then in office or any shareholder nominee,

  •
  Assuming liabilities arising out of its communications with shareholders of the Company and the information that the nominating shareholder provides to the Company or files with the SEC, and

  •
  Indemnifying the Company against losses arising out of the nomination.

  Information Required of All Shareholder Nominees

       Each shareholder nominee is required to provide certain representations and agreements, including:

  •
  Acting in accordance with his or her duties under the Minnesota Business Corporation Act,

  •
  Refraining from any voting agreement, commitment or assurance if elected as a director,

  •
  Compliance with applicable law and stock exchange requirements and the Company's policies and guidelines applicable to directors, and

  •
  Accuracy and completeness of all information provided to the Company.

       Each shareholder nominee, must submit a resignation in connection with his or her nomination, which will only become effective upon the Board finding that certain information provided by the shareholder nominee in connection with the nomination is untrue or that the nominating shareholder or the shareholder nominee breached or failed to comply with his or her agreements or representations under the Bylaws. Shareholder nominees also must submit completed and signed questionnaires required of the Company's directors and officers and provide any additional information necessary for the Board's evaluation and determination of their independence.

  Disqualification of Shareholder Nominees

       The Company will not be required to include a shareholder nominee in its proxy materials if:

  •
  The nominee is not independent under any applicable independence standards,

  •
  The nominee's election would cause the Company to violate its Articles of Incorporation, Bylaws, any applicable listing standards or any laws, rules or regulations,

  •
  The nominee has been an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the past three years,

  •
  The nominee is the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years,

  •
  The nominee is subject to certain specified orders, including final orders of certain state and federal regulators, SEC disciplinary orders, SEC cease-and-desist orders and SEC stop orders, or

  •
  The nominee or the nominating shareholder has provided false and misleading information to the Company or has breached or failed to comply with any of their respective obligations under the Bylaws.

  Future Disqualification of Shareholder Nominees

       Shareholder nominees who are included in the Company's proxy materials but subsequently withdraw from or become ineligible or unavailable for election at the annual meeting will be ineligible for nomination for the next two annual meetings.

  Supporting Statement

       Nominating shareholders are permitted to include in the proxy statement a 500-word statement in support of their nominee(s). The Company may omit any information or statement that it, in good faith, believes would violate any applicable law or regulation, is materially false or misleading, impugns the character, integrity or personal reputation of any person or makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person.

  Interpretations

       The Board of Directors, any committee of the Board, the Chairman of the Board or the Secretary of the Company may, if the facts warrant, determine that a shareholder notice received by the Company relating to a proposed nomination or an item of business to be brought before a shareholder meeting does not satisfy the requirements in the Company's Bylaws. The Board of Directors, any committee of the Board or the Chairman of the annual meeting have the power to determine whether a proposed nomination or any other business brought before a shareholder meeting complies with the procedures set forth in the Bylaws and to determine that a defective nomination or proposal will be disregarded. Any such determinations made in good faith will be final and binding on the Company, the shareholders and all other parties.

  Other Changes

       The proposed Bylaw amendments also include conforming changes to Section 2 of Article I and Section 3 of Article II thereof.

  Effectiveness

       If adopted, the proposed bylaw amendments would be effective immediately following the 2016 Annual Meeting of Shareholders and proxy access will be available for use at the 2017 Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR the proposal to amend the Company's
Bylaws to implement proxy access. Proxies will be voted FOR approval of the proposal unless otherwise specified.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for 2016. Ernst & Young LLP will audit our consolidated financial statements for 2016 and perform other services approved by the Audit Committee.

Audit and Other Fees

       The following table presents fees for professional services by type and amount charged to the Company during fiscal years 2015 and 2014 (in thousands):

	2015	2014

Audit Fees(1)	$6,287	$6,284
Audit-Related Fees(2)	$340	$111
Tax Fees(3)	$5,860	$6,016
All Other Fees(4)	$114	$430

Footnotes

(1)
Audit fees represent fees billed for professional services rendered for: the audit of the registrant's annual financial statements; the review of quarterly financial statements; services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; and services that generally only the auditor reasonably can provide. This category includes: fees for statutory audits required domestically and internationally; comfort letters; consents; assistance with and review of documents filed with the SEC; Section 404 attestation services; other attest services that generally only the auditor can provide; work done by tax professionals in connection with the audit or quarterly review; and accounting consultations billed as audit services, as well as other accounting and financial reporting consultation and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)
Audit-related fees represent amounts for employee benefit plan audits, accounting consultations in connection with acquisitions and other attestation services.

(3)
Tax fees represent amounts for preparation or review of the Company's income and related tax returns, tax planning and tax advice. Tax fees for preparation or review of the Company's income and related tax returns totaled $720 (thousand) and $786 (thousand) in fiscal years 2015 and 2014, respectively. Tax advisory fees in 2015 and 2014 were higher than in prior years due to international tax planning activities the Company implemented during this period.

(4)
Includes fees billed for information technology and cyber-security assessment services.

Pre-Approval Policy for Audit and Permissible Non-Audit Services

       In 2003, the Audit Committee adopted the "Pre-Approval of Independent Auditor Services and Fees" policy. The policy requires that all services by the Company's independent registered public accounting firm be approved in advance by the Audit Committee and expresses a preference that non-audit services be performed by persons other than the Company's independent registered public accounting firm. Each year, the Audit Committee approves the performance of, and fees for, the annual audit. Once a year, the Audit Committee reviews general requests to approve non-audit matters, including fees, performed by the Company's independent registered public accounting firm. In addition, specific requests for non-audit services by the independent registered public accounting firm may be brought to the Audit Committee from time to time. The policy also prohibits engaging the independent registered public accounting firm to perform services prohibited by law.

       In 2014 and 2015, there were no fees paid to our independent registered public accounting firm that were not approved in advance by the Audit Committee.

Ratification of Appointment

       A proposal will be presented at the annual meeting to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 in order to ascertain the views of our shareholders on this appointment. If the shareholders do not ratify the appointment of

Ernst & Young LLP, the Audit Committee will reconsider its selection of the Company's independent registered public accounting firm for 2016. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company's independent registered public accounting firm, may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement and to answer your questions.

The Board of Directors recommends a vote FOR ratification of the appointment of
Ernst & Young LLP. Proxies will be voted FOR ratification of this appointment unless otherwise specified.

SHAREHOLDER PROPOSAL REGARDING SUPERMAJORITY VOTING

       St. Jude Medical has been notified that Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, intends to present the following proposal for consideration at the annual meeting. Mr. Chevedden has represented to us that he is the beneficial owner of no fewer than 50 shares of our stock, has held such stock continuously for over one year and will hold such stock through the annual meeting.

       In accordance with SEC rules, the proposal, along with the supporting statement of the shareholder proponent, is set forth below. St. Jude Medical is not responsible for the content of the proposal or supporting statement. The Board of Directors opposes and unanimously recommends that you vote AGAINST the proposal for the reasons stated after the proposal.

 Shareholder Proposal – Simple Majority Vote

       "RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This proposal includes that our board fully support this proposal topic and spend up to $10,000 or more to solicit the necessary support to obtain the exceedingly high super majority vote needed for passage. With an $18 billion market capitalization our company can afford $10,000.

       This proposal will address the predicament that we voted 96% in favor of annual election of each director at our 2015 annual meeting – yet our management declared a vote of 96% in favor a failed vote.

       Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements, the target of this proposal, have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by status quo management.

       This proposal topic won from 74% to 88% at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these widely supported proposals included Ray T. Chevedden and William Steiner.

       Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our corporate charter and bylaws.

       Please vote to enhance shareholder value:"

Board Recommendation

       The Board of Directors has considered the above proposal and recommends a vote AGAINST the proposal.

       The Board of Directors has carefully considered the above proposal, and believes that it is not in the best interests of the Company or our shareholders. Consequently, the Board recommends that the shareholders vote against the proposal.

       The Board believes that the supermajority voting provisions contained in the Company's Articles of Incorporation and Bylaws (collectively, the "Governance Documents") are appropriate and necessary. These provisions are limited in scope, apply to only a few fundamental matters, and protect our shareholders from short-term investors whose interests may not align with the interests of other shareholders.

       Under our Governance Documents, a simple majority vote requirement already applies to most matters submitted to a vote of our shareholders. In only a few cases do our Governance Documents require the affirmative vote of a "supermajority" of shareholders. There are generally two situations when a greater than majority vote is required under our Governance Documents. The first situation involves amendments to Article IX of our Articles of Incorporation, which addresses how our company is managed and includes provisions for the removal of directors, the classified Board provisions, and certain provisions relating to the powers of the Board. The affirmative vote of 80% of the outstanding shares is required to amend Article IX.

       The second situation involves the approval of certain business combinations with a 10% shareholder under the "fair price" provisions of Article XIII of our Articles of Incorporation. The affirmative vote of 75% of the outstanding shares is required to approve such transactions. Minnesota law permits companies to adopt such voting requirements, and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all shareholders.

       The Board strongly believes that the higher voting requirements in these limited circumstances are in the best interests of the Company and our shareholders. Fundamental changes to our corporate governance structure as set forth in Article IX should occur only with the support of a broad consensus of the Company's shareholders. Without these provisions, it would be possible for a group of shareholders to approve modifications to our governance structure that are not in the best interests of the Company and are opposed by nearly half of the Company's shareholders. If the simple majority vote standard is adopted as proposed, a group holding as little as 25.1% of the outstanding shares could approve significant changes to our corporate governance that negatively impact the interests of our shareholders at a meeting with barely half of the shares outstanding represented.

       Generally, the approval of a business combination involving the company, such as a merger, requires only the approval of a majority of the outstanding shares of our common stock. The supermajority voting provisions contained in the "fair price" provision of Article XIII of our Articles of Incorporation protect the company's shareholders against certain types of abusive takeover attempts, such as a front-loaded, two-tier acquisition in which a hostile acquiror purchases a large block of our common stock at a premium to the current market price and then seeks to acquire the remainder of the company from shareholders at a lower price. In that circumstance, the Board believes that a supermajority vote is appropriate.

       The supermajority vote requirements protect shareholders, particularly minority shareholders, from the potentially self-interested actions of short-term investors. Our supermajority voting provisions do not apply to a vast majority of the matters on which our shareholders may vote, and do not pose an obstacle to changes that are broadly supported by shareholders. Our Board believes that more meaningful voting requirements are appropriate for issues that have a long-lasting effect on the Company.

       The Board also disagrees with a number of the statements made by the proponent. At the 2015 annual meeting, approximately 78% of the outstanding shares voted in favor of the Company's proposal to amend its Governance Documents to provide for the annual election of directors, not 96% as the proponent suggests. The vote failed because it did not meet the requirements set forth in the Governance Documents by which the Company is bound, not because of any declaration by management. Furthermore, the Governance Documents dictate the vote required for a proposal to be successful, not the vote required to defeat a proposal. The proponent's suggestion that a 1% minority vote is all that is required to defeat certain proposals is therefore misleading.

       Consistent with our current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance measures. However, for the reasons discussed above, the Board does not believe it is in the best interests of shareholders or the Company to implement the proponent's request for the lowest possible voting thresholds on all matters on which shareholders vote.

The Board of Directors recommends a vote AGAINST this shareholder proposal. Proxies will be voted AGAINST the shareholder proposal unless otherwise specified.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

       Under SEC rules, shareholders who wish to present a proposal at the 2017 Annual Meeting of Shareholders and have it included in our proxy statement for that meeting must submit the proposal in writing to Jason Zellers, Corporate Secretary, St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, Minnesota 55117. We must receive your written proposal no later than November 22, 2016.

       Shareholders who intend to present a proposal at the 2017 Annual Meeting of Shareholders, but not to include the proposal in our proxy statement, must comply with the requirements established in the Company's Bylaws. Our Bylaws require, among other things, that a shareholder submit a written notice to the Corporate Secretary of the Company of the intention to bring a proposal before the meeting not less than 50 days nor more than 75 days prior to the annual meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made).

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

       We have sent to our shareholders the Notice containing instructions on how to access this proxy statement and our 2015 Annual Report to Shareholders on-line. Shareholders who received a paper copy of this proxy statement were also sent a copy of our 2015 Annual Report. Both our 2015 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended January 2, 2016 are available on our website at www.sjm.com, by clicking on Investor Relations and Annual Reports and SEC Filings, respectively. Copies of the Form 10-K are available to any shareholder who submits a request in writing to St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, MN 55117, Attention: Corporate Secretary. Copies of any exhibits to the Form 10-K are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

"HOUSEHOLDING" OF PROXY MATERIALS

       The SEC rules allow a single copy of the Notice or proxy statement and annual report to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as "householding" and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household St. Jude Medical Notices or proxy statements and annual reports, delivering a single copy of these documents to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Notice or proxy statement and annual report, or if you are receiving multiple copies of these documents and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our Notice or proxy statement and annual report to a shareholder at a shared address to which single copies of these documents were delivered. For copies of these documents, shareholders should write to St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, MN 55117, Attention: Corporate Secretary, or call (800) 328-9634.

OTHER MATTERS

       We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, the holders of the proxies will have discretionary voting authority to vote your shares as they deem in the best interest of the Company.

Michael T. Rousseau President and Chief Executive Officer	Daniel J. Starks Executive Chairman of the Board of Directors

March 22, 2016

APPENDIX A

ST. JUDE MEDICAL, INC.

2016 STOCK INCENTIVE PLAN

A-i

ST. JUDE MEDICAL, INC.
2016 STOCK INCENTIVE PLAN

       Section 1.    Purpose.

       The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company's business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company's shareholders.

       Section 2.    Definitions.

       As used in the Plan, the following terms shall have the meanings set forth below:

       (a)  "Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

       (b)  "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award, Stock Award or Other Stock-Based Award granted under the Plan.

       (c)  "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

       (d)  "Board" shall mean the Board of Directors of the Company.

       (e)  "Change in Control" shall mean:

        (i)  the acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the Company or any of its Affiliates, or any employee benefit plan of the Company and/or one or more of it Affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either the then outstanding Shares or the combined voting power of the Company's then outstanding voting securities in a transaction or series of transactions; or

       (ii)  individuals who, as of the date of grant of an Award, constitute the Board (generally the "Directors" and as of the date of grant, the "Continuing Directors") cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the date of grant whose nomination for election was approved in advance by a vote of at least three-quarters of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be deemed to be a Continuing Director; or

      (iii)  the consummation of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

       No Award Agreement shall provide for accelerated exercisability of any Award or the lapse of restrictions relating to any Award in connection with a change in control event other than a Change in Control.

       (f)   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

       (g)  "Committee" shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3 and an "outside director" within the meaning of Section 162(m) of the Code.

       (h)  "Company" shall mean St. Jude Medical, Inc., a Minnesota corporation, or any successor corporation.

       (i)   "Director" shall mean a member of the Board.

       (j)   "Dividend Equivalent" shall mean any right granted under Section 6(d) of the Plan.

       (k)  "Eligible Person" shall mean any employee, officer, consultant, advisor or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

       (l)   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       (m) "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee in accordance with Section 409A of the Code. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.

       (n)  "Full Value Award" shall mean any Award other than an Option, Stock Appreciation Right or similar Award, the value of which is based solely on an increase in the value of the Shares after the date of grant of such Award.

       (o)  "Incentive Stock Option" shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

       (p)  "Non-Qualified Stock Option" shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

       (q)  "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

       (r)   "Other Stock-Based Award" shall mean any right granted under Section 6(g) of the Plan.

       (s)  "Participant" shall mean an Eligible Person designated to be granted an Award under the Plan.

       (t)   "Performance Award" shall mean any right granted under Section 6(e) of the Plan.

       (u)  "Performance Goal" shall mean one or more of the following performance goals, either individually or alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. To the extent consistent with Section 162(m), the Committee may, when it establishes performance criteria, also specify excludable charges or other items related to an event or occurrence which the Committee determines should appropriately be excluded, including but not limited to (X) asset-write downs, litigation or claim judgments or settlements, reorganizations, the impact of acquisitions and divestitures, restructurings, discontinued operations, early extinguishment of debt, extraordinary items, and other unusual or non-recurring charges, (Y) foreign exchange gains and losses or an event either not directly related to the operations of the Company or not within the reasonable control of the Company's management, or (Z) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles (or other accounting principles which may then be in effect).

       (v)  "Person" shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

       (w) "Plan" shall mean this St. Jude Medical, Inc. 2016 Stock Incentive Plan, as amended from time to time.

       (x)  "Prior Plans" shall mean the St. Jude Medical, Inc. 2007 Stock Incentive Plan, the St. Jude Medical, Inc. 2006 Stock Plan, the St. Jude Medical, Inc. 2002 Stock Plan, the St. Jude Medical, Inc. 2000 Stock Plan, and the St. Jude Medical, Inc. 1997 Stock Option Plan, each as amended from time to time.

       (y)  "Restricted Stock" shall mean any Share granted under Section 6(c) of the Plan.

       (z)  "Restricted Stock Unit" shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

       (aa)  "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

       (bb)  "Section 162(m)" shall mean Section 162(m) of the Code, any successor provision and the applicable guidance thereunder.

       (cc)  "Section 409A" shall mean Section 409A of the Code, any successor provision and the applicable guidance thereunder.

       (dd)  "Shares" shall mean shares of Common Stock, par value of $0.10 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

       (ee)  "Stock Appreciation Right" shall mean any right granted under Section 6(b) of the Plan.

       (ff)  "Stock Award" shall mean any Share granted under Section 6(f) of the Plan.

       Section 3.    Administration.

       (a)  Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including, without limitation, the terms and conditions relating to a Change in Control; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant (of any type of Award), cash buyout or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award, provided, however, that the acceleration of such Award shall not result in an exercise or vesting date that is less than the minimum required for such Award under the terms of the Plan except for acceleration in the event of the Participant's death, disability or retirement or a Change in Control of the Company; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

       (b)  Section 4. Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m), applicable exchange rules or applicable corporate law.

       (c)  Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b-3 or Section 162(m) of the Code and (ii) only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable securities exchange where the Shares are then listed) may grant Awards to Directors who are not also employees of the Company or an Affiliate.

       Section 4.    Shares Available for Awards.

       (a)  Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 27,000,000 Shares. Shares to be issued under the Plan will be authorized but unissued Shares or Shares that have been reacquired by the Company and designated as treasury shares. On and after shareholder approval of this Plan as provided in Section 11, no awards shall be granted under the Prior Plans (although all outstanding awards previously granted under the Prior Plans shall remain outstanding and subject to the terms of the Prior Plans). No Shares subject to any outstanding awards under the Prior Plans that are forfeited, cancelled or reacquired by the Company shall become available for re-issuance under this Plan.

       (b)  Counting Shares. For purposes of this Section 4, except as set forth in Section 4(b)(i) below, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

        (i)  Full Value Awards. With respect to any Full Value Awards granted under the Plan, the number of Shares available for Awards under the Plan shall be reduced by 3.5 Shares for each Share covered by such Award or to which such Award relates.

       (ii)  Shares Added Back to Reserve. Subject to the limitations in (iii) below, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company, or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan. With respect to Full Value Awards, when determining the Shares added back to the aggregate reserve, the number of Shares added back shall be determined in the same manner as such Shares were counted in Section 4(b)(i) above.

      (iii)  Shares Not Added Back to Reserve. Notwithstanding anything to the contrary in (ii) above, the following Shares will not again become available for issuance under the Plan: (A) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a "net exercise" or any Shares tendered in payment of the exercise price of an Option; (B) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right; (C) Shares covered by a stock-settled Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise; or (D) Shares that are repurchased by the Company using Option exercise proceeds. (For avoidance of doubt, any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation on Full Value Awards shall be added back to the Share reserve as provided in Section 4(b)(ii) above.)

      (iv)  Cash-Only Awards. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.

      (v)  Substitute Awards Relating to Acquired Entities. Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.

       (c)  Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan.

       (d)  Award Limitations Under the Plan.

        (i)  Section 162(m) Limitation for Certain Types of Awards. No Eligible Person may be granted Options or Stock Appreciation Rights for more than 750,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year. No Eligible Person may be granted Performance Awards denominated in Shares for more than 250,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year. The maximum amount payable pursuant to all Performance Awards denominated in cash to any Participant in the aggregate in any calendar year shall be $9,000,000 in value.

       (ii)  Limitation for Awards Granted to Non-Employee Directors. No Director who is not also an employee of the Company or an Affiliate may be granted any Award or Awards denominated in Shares that exceed in the aggregate $500,000 (such value computed as of the date of grant in accordance with applicable financial accounting rules) in any calendar year. The foregoing limit shall not apply to any Award made pursuant to any election by the Director to receive an Award in lieu of all or a portion of annual and committee retainers and meeting fees.

       Section 5.    Eligibility.

       Any Eligible Person shall be eligible to be designated as a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code or any successor provision.

       Section 6.    Awards.

       (a)  Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

        (i)  Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

       (ii)  Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than 8 years from the date of grant.

      (iii)  Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, net exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made; provided, however, that except as provided in Section 6(h)(vii) hereof, no Option shall be exercisable in full over a period of less than three years from the date of grant (or, in the case of exercise based upon the attainment of Performance Goals or other performance-based objectives, over a period of less than one year measured from the commencement of the period over which performance is evaluated).

       (b)  Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee; provided, however, that the term of each Stock Appreciation Right shall not be longer than 8 years from the date of grant; and provided further, that except as provided in Section 6(h)(vii) hereof, no Stock Appreciation Right shall be exercisable in full over a period of less than three years from the date of grant (or, in the case of exercise based upon the attainment of Performance Goals or other performance-based objectives, over a period of less than one year measured from the commencement of the period over which performance is evaluated). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

       (c)  Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

        (i)  Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate; provided, however, that except as provided in Section 6(h)(vii) hereof, no Restricted Stock or Restricted Stock Unit shall become vested in full over a period of less than three years from the date of grant (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of less than one year measured from the commencement of the period over which performance is evaluated).

       (ii)  Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered (including by updating the book-entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

      (iii)  Forfeiture. Except as otherwise determined by the Committee or as provided in an Award Agreement, upon a Participant's termination of employment or service or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

       (d)  Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Shares after the date of grant of such Award, and (ii) no dividend or Dividend Equivalent payments shall be made to a Participant with respect to any Performance Award or other Award subject to performance-based vesting conditions prior to the date on which all conditions or restrictions relating to such Award (or portion thereof to which the dividend or Dividend Equivalent relates) have been satisfied, waived or lapsed.

       (e)  Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be "qualified performance-based compensation" within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).

       (f)   Stock Awards. The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

       (g)  Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. No Award issued under this Section shall contain a purchase right or an option-like exercise feature.

       (h)  General.

       (i)   Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

       (ii)  Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

      (iii)  Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments; provided that the timing of any deferred payments shall be determined at the time of grant, except to the extent otherwise permitted under Section 409A of the Code.

      (iv)  Term of Awards. The term of each Award shall be for a period not longer than 10 years from the date of grant; provided, however, that the term of each Option and Stock Appreciation Right shall not be longer than 8 years from the date of grant.

      (v)  Limits on Transfer of Awards. Except as otherwise provided by the Committee or the terms of this Plan, no Award and no right under any such Award (other than any fully vested and unrestricted Shares issued pursuant to any Award) shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant's death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any "family member" (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant's lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant's guardian or legal representative. No Award or right under any such Award (other than any fully vested and unrestricted Shares issued thereunder) may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

      (vi)  Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

     (vii)  Certain Limitations on Awards. Notwithstanding anything to the contrary in this Section 6, a maximum of five percent (5%) of the aggregate number of Shares available for issuance under this Plan may be issued as Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units that do not comply with the applicable three-year or one-year minimum vesting requirements set forth in this Plan. For purposes of counting Shares against the five percent (5%) limitation, the Share counting rules under Sections 4(a) and 4(b) of this Plan apply.

    (viii)  Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes "deferred compensation" to a Participant under Section 409A is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant's disability or "separation from service" (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in control event, disability, or separation from service, as the case may be, under Section 409A, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A. Any payment or distribution that otherwise would be made to a Participant who is a specified employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee's separation from service (or if earlier, upon the specified employee's death) unless the payment or distribution is exempt from the application of Section 409A. A "specified employee" shall mean a specified employee as defined in Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.

       Section 7.    Amendment and Termination; Corrections.

       (a)  Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the shareholders of the Company shall be required for any amendment to the Plan that:

        (i)  requires shareholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange that are applicable to the Company;

       (ii)  increases the number of shares authorized under the Plan as specified in Sections 4(a) and 4(b) of the Plan;

      (iii)  increases the number of shares subject to the limitations contained in Section 4(d) of the Plan;

      (iv)  permits cash buyouts or repricing of Options or Stock Appreciation Rights which is prohibited by Section 3(a)(v) of the Plan;

      (v)  permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan;

      (vi)  would cause Section 162(m) of the Code to become unavailable with respect to the Plan; and

     (vii)  reduces the minimum vesting requirements for Options contrary to the provisions of Section 6(a)(iii), for Stock Appreciation Rights contrary to the provisions of Section 6(b) or for Restricted Stock or Restricted Stock Units contrary to the provisions of Section 6(c)(i).

       (b)  Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof.

       (c)  Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

       Section 8.    Income Tax Withholding.

       In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent necessary to satisfy minimum statutory withholding requirements if required by ASC Topic 718 to avoid adverse accounting treatment) or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

       Section 9.    General Provisions.

       (a)  No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

       (b)  Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant if requested by the Company, or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established by the Company. An Award Agreement need not be signed by a representative of the Company unless required by the Committee.

       (c)  No Rights of Shareholders. Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant's legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

       (d)  No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

       (e)  No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant's employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

       (f)   Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

       (g)  Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

       (h)  No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

       (i)   Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

       (j)   No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

       (k)  Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

       Section 10.    Clawback and Recoupment.

       All Awards under this Plan shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable stock exchange listing rule adopted pursuant thereto.

       Section 11.    Effective Date of the Plan.

       The Plan shall be subject to approval by the shareholders of the Company at the annual meeting of shareholders of the Company to be held on May 4, 2016 and the Plan shall be effective as of the date of such shareholder approval. On and after shareholder approval of the Plan, no awards shall be granted under the Prior Plans, but all outstanding awards previously granted under the Prior Plans shall remain outstanding and subject to the terms of the Prior Plans.

       Section 12.    Term of the Plan.

       The Plan shall terminate at midnight on May 4, 2026, unless terminated before then by the Board. Awards may be granted under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that no Performance Award shall be granted under the Plan after the first shareholder meeting to occur in the fifth year following the year in which shareholders last approved (or re-approved) the Performance Goals, and provided, further, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board's adoption of the Plan. The Plan shall remain in effect as long as any Awards are outstanding.

       Adopted by Board February 19, 2016, subject to and effective upon shareholder approval.

APPENDIX B

PROPOSED AMENDMENTS TO THE
ARTICLES OF INCORPORATION AND BYLAWS OF
ST. JUDE MEDICAL, INC. TO DECLASSIFY THE BOARD OF DIRECTORS

  Articles of Incorporation

       Article IX, Section 2 of St. Jude Medical, Inc.'s Articles of Incorporation, as amended, is hereby amended and restated to read in its entirety as follows:

  "Section 2. Commencing with the 2017 Annual Meeting of Shareholders, directors shall be elected annually for terms expiring at the next annual meeting of shareholders, except that any director at the 2017 Annual Meeting of Shareholders whose term expires at the 2018 Annual Meeting of Shareholders or the 2019 Annual Meeting of Shareholders shall continue to hold office until the end of the term for which such director was elected. From and after the 2019 Annual Meeting of Shareholders, all directors will stand for election annually. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve until the next annual meeting of shareholders. All directors shall continue in office until the election and qualification of their respective successors in office. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director."

       Article IX, Section 8 of St. Jude Medical, Inc.'s Articles of Incorporation, as amended, is hereby amended and restated to read in its entirety as follows:

  "Section 8. Notwithstanding any other provision of these Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Articles of Incorporation, the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock (as defined in Article XIII hereof), voting together as a single class, shall be required to alter, amend or repeal Section 3 of this Article IX.

  Bylaws

       Section 2(b) of Article II of St. Jude Medical, Inc.'s Bylaws, as amended, is hereby amended and restated to read in its entirety as follows:

       "(b) Commencing with the 2017 Annual Meeting of Shareholders, directors shall be elected annually for terms expiring at the next annual meeting of shareholders, except that any director at the 2017 Annual Meeting of Shareholders whose term expires at the 2018 Annual Meeting of Shareholders or the 2019 Annual Meeting of Shareholders shall continue to hold office until the end of the term for which such director was elected. From and after the 2019 Annual Meeting of Shareholders, all directors will stand for election annually. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve until the next annual meeting of shareholders. All directors shall continue in office until the election and qualification of their respective successors in office. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director."

B-1

APPENDIX C

PROPOSED AMENDMENTS TO THE BYLAWS OF ST. JUDE MEDICAL, INC.
TO IMPLEMENT PROXY ACCESS

BYLAWS
OF
ST. JUDE MEDICAL, INC.
ARTICLE I

Shareholders

             Section 1.         The shareholders of this corporation shall hold an annual meeting in each calendar year at such time and place, within or without the state of Minnesota, as may be designated by the Board of Directors, for the purpose of electing directors, and for the transaction only of such other business as is properly brought before the meeting in accordance with these Bylaws; provided, however, that the interval between two consecutive annual meetings shall not be more than fourteen (14) months nor less than ten (10) months. A notice setting out the time and place of the annual meeting shall be mailed by the secretary of the corporation, or his delegate, postage prepaid, to each shareholder of record at his address as it appears on the records of the corporation, or, if no such address appears, at his last known place of residence, at least ten (10) days prior to said annual meeting, but any shareholder may waive such annual notice by a signed waiver in writing.

             Section 2.         At the annual meeting, the shareholders shall elect directors of the corporation and shall transact such other business as may properly come before them. To be properly brought before the meeting, the nomination of directors for election at an annual meeting must be made pursuant to Section 3 of Article II or Section 6 of this Article I. To be properly brought before the meeting, business other than the election of directors must be of a nature that is appropriate for consideration at an annual meeting and must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, ~~or~~ (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for such business to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, each such notice must be ~~given, either by personal delivery or by United States mail, postage prepaid, to~~delivered to, or mailed and received by, the secretary of the corporation, not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty (60) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the shareholder proposing such business, (y) the class or series (if any) and number of shares of the corporation which are owned by the shareholder, and (z) any material interest of the shareholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be transacted at the annual meeting except in accordance with the procedures set forth in this Article; provided, however, that nothing in this Article shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting, in accordance with these Bylaws.

             Section 3.         Special meetings of the shareholders may be called for any purpose or purposes at any time, by:

                           (a)                The chief executive officer;

                           (b)                The chief financial officer:

                           (c)                Two or more directors;

                           (d)                A shareholder or shareholders holding ten percent or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25 percent or more of the voting power of all shares entitled to vote.

             Such meeting shall be called by mailing a notice thereof as above provided in the case of the annual meeting of shareholders, which notice shall state the purpose or purposes of the meeting.

             Section 4.         At any shareholders' meeting, each shareholder shall be entitled to one (1) vote for each share of common stock standing in his name on the books of the corporation as of the record date. Any shareholder may vote either in person or by proxy. The presence in person or by proxy of the holders of a majority of the shares of common stock entitled to vote at any shareholders' meeting shall constitute a quorum for the transaction of business. If no quorum is present at any meeting, the shareholders present in person or by proxy may adjourn the meeting to such future time as they shall agree upon without further notice other than by announcement at the meeting at which such adjournment is taken.

             Section 5.         At any shareholders' meeting for which there is a quorum present, the shareholders may conduct such business as may be on the agenda or otherwise proposed for such meeting, or any part of such business in the case of an adjournment. All or any part of the business not conducted at the initial meeting of shareholders may be conducted at any adjournments thereof, including any specific proposals on the agenda for such initial meeting for which there was no final disposition. A meeting of the shareholders at which there is a quorum can be adjourned as to all or part of the matters to be considered at the meeting upon motion by the person presiding at such meeting and by a majority vote of shares represented in person or by proxy at such meeting. Such adjournment shall be until a specific time and place, and the time and place for the reconvened meeting shall be announced at the meeting and reflected in the minutes thereof. In addition, if the adjourned date is less than ten (10) days after the date of the meeting at which an adjournment proposal was passed, a public announcement shall be made by the corporation as to the time and place for the reconvened meeting; or, if the adjourned date for the reconvened meeting is ten (10) days or more after the date of the meeting at which the adjournment proposal was passed, notice of the time and place of the reconvened meeting shall be sent by first class mail to all shareholders of record at least ten (10) days prior to such reconvened meeting.

       Section 6.   (a) Whenever the corporation solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to the provisions of this Section 6, the corporation shall (i) include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (as defined below), of any person nominated for election (the "Shareholder Nominee") to the Board of Directors by a shareholder or group of no more than twenty (20) shareholders that satisfies (or, in the case of a group of shareholders, collectively and individually satisfy) the requirements of this Section 6 (such individual shareholder or shareholder group, including each member thereof, to the extent the context requires, the "Eligible Shareholder"), and who expressly elects at the time of providing the notice required by this Section 6 (the "Section 6 Notice") to have its nominee included in the corporation's proxy materials pursuant to this Section 6 and (ii) permit the corporation's shareholders to vote upon each such Shareholder Nominee, in addition to individuals nominated by the Board of Directors, in connection with such meeting.

            (b)            For purposes of this Section 6, the "Required Information" that the corporation will include in its proxy statement is (i) the information provided to the secretary of the corporation concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the corporation's proxy statement by the regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by these Bylaws, by the corporation's Articles of Incorporation or by applicable stock exchange listing standards; and (ii) if the Eligible Shareholder so elects, a written statement, not to exceed 500 words, in support of the Shareholder Nominee's candidacy (the "Statement"). Notwithstanding anything to the contrary contained in this Section 6, the corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes (i) would violate any applicable law or regulation, (ii) is materially false or misleading, or (iii) directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person. Nothing in this Section 6 shall limit the corporation's ability to solicit against and include in its proxy statement its own statements relating to any Shareholder Nominee and any Eligible Shareholder.

            (c)            To be timely, the Section 6 Notice must be delivered to, or mailed to and received by, the secretary of the corporation no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the corporation issued its proxy statement for the previous year's annual meeting of shareholders. In no event will an adjournment or postponement of an annual meeting of shareholders or the announcement thereof commence a new time period for the giving of a Section 6 Notice as provided herein.

            (d)            The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the corporation's proxy materials with respect to an annual meeting of shareholders shall not exceed 25% of the number of directors in office as of the last day on which a Section 6 Notice may be delivered pursuant to and in accordance with this Section 6 (the "Final Proxy Access Nomination Date"), or if such amount is not a whole number, the closest whole number below 25% (the "Maximum Number"). In the event that one or more vacancies for any reason occurs on the board after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. The following persons shall be considered Shareholder Nominees for purposes of determining when the Maximum Number of Shareholder Nominees provided for in this Section 6(d) has been reached: (i) any director currently serving on the Board of Directors as a result of being elected pursuant to this Section 6, where the term of that director extends past the election of directors for which the corporation is soliciting proxies; (ii) any Shareholder Nominee who is subsequently withdrawn; and (iii) any Shareholder Nominee whom the Board of Directors decides to nominate for election at such annual meeting. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the corporation's proxy materials pursuant to this Section 6 shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the corporation's proxy statement in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 6 exceeds the Maximum Number of nominees provided for in this Section 6(d). In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 6 exceeds the Maximum Number of nominees provided for in this Section 6(d), the highest ranking Shareholder Nominee who meets the requirements of this Section 6 from each Eligible Shareholder will be selected for inclusion in the corporation's proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of common stock of the corporation each Eligible Shareholder disclosed as owned in its respective Section 6 Notice submitted to the corporation. If the Maximum Number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 6 from each Eligible Shareholder has been selected, this process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached. Notwithstanding anything to the contrary contained in this Section 6, if the corporation receives notice pursuant to Section 3 of Article II that a shareholder intends to nominate for election at such meeting one or more nominees in a contested election, no Shareholder Nominees will be included in the corporation's proxy materials with respect to such meeting pursuant to this Section 6.

            (e)            For purposes of this Section 6, an Eligible Shareholder shall be deemed to "own" only those outstanding shares of common stock of the corporation as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, convertible security, forward contract, swap, contract of sale, other derivative instrument or similar agreement, transaction, arrangement or understanding, entered into by such shareholder or any of its affiliates, whether any such instrument, agreement, transaction, arrangement or understanding is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the corporation, in any such case which instrument, agreement, transaction, arrangement or understanding has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder's or its affiliates' full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate (a "Derivative Interest"). A shareholder shall "own" shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder's ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on three (3) business days' notice, or (ii) the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms "owned," "owning" and other variations of the word "own" shall have correlative meanings. Whether outstanding shares of the common stock of the corporation are "owned" for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of this Section 6, the term "affiliate" or "affiliates" shall have the meaning ascribed thereto under the rules and regulations under the Exchange Act.

            (f)            In order to make a nomination pursuant to this Section 6, an Eligible Shareholder must have owned (as defined above) the Required Ownership Percentage (as defined below) of the corporation's outstanding common stock (the "Required Shares") continuously for the Minimum Holding Period (as defined below) as of both the date the Section 6 Notice is furnished in accordance with Section 6(c) of this Article I and the record date for determining the shareholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 6, the "Required Ownership Percentage" is 3% or more, and the "Minimum Holding Period" is three (3) years. Within the time period specified in Section 6(c) of this Article I for delivering the Section 6 Notice, an Eligible Shareholder must provide the following information in writing to the secretary of the corporation:

                             (1)             one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Section 6 Notice is delivered to, or mailed to and received by, the secretary of the corporation, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder's agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder's continuous ownership of the Required Shares through the record date;

                             (2)             a description of any agreement, arrangement or understanding (whether or not in writing) with respect to the nomination between such Eligible Shareholder and any other person, including, without limitation, any agreements that would be required to be described or reported pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the Eligible Shareholder), and the Eligible Shareholder's agreement that it shall notify the corporation in writing within five (5) business days after the record date for the annual meeting of any such agreement, arrangement or understanding in effect as of the record date for the annual meeting;

                             (3)             a description of any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such Shareholder Nominee's candidacy for director of the corporation or service or action as a director of the corporation, and the Eligible Shareholder's agreement that it shall notify the corporation in writing within five (5) business days after the record date for the annual meeting of any such agreement, arrangement or understanding in effect as of the record date for the annual meeting;

                             (4)             a description of any Derivative Interest that has been entered into by or on behalf of such Eligible Shareholder (including the notional number of shares that are the subject thereof) and the Eligible Shareholder's agreement that it shall notify the corporation in writing within five (5) business days after the record date for the annual meeting of any Derivative Interest in effect as of the record date for the annual meeting;

                             (5)             a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission (the "SEC") as required by Rule 14a-18 under the Exchange Act;

                             (6)             the information, representations and agreements that are the same as those that would be required to be set forth in a shareholder's notice of nomination pursuant to Section 3 of Article II;

                             (7)             the consent of each Shareholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected;

                             (8)             a representation from each Shareholder Nominee that such Shareholder Nominee (A) understands his or her duties as a director under the Minnesota Business Corporation Act and agrees to act in accordance with those duties while serving as a director; (B) is not and shall not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a director of the corporation, will act or vote as a director on any issue or question; (C) if elected as a director of the corporation, shall comply with all applicable laws and stock exchange listing standards and the corporation's policies and guidelines applicable to directors; and (D) has provided and will continue to provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

                             (9)             a representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent; (B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting; (C) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee or Shareholder Nominees being nominated pursuant to this Section 6; (D) has not violated the proxy solicitation rules promulgated under the Exchange Act directly or indirectly in connection with furnishing, or preparing to furnish, the Section 6 Notice; (E) has not engaged and will not engage in, and has not and will not be a "participant" in another person's, "solicitation" within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors; (F) will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the corporation; (G) agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material; and (H) has provided and will continue to provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

                             (10)                        an undertaking that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the communications with shareholders of the corporation by the Eligible Shareholder, its affiliates and associates, or their respective agents or representatives, either before or after the furnishing of the Section 6 Notice, or out of the information that the Eligible Shareholder has provided or will provide to the corporation or filed or will file with the SEC; (B) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting, including without limitation Rule 14a-9 promulgated under the Exchange Act; (C) promptly provide to the corporation any solicitation or other communication with the corporation's shareholders relating to the annual meeting, one or more of the corporation's directors then in office or any Stockholder Nominee; (D) indemnify and hold harmless the corporation and each of its directors, officers, employees, agents, affiliates, control persons or other persons acting on behalf of the corporation individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers, employees, agents, affiliates, control persons or other persons acting on behalf of the corporation arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 6; and (E) promptly provide to the corporation such additional information as requested pursuant to this Section 6; and

                             (11)                        any correction, update, supplement or recertification if and to the extent required under Section 6(i) of this Article I.

            (g)            At the request of the corporation, each Shareholder Nominee must submit to the secretary of the corporation all completed and signed questionnaires required of directors and officers of the corporation. The corporation may request such additional information as necessary to permit the Board of Directors to determine if each Shareholder Nominee is independent under the applicable stock exchange listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the corporation's directors.

            (h)            Each Shareholder Nominee must provide to the secretary of the corporation, within the time period specified in Section 6(c) of this Article I for delivering the Section 6 Notice, an irrevocable resignation from the Board of Directors that shall become effective upon a determination by the Board of Directors or any committee thereof that (i) the information provided to the corporation by the Shareholder Nominee pursuant to Section 6(f) of this Article I was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) the Shareholder Nominee, or the Eligible Shareholder that nominated the Shareholder Nominee, shall have breached or failed to comply with its agreements, representations, undertakings and/or obligations owed to the corporation pursuant to these Bylaws.

            (i)            In the event that any information or communications provided by the Eligible Shareholder or the Shareholder Nominee to the corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly (and in any event within 48 hours of discovering such defect) notify the secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect.

            (j)            The corporation shall not be required to include, pursuant to this Section 6, a Shareholder Nominee in its proxy materials for any meeting of shareholders:

                          (1)             who is not independent under applicable stock exchange listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the corporation's directors, in each case as determined by the Board of Directors;

                          (2)             whose election as a member of the Board of Directors would cause the corporation to be in violation of these Bylaws, the corporation's Articles of Incorporation, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the corporation is traded, or any applicable state or federal law, rule or regulation;

                          (3)             who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

                          (4)             who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted (including through a plea of nolo contendere) in such a criminal proceeding within the past ten (10) years;

                          (5)             who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

                          (6)             if such Shareholder Nominee or the applicable Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) shall have provided information to the corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof; or

                          (7)             if the Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) or applicable Shareholder Nominee fails to comply with its obligations pursuant to this Section 6 or has breached any of their obligations under these Bylaws.

            (k)            Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the meeting of shareholders shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) shall have breached its or their obligations under this Section 6, as determined by the Board of Directors or the chairman of the meeting or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the meeting of shareholders to present any nomination pursuant to this Section 6.

            (l)            Whenever the Eligible Shareholder consists of a group of more than one shareholder, each provision in this Section 6 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions. No person may be a member of more than one group of persons constituting an Eligible Shareholder with respect to any annual meeting.

            (m)            Any Shareholder Nominee who is included in the corporation's proxy materials for a particular annual meeting of shareholders but withdraws from or becomes ineligible or unavailable for election at the annual meeting will be ineligible to be a Shareholder Nominee pursuant to this Section 6 for the next two (2) annual meetings.

            (n)            This Section 6 provides the exclusive method for shareholders to include nominees for director in the corporation's proxy materials.

ARTICLE II

Directors

             Section 1.         The Board of Directors shall have the general management and control of all business and affairs of the corporation and shall exercise all the powers that may be exercised or performed by the corporation under the statutes, its Articles of Incorporation and its Bylaws.

             Section 2.      (a)           The Board of Directors shall consist of such number of directors, not less than three, the exact number to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.

                            (b)                  The Board of Directors shall be divided into three classes, with the term of office of one class expiring each year. At the Annual Meeting of Shareholders in 1986, two directors of the first class shall be elected to hold office for a term expiring at the 1987 Annual Meeting, two directors of the second class shall be elected to hold office for a term expiring at the 1988 Annual Meeting, and one director of the third class shall be elected to hold office for a term expiring at the 1989 Annual Meeting. Commencing with the Annual meeting of Shareholders in 1987, each class of directors whose term shall then expire shall be elected to hold office for a three-year term. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned. All directors shall continue in office until the election and qualification of their respective successors in office. When the number of directors is changed, any newly created directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

                            (c)                  Any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock (as defined in Article XIII of the corporation's Articles of Incorporation), voting together as a single class.

                            (d)                  In the event that the Board of Directors increases the number of directors or fills a vacancy on the Board in accordance with the provisions of paragraph (b) of this Section 2, the Board of Directors shall give written notice to the shareholders of the corporation of any increase in the number of directors and of pertinent information regarding any director so elected by the Board to fill a vacancy. Such written notice shall be effected by inclusion of such information in the next mailing to shareholders of the corporation following any such increase in the number of directors or election of a director to fill a vacancy by the Board.

                            (e)                  A majority of the Board of Directors shall be comprised of Independent Directors. An "Independent Director" shall mean a director who:

                                                 (1)          has not been employed by the corporation in an executive capacity within the last five years;

                                                 (2)          is not, and is not affiliated with a company that is, an advisor or consultant to the corporation, or a significant customer or supplier of the corporation;

                                                 (3)          has no personal services contract(s) with the corporation or the corporation's senior management;

                                                 (4)          is not affiliated with a not-for-profit entity that receives significant contributions from the corporation;

                                                 (5)          is not employed by a public company at which an executive officer of the corporation serves as a director;

                                                 (6)          does not have a relationship described in 1 through 5 above with any affiliate of the corporation; and

                                                 (7)          is not a member of the immediate family of any person described in 1 through 6 above.

             Section 3.         Subject to the rights of holders of any class or series of stock having a preference over the common shares as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee to be appointed by the Board of Directors or by any shareholder entitled to vote generally in the election of directors. However, any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been ~~given, either by personal delivery~~delivered to, or mailed and received by ~~United States mail, postage prepaid, to~~, the secretary of the corporation not less than fifty (50) nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty (60) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation.

The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

               Section 4.         The Board of Directors may meet regularly at such time and place as it shall fix by resolution, and no notice of regular meetings shall be required. Special meetings of the Board of Directors may be called by the chairman of the board, the chief executive officer, the president, or Chairperson of the Governance and Nominating Committee, or by any majority of directors by giving at least twenty-four (24) hours' notice to each of the other directors by mail, telephone, telegraph, or in person.

               Section 5.         A majority of the directors shall constitute a quorum for the transaction of business. Any act which might have been taken at a meeting of the Board of Directors may be taken without a meeting if authorized in a writing signed by all of the directors, and any such action shall be as valid and effective in all respects as if taken by the Board at a regular meeting.

               Section 6.         The Board of Directors shall fix and change, as it may from time to time determine, the compensation to be paid the president. The president shall fix and change the compensation to be paid the other officers of the corporation. See Article III.

               Section 7.         The Board of Directors may, by unanimous affirmative action of the entire Board of Directors designate two (2) or more of their number to constitute an Executive Committee which, to the extent determined by the Board, shall have and exercise the authority of the Board in the management of the business of the corporation. Such Executive Committee shall act only in the interval between meetings of the Board and shall be subject at all times to the control and direction of the Board.

ARTICLE III

Officers

               Section 1.         The officers of this corporation shall be a president, a chief executive officer, a treasurer, a secretary and such vice presidents and other officers as may from time to time be elected by the Board of Directors. If a Chairman of the Board of Directors is elected, he shall have the status of an officer of the corporation. All officers shall be elected by the Board of Directors and shall serve at the pleasure of the Board of Directors. Any two (2) of the offices, except those of the president and vice president, may be held by the same person.

               Section 2.         The president may fix and change, as he may from time to time determine, the compensation to be paid the officers, other than the president, and the employees of the corporation, subject to the power of the directors to fix and change the compensation of the officers.

               Section 3.         The vice president, or executive vice president if there is more than one, shall perform the duties and assume the responsibilities of the president in the absence or inability to act of the president. In case of death, resignation or permanent disability of the president, the executive vice president shall act as president until the Board of Directors designates such new president.

               Section 4.         The secretary shall keep a record of the minutes of the proceedings of meetings of directors and of shareholders, and shall give notice of such meetings as required in these Bylaws or by the Board of Directors.

               Section 5.         The treasurer shall keep accounts of all monies and other assets of the corporation received or disbursed, shall deposit all monies and valuables in the name of and to, the credit of the corporation in such banks or depositories or with such custodians as may be authorized to receive the same by these Bylaws and by the Board of Directors, and shall render such accounts thereof as may be required by the Board of Directors, the president or the shareholders.

               Section 6.         The Chairman of the Board of Directors, or the president if there be no Chairman, shall preside at all meetings of the Board of Directors and of the shareholders, shall make such reports to the Board and to the shareholders as may from time to time be required of him and shall have such other powers and perform such other duties as are incident to his office or as may be from time to time assigned to him by the Board of Directors.

ARTICLE IV

Office

               The principal office of the corporation shall be in the state of Minnesota. The corporation may also have an office or offices in such other places and in such other states as the Board of Directors may from time to time authorize and establish.

ARTICLE V

No Seal; Stock Certificates

               Section 1.         The corporation shall have no corporate seal.

               Section 2.         Stock certificates issued by the corporation shall be signed by any two (2) officers. When a certificate is signed by a transfer agent or registrar, the signature of any such officer may be facsimiled, engraved or printed.

ARTICLE VI

Fixing of Record Date

               The Board of Directors may fix in advance a date not exceeding sixty (60) days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining such consent of shareholders, or for the determination of shareholders entitled to receive payment of any such dividend or to receive any such allotment of rights or to exercise rights in respect of any such change, conversion or exchange of capital stock, or to give any such consent, as the case may be, and in such case only such shareholders shall be shareholders of record on the date so fixed shall be entitled to such notice of and to attend such meeting, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise any rights, or to give such consent, as the case may be, notwithstanding the transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

ARTICLE VII

Indemnification

               Section 1. Definitions.     (a)         For purposes of this Article, the terms defined in this Section have the meanings given them.

                                                            (b)         "Corporation" includes a domestic or foreign corporation that was the predecessor of the corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

                                                            (c)         "Official capacity" means (1) with respect to a director, the position of director in the corporation, (2) with respect to a person other than a director, the elective or appointive office or position held by an officer, member of a committee of the Board, or the employment or agency relationship undertaken by an employee or agent of the corporation (3) with respect to a director, officer, employee or agent of the corporation who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation or whose duties in that position involve or involved service as a director, officer, partner, trustee, or agent of another organization or employee benefit plan, the position of that person as a director, officer, partner, trustee, employee or agent, as the case may be, of the other organization or employee benefit plan.

                                                            (d)         "Proceedings" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a proceeding by or in the right of the corporation.

                                                            (e)         "Special legal counsel" means counsel who has not represented the corporation or a related corporation, or a director, officer, employee or agent whose indemnification is in issue.

               Section 2. Indemnification mandatory; standard. (a)         Subject to the provisions of Section 4, the corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

                                                                             (1)          has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

                                                                             (2)            acted in good faith;

                                                                             (3)            received no improper personal benefit and Minnesota Statutes, Section 302A.255, if applicable, has been satisfied;

                                                                             (4)            in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

                                                                             (5)            in the case of acts or omissions occurring in the official capacity described in Section 1, paragraph (c), clause (1) or (2), reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in the official capacity described in Section 1, paragraph (c), clause (3), reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person's acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

               (b)           The termination of a proceeding by judgment order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, establish that the person did not meet the criteria set forth in this Section 2.

               Section 3. Advances.         Subject to the provisions of Section 4, if a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys' fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in Section 2 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this Article. The written-undertaking required by clause (a) is an unlimited general obligation of the person making it, but need not be secured and shall be accepted without reference to financial ability to make the repayment.

               Section 4. Reimbursement to witness.         The corporation shall reimburse expenses including attorneys' fees and disbursements, incurred by a person in connection with an appearance as a witness in a proceeding at a time when the person has not been made or threatened to be made a party to a proceeding.

               Section 5. Determination of eligibility.         (a) All determinations whether indemnification of a person is required because the criteria set forth in Section 2 have been satisfied and whether a person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section 3 shall be made:

                                                            (1)           By the Board by a majority of a quorum. Directors who are at the time parties to the proceeding shall not be counted for determining either a majority or the presence of a quorum;

                                                            (2)           If a quorum under clause (1) cannot be obtained, by a majority of a Committee of the Board, consisting solely of two or more directors not at the time parties to the proceeding, duly designated to act in the matter by a majority of the full Board including directors who are parties;

                                                            (3)           If a determination is not made under clause (1) or (2), by special legal counsel, selected either by a majority of the Board or a committee by vote pursuant to clause (1) or (2) or, if the requisite quorum of the full Board cannot be obtained and the committee cannot be established, by a majority of the full Board including directors who are parties;

                                                            (4)           If a determination is not made under clauses (1) to (3), by the shareholders, excluding the votes of shares held by parties to the proceeding; or

                                                            (5)           If an adverse determination is made under clauses (1) to (4) or under paragraph (b), or if no determination is made under clauses (1) to (4) or under paragraph (b) within sixty (60) days after the termination of a proceeding or after a request for an advance of expenses, as the case may be, by a court in Minnesota, which may be the same court in which the proceeding involving the person's liability took place, upon application of the person and any notice the court requires.

               (b)           With respect to a person who is not, and was not at the time of the acts or omissions complained of in the proceedings, a director, officer or person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the corporation, the determination whether indemnification of this person is required because the criteria set forth in Section 2 have been satisfied and whether this person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section 3 may be made by an annually-appointed committee of the Board, having at least one member who is a director. The committee shall report at least annually to the Board concerning its actions.

               Section 6. Insurance.         The corporation may purchase and maintain insurance on behalf of a person in that person's official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of this Article.

               Section 7. Disclosure.         The amount of any indemnification or advance paid pursuant to this Article and to whom and on whose behalf it was pa id shall be reported as part of the annual financial statements furnished to shareholders pursuant to Minnesota Statutes, Section 302A.463 covering the period when the indemnification or advance was paid or accrued under the accounting method of the corporation reflected in the financial statements.

               Section 8. Discretionary indemnification.         Nothing in this Article VII shall be construed to limit the ability of the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in this Article VII pursuant to, and to the extent described in, an agreement authorized in accordance with the provisions of Section 5(a) above, or as otherwise determined by the Board of Directors in its discretion. Furthermore, the Board of Directors may authorize written agreements between the Company and persons, whether or not described in this Article VII, to grant contractual rights to such persons as permitted by law.

ARTICLE VIII

Adoption and Amendment of Bylaws

               Section 1.         The Board of Directors may alter or amend these Bylaws and may make or adopt additional Bylaws subject to the power of the Shareholders to change or repeal the Bylaws, except that the Board of Directors shall not adopt, amend, or repeal any Bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office.

               Section 2.         The shareholders may alter or amend these Bylaws and may make or adopt additional Bylaws by a majority vote at any annual meeting of the shareholders or at any special meeting called for that purpose, except as may be provided by Article IX or any other provisions of the Articles of Incorporation of the corporation.

               Section 3.     (a) The Board of Directors or any committee thereof shall have the exclusive power and authority to interpret the provisions of these Bylaws and make all determinations deemed necessary or advisable in connection therewith, except to the extent otherwise expressly provided in these Bylaws.

               (b)    The Board of Directors, any committee thereof, the chairman of the Board of Directors or the secretary of the corporation may, if the facts warrant, determine that a notice received by the corporation relating to a nomination proposed to be made or an item of business proposed to be introduced at a meeting of shareholders does not satisfy the requirements of Section 2 or Section 6 of Article I or Section 3 of Article II. The Board of Directors, any committee thereof or chairman of the meeting shall have the power and duty to determine whether a nomination or any other business brought before a meeting of shareholders was made in accordance with the procedures set forth in Section 2 or Section 6 of Article I or Section 3 of Article II, and to determine that such defective nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such matters may have been received.

               (c)    Any and all such actions, interpretations and determinations that are done or made by the Board of Directors, any committee thereof, the chairman of the Board of Directors, any chairman of a meeting or the secretary of the corporation in good faith pursuant to this Section 3 shall be final, conclusive and binding on the corporation, the shareholders and all other parties.

APPENDIX D

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

       The Company provides the following non-GAAP financial measures because St. Jude Medical management believes that in order to understand the Company's short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments discussed below. St. Jude Medical management uses these non-GAAP financial measures to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

  •
  Constant currency sales growth rate
  •
  Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted diluted earnings per share growth rate
  •
  Adjusted constant currency diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted constant currency diluted earnings per share growth rate

The adjustments made to GAAP financial measures result from facts and circumstances that vary in frequency and impact on the Company's results of operations. The following is an explanation of each of the adjustments that management excludes in calculating its non-GAAP measures.

Restructuring activities – These amounts represent severance costs and other termination benefits, inventory write-offs primarily associated with discontinued product lines, fixed asset write-offs related to assets no longer expected to be utilized, other restructuring costs and restructuring-related costs.

Acquisition-related costs – These amounts consist of contingent consideration fair value adjustments, acquired inventory step-up amortization, other transaction costs, integration costs, financing commitment fees and stock-based compensation expense for accelerated and replacement equity awards.

Product field action costs and litigation costs – These amounts primarily relate to inventory write-off and disposal costs, additional warranty and patient monitoring costs, and estimated legal costs for outstanding legal matters associated with product field actions.

Legal settlements – These amounts consist of losses that are probable and reasonably estimable, gains related to favorable resolutions of litigation matters and probable insurance recoveries.

Intangible asset impairment charges – These amounts represent non-cash impairments of certain definite and indefinite-lived intangible assets.

Amortization of intangible assets – These amounts represent the non-cash amortization expenses we recognized for definite-lived intangible assets.

Income tax adjustments – These amounts represent tax effects related to significant unusual or infrequent items not attributable to current-year ordinary income, such as settlement of tax positions and discrete tax adjustments to uncertain tax positions, and certain other tax adjustments.

R&D credit – These amounts represent the impact of the federal research and development tax credit to present comparative periods assuming that the tax credit had been enacted in all periods presented.

The Company also provides constant currency sales growth and constant currency adjusted earnings per share growth because St. Jude Medical management believes that in order to understand the Company's short-term and long-term financial trends, investors may wish to consider the impact of

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foreign currency translation on net sales and adjusted earnings per share. St. Jude Medical management uses constant currency sales growth and constant currency adjusted earnings per share growth to forecast and evaluate the operational performance of the Company as well as to compare sales and adjusted earnings per share of current periods to prior periods.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Summary of 2015 Sales and Reconciliation to Constant Currency
Sales Growth
(in millions)
(unaudited)

	2015 Sales	2014 Sales	Reported % Change vs. 2014	Constant Currency % Change vs. 2014	Reported $ Change vs. 2014	Constant Currency $ Change vs. 2014	Foreign Currency Impact
Total Sales	$5,541	$5,622	-1%	6%	-$81	$332	-$413
Cardiac Rhythm Management	$2,523	$2,793	-10%	-3%	-$270	-$85	-$185
Atrial Fibrillation	$1,096	$1,044	5%	13%	$52	$139	-$87
Cardiovascular	$1,311	$1,348	-3%	6%	-$37	$79	-$116
Neuromodulation	$475	$437	9%	14%	$38	$63	-$25
Thoratec	$136	$0			$136	$136	$0

Diluted net earnings per share attributable to St. Jude Medical, Inc.	2014	2015	% change

As reported (GAAP)	$3.46	$3.07	-11%
Restructuring activities	0.34	0.30
Acquisition-related costs	0.12	0.35
Product field action costs and litigation costs	0.13	0.02
Legal settlements	(0.03)	(0.01)
Intangible asset impairment charges	0.13	0.00
Amortization of intangible assets	0.20	0.27
Income tax adjustments	(0.17)	(0.07)
R&D credit	-	(0.01)

As adjusted (Non-GAAP)	$4.17	$3.94	-6%

Unfavorable foreign currency impact vs. 2014		0.68

Constant currency as adjusted (non-GAAP)		$4.62	11%

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1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000269920_1 R1.0.1.25 ST.JUDE MEDICAL,INC. ATTN:INVESTOR RELATIONS ONE ST.JUDE MEDICAL DRIVE ST.PAUL,MN 55117 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a Stuart M. Essig 1b Barbara B. Hill 1c Michael A. Rocca The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6. For Against Abstain 2. Advisory vote to approve the compensation of our named executive officers. 3. To approve the St. Jude Medical, Inc. 2016 Stock Incentive Plan. 4. To approve amendments to our Articles of Incorporation and Bylaws to declassify our Board of Directors. For Against Abstain 5. To approve amendments to our Bylaws to implement proxy access. 6. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 7. To act on a shareholder proposal regarding supermajority voting if properly presented at the meeting. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000269920_2 R1.0.1.25 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com ST. JUDE MEDICAL, INC. Annual Meeting of Shareholders May 4, 2016 8:30 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Daniel J. Starks, Michael T. Rousseau, and Jason A. Zellers or any one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of St. Jude Medical, Inc., to be held May 4, 2016 at 8:30 a.m. central time, at the Minnesota History Center, 345 Kellogg Boulevard West, St. Paul, Minnesota, 55102 or at any adjournment thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies. The shares represented by this proxy will be voted as specified, but if no specification is made, the shares will be voted "FOR" each of the Director nominees, "FOR" Proposal 2, "FOR" Proposal 3, "FOR" Proposal 4, "FOR" Proposal 5,"FOR" Proposal 6, "AGAINST" Proposal 7 and in the discretion of the named proxies on all other matters. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side